As filed with the Securities and Exchange Commission on December 30, 2004
Registration No.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Encore Medical IHC, Inc.
(Exact name of registrant as specified in its charter)

Delaware	3842	20-1396183
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

9800 Metric Blvd.

Austin, Texas 78758
(512) 832-9500
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Harry L. Zimmerman
Executive Vice President, General Counsel, Secretary
Encore Medical Corporation
9800 Metric Blvd.
Austin, Texas 78758
(512) 832-9500
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)	With Copies To: Darrell R. Windham Winstead Sechrest & Minick P.C. 401 Congress Avenue, Suite 2100 Austin, Texas 78701 (512) 370-2800

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier, effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering	Aggregate	Amount of
Securities to be Registered	Registered	Price Per Note (1)	Offering Price	Registration Fee

9 3/4% Senior Subordinated Notes due 2012	$165,000,000	100%	$165,000,000	$19,420.50
Guarantees of the 9 3/4% Senior Subordinated Notes due 2012	$165,000,000	None(2)	None(2)	None(2)

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended.

(2)	Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee is payable for the guarantees.

    The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

	State or Other	Primary Standard Industrial	I.R.S. Employer
	Jurisdiction of Organization	Classification Code Number	Identification Number

Encore Medical Corporation	Delaware	3842	65-0572565
Empi, Inc.	Minnesota	3842	41-1310335
Empi Corp.	Minnesota	3842	41-1933682
Empi Sales Corp.	Minnesota	3842	41-1947725
Encore Medical GP, Inc.	Nevada	3842	74-3020852
Encore Medical Asset Corporation	Nevada	3842	74-3020851
Encore Medical, L.P.	Delaware	3842	74-2863979
Encore Medical Partners, Inc.	Nevada	3842	20-0295933

     * The address and telephone number of each co-registrant’s principal executive offices, except for Encore Medical Asset Corporation, is 9800 Metric Blvd., Austin, Texas 78758, (512) 832-9500. The address and telephone number of Encore Medical Asset Corporation’s principal executive office is P. O. Box 530759, Henderson, NV 89053-0759, (702) 990-3430.

The information in this prospectus is not complete and may be changed. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities, nor a solicitation of an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED [     ], 2005

$165,000,000

Encore Medical IHC, Inc.

Offer to Exchange

Any and All of the Outstanding
9 3/4% Senior Subordinated Notes due 2012
For
9 3/4% Senior Subordinated Notes due 2012
Which Have Been Registered Under the Securities Act of 1933

        Encore Medical IHC, Inc. (the “Issuer”) is offering to exchange all of its outstanding unregistered 9 3/4% Senior Subordinated Notes due 2012 for its registered 9 3/4% Senior Subordinated Notes due 2012. The unregistered notes and the registered notes are sometimes collectively referred to as the notes. The unregistered notes were issued on October 4, 2004, and as of the date of this prospectus, an aggregate principal amount of $165 million of the unregistered notes is outstanding. The terms of the registered notes are substantially identical to the outstanding unregistered notes, except that the registered notes are registered under the Securities Act of 1933, as amended, will not contain any legends restricting their transfer and will not have the registration rights relating to the outstanding notes.

Material Terms of the Exchange Offer

•	The exchange offer will expire at 5:00 p.m., New York City time, on , 2005, unless extended.

•	All outstanding notes that are validly tendered and not validly withdrawn will be exchanged.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.

•	If you fail to tender your outstanding notes, you will continue to hold unregistered notes that you will not be able to transfer freely.

•	There is no established trading market for the new notes or the outstanding notes. We do not intend to list the new notes on any securities exchange, and therefore no active public market is anticipated.

•	We will not receive any proceeds from the exchange offer.

•	The exchange of outstanding notes for new notes will not be a taxable event for U.S. federal income tax purposes.

      You should consider the risk factors beginning on page 10 before participating in this exchange offer.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is [                    ], 2005

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any information or represent anything about us, our financial results or this offering that is not contained in this prospectus. If given or made, any such other information or representation should not be relied upon as having been authorized by us. We are not making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted.

FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements. Generally, you can identify these statements because they use words like “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “future,” “intends,” “plans” and similar terms. These statements reflect only our current expectations. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, capital expenditures, future results, our competitive strengths, our business strategy, the trends in our industry and the benefits of the Empi acquisition. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy, and actual results may differ materially from those we anticipated due to a number of uncertainties, many of which are unforeseen, including, among others, the risks we face as described on the following pages and elsewhere in this filing. You should not place undue reliance on these forward-looking statements. These forward-looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. To the extent that such statements are not recitations of historical fact, such statements constitute forward-looking statements that, by definition, involve risks and uncertainties. In any forward-looking statement, where we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will be achieved or accomplished. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give you no assurance that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. We do not intend, and we undertake no obligation, to update any forward-looking statement. We urge you to review carefully “Risk Factors” for a more complete discussion of the risks of an investment in the notes.

i

PROSPECTUS SUMMARY

      This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. You should carefully read this entire prospectus, including the information set forth under the heading “Risk Factors,” and the financial statements and related notes of both Encore Medical Corporation and Empi, Inc. incorporated by reference and included in this prospectus, before making an investment decision.

      On October 4, 2004, Encore Medical Corporation acquired Empi, Inc., a privately held Minnesota corporation for approximately $172.7 million payable to the Empi common stockholders and option holders in cash, along with eight million shares of our common stock, plus the repayment of approximately $154.1 million of outstanding Empi debt (less available cash on hand), plus an estimated $8.8 million in purchase costs, for a total purchase price of approximately $368.9 million. Empi became a wholly owned subsidiary of Encore Medical IHC, Inc., the issuer of the notes and a direct subsidiary of Encore Medical Corporation, pursuant to the terms of a merger agreement dated August 8, 2004. Encore funded the merger, which we refer to as the Empi acquisition, with proceeds from the offering of the outstanding notes, from borrowings under a new senior credit facility and from available cash. These proceeds and borrowings were also used to repay substantially all of Encore’s and Empi’s existing debt and to pay all the related fees and expenses of the Empi acquisition. We refer to the Empi acquisition, the offering of the outstanding notes, the entering into and the initial borrowings under our new senior credit facility and the repayment of substantially all of Encore’s and Empi’s debt, as the “Empi Transactions.”

      In this prospectus, unless the context otherwise requires, we refer to Encore Medical Corporation, together with its subsidiaries, as “Encore,” we refer to Empi, Inc., together with its subsidiaries as “Empi,” and Encore Medical IHC, Inc., the issuer of the notes, as the “Issuer.” Unless the context requires otherwise, the terms “we,” “us,” “our” and other similar terms refer to Encore and its consolidated subsidiaries, including Empi and its subsidiaries.

Our Company

      We are a diversified orthopedic device company with leading positions in many of the markets in which we compete. We develop, manufacture and distribute a comprehensive range of high quality orthopedic devices, including surgical implants, sports medicine equipment and products for orthopedic rehabilitation, pain management and physical therapy. Our products are used by orthopedic surgeons, physicians, therapists and other healthcare professionals to treat patients with musculoskeletal conditions resulting from degenerative diseases, deformities, traumatic events and sports-related injuries, and our non-invasive medical devices and related accessories are primarily used by patients for at-home physical therapy. We categorize our products into the following product lines:

•	Surgical Implant Products. Our surgical implant products, including reconstructive joint products, such as knee, hip, shoulder and spinal implants, and trauma products, are used across the major segments of the orthopedic surgical market; and

•	Orthopedic Rehabilitative Products. Our orthopedic rehabilitative products include soft goods products used before and after surgery to assist in the repair and rehabilitation of soft tissue and bone and to protect against injury; electrotherapy devices and accessories used to treat pain and restore and maintain muscle function; iontophoretic devices and accessories used to deliver medication; clinical therapy tables and traction equipment; and orthotics devices used to treat joint and spine conditions.

      Our two divisions enable us to reach a diverse customer base through multiple distribution channels and give us the opportunity to provide a comprehensive range of orthopedic devices and related products to orthopedic specialists operating in a variety of treatment settings for their patients.

      In October 2000, we announced our strategy to expand our business through selected acquisitions of businesses or products in the orthopedic industry. We have completed three significant acquisitions since that time that have allowed us to extend our business in the orthopedic market to include orthopedic rehabilitation equipment, which complements our Surgical Implant Division. In July 2001, we purchased the orthopedic soft goods, patient safety devices and pressure care product lines of Kimberly-Clark Corporation. In February 2002, we purchased Chattanooga Group, Inc., a provider of orthopedic rehabilitation products offering a wide variety of products used primarily by orthopedic professionals in their clinics. On October 4, 2004, we purchased Empi, a provider of non-invasive medical devices and accessories that are primarily used by patients for at-home therapy.

      We have financed our acquisitions through the sale of equity securities and the issuance of additional debt. We financed our soft goods product lines acquisition principally by applying a portion of the proceeds from the sale of Series A Preferred Stock. The Series A Preferred Stock was subsequently converted into shares of our common stock in August 2003. We financed the Chattanooga Group, Inc. acquisition with debt, which was subsequently repaid from the net proceeds of a public offering of our common stock in August 2003. We financed the Empi acquisition through a combination of the issuance of new equity and the issuance of both senior secured and subordinated unsecured debt, which was obtained from financial institutions and institutional investors. We expect that we will continue to utilize some combination of both debt and equity funding as we continue to implement our strategy of growth through acquisition.

      The nature of our business requires significant investment in inventory, capital improvements and new product development. Our customers expect us to maintain sufficient inventory on hand at all times to meet their needs. Our domestic customers in the Surgical Implant Division require consignment product be placed at or near their respective locations. Our remaining customers across all product lines demand short delivery schedules for their orders. We also are subject to significant needs for capital investment in manufacturing equipment and facilities and for the instrument sets required by our Surgical Implant Division customers. Finally, we have placed a strong emphasis on our research and development efforts for new products. Both our Surgical Implant Division and our Orthopedic Rehabilitation Division have developed numerous products and continue to emphasize new product introductions.

      The following diagram illustrates our organizational structure following the Empi Transactions:

      Encore Medical Corporation was incorporated under the laws of the State of Delaware in 1995 (as Healthcare Acquisition Corporation). Encore Medical IHC, Inc., a wholly owned subsidiary of Encore Medical Corporation, was incorporated under the laws of the State of Delaware in 2004. Our principal executive offices are located at 9800 Metric Blvd., Austin, Texas 78758. Our telephone number is (512) 832-9500.

Summary of the Exchange Offer

Issuer	Encore Medical IHC, Inc.

Outstanding Notes	9 3/4% Senior Subordinated Notes due 2012, which we issued on October 4, 2004 in a transaction exempt from registration under the Securities Act of 1933.

New Notes	9 3/4% Senior Subordinated Notes due 2012, the issuance and resale of which has been registered under the Securities Act.

Exchange Offer	We are offering to issue up to $165,000,000 aggregate principal amount of the new notes in exchange for a like principal amount of the corresponding outstanding notes to satisfy our obligations under the registration rights agreement that we entered into when the outstanding notes were issued.

Resale	We believe you may offer the new notes for resale, resell and otherwise transfer them without compliance with the registration or prospectus delivery provisions of the Securities Act if:

• you are acquiring the new notes in the ordinary course of your business;

• you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the new notes issued to you; and

• you are not an affiliate, under Rule 405 of the Securities Act, of ours.

If you are a broker-dealer and you will receive new notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you will be required to deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

Expiration Date	The exchange offer, once commenced, will remain open for at least 20 business days and will expire at 5:00 p.m., New York City time, on , 2005.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, some of which we may waive. See “The Exchange Offer — Conditions of the Exchange Offer.” A minimum aggregate principal amount of outstanding notes being tendered is not a condition to the exchange offer.

Procedures for Tendering Outstanding Notes	To participate in the exchange offer, you must follow the procedures established by The Depository Trust Company, which we call “DTC,” for tendering notes held in book-entry form. These procedures, which we call “ATOP,” require that the exchange agent receive, prior to the expiration date of the exchange offer, a computer generated message known as an

“agent’s message” that is transmitted through DTC’s automated tender offer program and that DTC confirm that:

• DTC has received your instructions to exchange your notes; and

• you agree to be bound by the terms of the letter of transmittal.

By executing or agreeing to be bound by the letter of transmittal, you will be making a number of important representations to us as described under “The Exchange Offer — Terms of the Exchange.”

We will accept for exchange any and all outstanding notes that are properly tendered in the exchange offer prior to the expiration date. The new notes issued in the exchange offer will be delivered promptly following the expiration date. See “The Exchange Offer — Acceptance of Outstanding Notes for Exchange; Delivery of New Notes.”

For more details, please refer to the sections of this prospectus entitled “Exchange Offer — Terms of the Exchange Offer” and “— Procedures for Tendering Outstanding Notes.”

Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time before 5:00 p.m. on the expiration date. To withdraw, you must submit a notice of withdrawal to the exchange agent using ATOP procedures before 5:00 p.m., New York City time on the expiration date. Please read “Exchange Offer — Withdrawal Rights.”

Special Procedures for Beneficial Owners	If you hold outstanding notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person promptly if you wish to tender outstanding notes. Please refer to the section in this prospectus entitled, “The Exchange Offer — Procedures for Tendering Outstanding Notes” for more specific instructions on tendering your outstanding notes.

Use of Proceeds	We will not receive any proceeds from the exchange offer.

Effect of Not Tendering	Outstanding notes that are not tendered or that are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to the existing restrictions on transfer. Except as described in “Description of Notes — Registration Rights; Liquidated Damages,” we will have no further obligation to provide for the registration under the Securities Act of the outstanding notes. Holders of outstanding notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

Federal Income Tax Consequences	The exchange of notes should not be a taxable event to you for United States federal income tax purposes. Please refer to the section in this prospectus entitled “Certain United States Federal Tax Considerations” for a more complete discussion of the tax consequences of tendering your outstanding notes in the exchange offer.

Exchange Agent	Wells Fargo Bank, N.A. is serving as exchange agent in the exchange offer. Please refer to the section in this prospectus entitled “The Exchange Offer — Exchange Agent” for more information on the exchange agent.

Summary of The New Notes

      We use the term “notes” when describing provisions that apply to both the outstanding notes and the new notes. The new notes will evidence the same debt as the outstanding notes. The same indenture will govern both the outstanding notes and the new notes. Please refer to the section in this prospectus entitled “Description of Notes” for a more complete description of the terms of the notes.

Issuer	Encore Medical IHC, Inc.

Parent Company	Encore Medical Corporation

Notes Offered	$165 million in principal amount of senior subordinated notes due 2012.

Maturity	October 1, 2012.

Interest	Annual rate: 9 3/4%. Payment frequency: every six months on April 1 and October 1. First payment: April 1, 2005.

Ranking	The notes are the Issuer’s unsecured senior subordinated debt. Accordingly, they rank:

• junior to all of the Issuer’s existing and future senior debt, including borrowings under our new senior credit facility;

• equally with any of the Issuer’s future senior subordinated debt;

• ahead of any of the Issuer’s future debt that expressly provides that it is subordinated to the notes; and

• effectively subordinated to any existing or future debt or other liabilities of any of our subsidiaries that do not guarantee the notes.

As of November 30, 2004, we had $151.4 million of senior debt, including $150 million of term loan borrowings under our new senior credit facility, to which the notes were subordinated. In addition, the subsidiaries that are not guaranteeing the notes had approximately $0.1 million of debt.

Guarantees	The notes are unconditionally guaranteed on an unsecured senior subordinated basis by Encore Medical Corporation and each of the Issuer’s existing and future domestic subsidiaries, including Empi and each of its domestic subsidiaries. We refer to Encore and these subsidiaries as guarantors. The guarantees rank:

• junior to all existing and future senior debt of the guarantors, including any guarantees of borrowings under our new senior credit facility;

• equally with any future secured senior subordinated debt of the guarantors; and

• ahead of all future debt of the guarantors that expressly provides that it is subordinated to the guarantees.

The guarantors had, as of November 30, 2004, $151.4 million of senior debt, including $150 million of guarantees of term loan borrowings under the new senior credit facility, to which the notes are subordinated.

Optional Redemption	We may redeem the notes, in whole or in part, at any time on or after October 1, 2008, at the redemption prices described in the section “Description of Notes — Optional Redemption,” plus accrued and unpaid interest.

In addition, on or before October 1, 2007, we may redeem up to 35% of the notes with the net cash proceeds from certain equity offerings at the redemption price listed in “Description of Notes — Optional Redemption.” However, we may only make such redemptions if at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption.

Change of Control	Upon the occurrence of a change in control, we must offer to repurchase the notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

Certain Covenants	The indenture governing the notes, among other things, limits the Issuer’s ability and the ability of the Issuer’s restricted subsidiaries to:

• borrow money;

• pay dividends on or redeem or repurchase stock;

• make certain types of investments and other restricted payments;

• create liens;

• use assets as security in other transactions;

• sell certain assets or merge with or into other companies;

• enter into certain transactions with affiliates;

• sell stock in our restricted subsidiaries; and

• restrict dividends or other payments from our subsidiaries.

These covenants contain important exceptions, limitations and qualifications. For more details, see “Description of Notes.”

Registration Rights; Liquidated Damages	In connection with the offering of the outstanding notes, we granted registration rights to holders of the outstanding notes. We agreed to consummate an offer to exchange the outstanding notes for the related series of new notes and to take other actions in connection with the exchange offer by the dates specified in the registration rights agreement. In addition, under certain circumstances, we may be required to file a shelf registration statement to cover resales of the outstanding notes held by you.

If we fail to take these actions with respect to the outstanding notes by the dates specified in the registration rights agreement, we will pay liquidated damages to each holder of the outstanding notes at a rate of 0.25% per annum with respect to the first 90-day period immediately following the occurrence of the first registration default. The rate of liquidated damages will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum liquidated damages rate of 1.0% per annum. Following the cure of all registration defaults, the accrual of liquidated damages will cease.

Form of New Notes	The new notes to be issued in the exchange offer will be represented by one or more global notes deposited with Wells Fargo Bank, N. A. for the benefit of The Depository Trust Company, or DTC. You will not receive new notes in certificated form unless one of the events set forth under the heading “Description of Notes — Form of New Notes” occurs. Instead, beneficial interests in the new notes to be issued in the exchange offer will be shown on, and transfer of these interests will be effected only through, records maintained in book-entry form by DTC with respect to its participants.

Absence of Public Market for New Notes	The new notes are a new issue of securities for which there is currently no trading market. Although we expect the new notes to be eligible for trading in The PORTALSMMarket, a subsidiary of The Nasdaq Stock Market, Inc., referred to in this prospectus as The PORTAL Market, we cannot assure you that an active trading market for the new notes will develop or be sustained.

      You should refer to “Risk Factors,” beginning on page 10 for an explanation of factors you should consider before participating in the exchange offer.

Summary Unaudited Pro Forma Combined Financial Information

      The following table sets forth a summary of unaudited pro forma combined financial information for Encore and Empi as a combined company, giving effect to the Empi Transactions. The unaudited pro forma condensed combined balance sheet as of October 2, 2004 gives effect to the Empi Transactions as if the Empi Transactions had occurred on October 2, 2004. The unaudited pro forma condensed combined statements of operations have been adjusted to give effect to the Empi Transactions as if the Empi Transactions had occurred on January 1, 2003.

      The summary unaudited pro forma combined financial information reflects pro forma adjustments that are described in the notes accompanying the Unaudited Pro Forma Condensed Combined Financial Information included in this prospectus and are based on available information and certain assumptions we believe are reasonable but are subject to change. In our opinion, all adjustments that are necessary to present fairly the pro forma information have been made.

      The unaudited pro forma condensed combined financial information does not purport to represent what our results of operations or financial position would actually have been had the Empi Transactions occurred on such dates or to project our results of operations or financial position for any future date or period. The unaudited pro forma combined financial information reflects our preliminary estimates of the allocation of the purchase price for the acquisition of Empi and is subject to change. The final allocation of the purchase price for the acquisition of Empi will be based on the actual purchase price, the net tangible and intangible assets acquired and liabilities assumed and will be determined after completion of the post-acquisition process, including the audit of the closing balance sheet of Empi and a final valuation of acquired net tangible and intangible assets prepared by independent valuation specialists.

      This information is only a summary and you should read the following unaudited pro forma combined financial information in conjunction with “Unaudited Pro Forma Condensed Combined Financial Information,” included elsewhere in this prospectus. In addition, you should carefully read “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Encore’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 2, 2004 and Encore’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and the consolidated financial statements and related notes of Encore and Empi incorporated by reference and included in this prospectus.

	Pro Forma	Pro Forma
	Year Ended	Nine Months Ended
	December 31, 2003	October 2, 2004

	(Unaudited)

	(Dollars in thousands)
Statement of Operations Data:
Sales	$256,428	$208,121
Gross margin	151,657	123,242
Income from operations	36,956	30,506
Income (loss) before income taxes	(3,598)	3,002
Net income (loss)	(2,843)	1,802
Other Financial Data:
Depreciation and amortization	11,548	9,033
Capital expenditures	6,752	6,882
Ratio of earnings to fixed charges(1)	—	1.14	x

Pro Forma at
October 2, 2004

(Unaudited)
(In thousands)
Balance Sheet Data:
Cash, cash equivalents and short term investments	$15,451
Total assets	523,387
Total debt	315,771
Stockholders’ equity	153,523

(1)	For purposes of calculating the ratio of earnings to fixed charges, (a) earnings consist of income (loss) before provision (benefit) for income taxes plus fixed charges and (b) fixed charges is defined as interest expense (including capitalized interest, amortization of debt issuance costs and amortization of debt discount) and the estimated portion of rent expense deemed by management to represent the interest component of rent expense. For the year ended December 31, 2003, on a pro forma basis after giving effect to the Empi Transactions, earnings were insufficient to cover fixed charges by $3.8 million for 2003.

RISK FACTORS

      In considering whether to tender your outstanding notes in the exchange offer, you should carefully consider all the information we have included in this prospectus. In particular, you should carefully consider the risk factors described below.

Risks Relating to the Exchange Offer

Your ability to sell the notes may be limited by the absence of an active trading market.

      The new notes are a new issue of securities for which there currently is no established trading market. Consequently, we cannot provide assurances to you about the liquidity of any markets that may develop for the new notes, the ability of holders to sell their notes or the price at which you would be able to sell your notes. The new notes are registered under the Securities Act, but will constitute a new issue of securities with no established trading market. We do not intend to apply for the new notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. As a result, we cannot assure you as to the liquidity of any trading market for the new notes or, in the case of any holders of notes that do not exchange them, the trading market for the outstanding notes following the exchange offer. We also cannot assure you that you will be able to sell your outstanding notes or new notes at a particular time or that the prices that you receive when you sell will be favorable.

      Future trading prices of the new notes will depend on many factors, including:

•	our operating performance and financial condition;

•	our ability to complete the exchange offer;

•	the interest of securities dealers in making a market; and

•	the market for similar securities.

If you do not exchange your outstanding notes for the new notes, your notes will continue to have restrictions on transfer.

      If you do not exchange your outstanding notes for the new notes in the exchange offer, if your outstanding notes are tendered but not accepted, or if the SEC does not declare our registration statement effective, your notes will continue to have restrictions on transfer. In general, you may offer or sell any outstanding notes only if the notes are registered under the Securities Act and applicable state laws, or resold under an exemption from these laws. We do not intend to register the outstanding notes under the Securities Act.

The issuance of the new notes may adversely affect the market for the outstanding notes.

      If the outstanding notes are tendered for exchange, the trading market for untendered and tendered but unaccepted outstanding notes could be adversely affected. See “The Exchange Offer — Consequences of Failure to Exchange.”

Risks Relating to the Notes

Our substantial level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations on the notes.

      We have a substantial amount of indebtedness that requires significant interest payments. As of November 30, 2004, we had approximately $315.7 million of total debt.

      Our substantial level of indebtedness could have important consequences to us, including the following:

•	limiting our ability to fund working capital, capital expenditures, acquisitions or other general corporate purposes;

•	requiring us to use a substantial portion of our cash flow from operations to pay interest and principal on the notes and other indebtedness, which will reduce the funds available to us for purposes such as potential acquisitions, capital expenditures, marketing, development and other general corporate purposes;

•	substantially increasing our vulnerability to fluctuations in interest rates, as a substantial portion of our indebtedness will bear variable rates of interest, including through interest rate swap agreements;

•	placing us at a competitive disadvantage compared to some of our competitors who may be less highly leveraged than us;

•	reducing our flexibility in planning for, or responding to, changing conditions in our business and our industry;

•	limiting our ability to borrow additional funds; and

•	making us more vulnerable to general economic downturns and adverse developments in our business.

      In addition, the Issuer of the notes and its subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the notes and the new senior credit facility would allow the Issuer and its subsidiaries to incur additional debt upon satisfaction of certain conditions. For example, we have $30 million available for additional borrowing under the revolving credit facility of the new senior credit facility. If new debt is added to current debt levels, the related risks described above could intensify.

We will require a significant amount of cash to service our indebtedness. Our ability to generate cash depends on many factors beyond our control.

      Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund working capital needs and planned capital expenditures will depend on our ability to generate cash in the future. Our ability to generate cash, to a certain extent, is subject to general economic, financial, competitive, regulatory, legislative and other factors that are beyond our control.

      Our business may not generate sufficient cash flows from operations, and future borrowings under our new senior credit facility or from other sources may not be available to us in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying research and development, capital expenditures, strategic acquisitions or investments. In addition, we may need to refinance or restructure all or a portion of our indebtedness, including our new senior credit facility and the notes, on or before their maturity. We may not be able to refinance any of our indebtedness on commercially reasonable terms, or at all. In the absence of such refinancing, we could be forced to dispose of assets under circumstances that might not be favorable to realizing the highest price for such assets. On a pro forma basis, after giving effect to the Empi Transactions, as of October 2, 2004, 68.6% of our assets consisted of intangible assets, such as goodwill and tradenames, the value of which will depend on a variety of factors, including the success of our business.

Your right to receive payment on the notes and guarantees is subordinated to our senior debt.

      Payment on the notes and guarantees is subordinated in right of payment to all of the Issuer’s and the guarantors’ current and future senior debt, including the Issuer’s and the guarantors’ obligations under our new senior credit facility. As a result, upon any distribution to the Issuer’s creditors or the guarantors’ creditors in a bankruptcy, liquidation, reorganization or similar proceeding relating to the Issuer or the guarantors or the Issuer’s or their property, the holders of the Issuer’s and the guarantors’ senior debt are entitled to be paid in full in cash before any payment may be made on the notes or the related guarantees. In these cases, we may not have sufficient funds to pay all of our creditors, and holders of the notes may receive less, ratably, than the holders of our senior debt. In addition, all payments on the notes and the related guarantees will be blocked in the event of a payment default on our designated senior debt and may be blocked for up to 179 consecutive days in the event of certain defaults other than payment defaults on our designated senior debt.

      As of November 30, 2004, the notes and the related guarantees are subordinated to approximately $150 million of outstanding senior debt, and approximately $30 million of additional senior debt is available for borrowing under our new senior credit facility. In addition, the indenture governing the notes and our new senior credit facility permit us and the guarantors, subject to specified limitations, to incur additional debt, some or all of which may be senior debt.

The notes will be structurally subordinated to all indebtedness of our subsidiaries that are not guarantors of the notes.

      You do not have any claim as a creditor against our subsidiaries that are not guarantors of the notes, including all of our foreign (non U.S.) subsidiaries, and indebtedness and other liabilities, including trade payables, of those subsidiaries is effectively senior to your claims against those subsidiaries.

      For the year ended December 31, 2003, and the nine months ended September 30, 2004, Empi’s subsidiaries that have not guaranteed the notes had net sales of $38.2 million and $32.8 million, respectively, and operating income of $5.7 million and $5.5 million, respectively. As of September 30, 2004, these subsidiaries had total assets of $49.1 million and total liabilities of $23.1 million. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment on their claims from assets of those subsidiaries before any assets are made available for distribution to us. The indenture governing the notes permits our non-guarantor subsidiaries to incur additional unspecified indebtedness, subject to specified limitations.

The indenture related to the notes and our new senior credit facility impose significant operating and financial restrictions on us, which may prevent us from capitalizing on business opportunities and taking some corporate actions.

      The indenture related to the notes and the terms of our new senior credit facility impose restrictions on, and the terms of any future debt may restrict, our ability to finance future operations or capital needs, respond to changing business or economic conditions or to engage in other transactions or business activities that may be important to our growth strategy or otherwise important to us. These restrictions, among other things, limit our ability and that of our subsidiaries to:

•	incur or guarantee additional indebtedness or issue preferred stock;

•	pay dividends or make other distributions;

•	repurchase our stock;

•	make investments;

•	sell or otherwise dispose of assets, including capital stock of subsidiaries;

•	create liens;

•	prepay, redeem or repurchase debt;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends;

•	enter into transactions with affiliates; and

•	consolidate, merge or sell all of our assets.

      In addition, our new senior credit facility requires us to maintain specified financial ratios and satisfy other financial condition tests. Covenants in our new senior credit facility also require us to use a portion of the proceeds we receive in specified issuances of debt or equity and specified asset sales to repay outstanding borrowings under our new senior credit facility. We cannot assure you that these covenants will not adversely affect our ability to finance our future operations or capital needs or to pursue available business opportunities or limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans. A breach of any of those covenants or our inability to maintain the required financial ratios could result in a default in respect of the related indebtedness. If a default occurs, the relevant lenders could elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable and proceed against any collateral securing that indebtedness and this may result in the acceleration of any other indebtedness to which a cross-acceleration or cross-default applies.

Since the notes are unsecured, your right to enforce remedies is limited by the rights of holders of secured debt.

      The notes are contractually subordinated to all existing and future senior debt of the Issuer and the guarantors. In addition, the obligations of the Issuer and the guarantors under the notes are unsecured while their obligations under the new senior credit facility are secured by substantially all of the Issuer’s assets and those of the guarantors. If the Issuer or any of the guarantors becomes insolvent or is liquidated, or if payment under the new senior credit facility is accelerated, the lenders under the new senior credit facility will be entitled to exercise the remedies available to a secured lender under applicable law. These lenders will have a claim on all assets securing the new senior credit facility before the holders of unsecured debt, including the notes.

Federal and state statutes allow courts, under specific circumstances, to void the notes or the guarantees and require noteholders to return payments received from the Issuer or the guarantors.

      Under the U.S. bankruptcy law and comparable provisions of state fraudulent transfer and conveyance laws, the notes or the guarantees could be voided, or claims in respect of the notes or a guarantee could be subordinated to all other debts of the Issuer or that guarantor if, among other things, the Issuer or that guarantor, at the time it issued the notes or incurred the indebtedness evidenced by its guarantee:

•	issued the notes or provided the guarantee with the intent of hindering, delaying or defrauding any present or future creditor; or

•	received less than reasonably equivalent value or fair consideration for issuing the notes or providing such guarantee, and (1) was insolvent or rendered insolvent by reason of such incurrence, (2) was engaged in a business or transaction for which the Issuer’s or such guarantor’s remaining assets constituted unreasonably small capital, or (3) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

      The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, the Issuer or a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

      We cannot be certain as to the standard that a court would use to determine whether or not the Issuer or a guarantor was solvent upon issuance of the notes or a guarantee, or regardless of the actual standard applied by the court, the issuance of the notes or a guarantee would not be voided or subordinated to the Issuer’s or any guarantor’s other debt.

      If a guarantee were legally challenged, such guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantee, subordinate it to the guarantor’s other debt or take other action detrimental to the holders of the notes.

      If a court voided the notes or a guarantee, you would no longer have a claim against the Issuer or the relevant guarantor or the assets of the Issuer or such guarantor. In addition, the court might direct you to repay any amounts already received from the Issuer or such guarantor.

We may not be able to repurchase the notes upon a change of control.

      Upon the occurrence of specific kinds of change of control events as defined in the indenture, we will be required to make an offer to repurchase all of the outstanding notes at a price equal to 101% of the principal amount together with any accrued and unpaid interest and additional interest to the date of repurchase. If a change of control were to occur, there can be no assurance that we would have sufficient funds to pay the purchase price for all of the notes that we might be required to purchase. Our indebtedness may also contain restrictions on our ability to repurchase the notes upon a change of control event. For example, our new senior credit facility prohibits us from purchasing the notes in the event of a change of control. Our failure to purchase, or give notice of purchase of, the notes would be a default under the indenture and would cause a default under our new senior credit facility. In addition, a change of control could constitute an event of default under our new senior credit facility. A default under our new senior credit facility would result in an event of default under the indenture governing the notes if the lenders were to accelerate the debt under our new senior credit facility. If the foregoing occurs, we may not have enough assets to satisfy all obligations under our new senior credit facility and the indenture related to the notes. All payments on the notes and the related guarantees will be blocked in the event of a payment default on our designated senior debt and may be blocked up to 179 consecutive days in the event of certain defaults other than payment defaults on our designated senior debt. See “Description of Notes — Subordination.”

Risks Related to Our Business

Encore has had a history of net losses and after the Empi acquisition we may not be profitable.

      Encore has had net losses in the past. For the year ended December 31, 2003, Encore incurred a net loss of approximately $2.5 million, which included approximately $7.7 million in prepayment penalties and unamortized warrant and debt issuances costs associated with prepayment of our outstanding debt. For the year ended December 31, 2002, our net income was $6,000. We incurred a net loss of $3.2 million attributable to our common stock for the year ended December 31, 2001, including a $3.7 million charge resulting from the issuance of 132,353 shares of our Series A Preferred Stock on June 12, 2001. On a pro forma basis, after giving effect to the Empi Transactions, we would have had a net loss of $2.8 million for the year ended December 31, 2003. We cannot assure you that we will not incur net losses in the future, which could adversely affect our ability to finance our business in the future.

We operate in a highly competitive business environment and our inability to compete effectively could adversely affect our business prospects and results of operations.

      The markets in which we sell our products are all highly competitive. The market for our surgical implant products is dominated by a small number of very large companies. In the orthopedic rehabilitation market, there are both large and small companies with which we compete. Our competitors in the physical therapy products market include several large, diversified companies with significant market share and numerous smaller niche companies. We may not be able to offer products similar or more desirable than our competitors or at a price comparable to that of our competitors. Many of our competitors have:

•	greater financial and other resources;

•	more widely accepted products;

•	endorsements of healthcare professionals;

•	a larger product portfolio;

•	superior ability to maintain new product flow;

•	greater research and development and technical capabilities;

•	patent portfolios that may present an obstacle to our conduct of business;

•	stronger name recognition;

•	larger sales and distribution networks; and/or

•	international manufacturing facilities that enable them to avoid the transportation costs and foreign import duties associated with shipping our products manufactured in the United States to international customers.

      Accordingly, we may be at a competitive disadvantage with respect to these competitors. These factors may be material to our ability to develop and sell our products. Our failure to compete effectively in developing and selling our products would have an adverse effect on our results of operations and financial condition.

If we are unable to develop or license new and innovative products or product enhancements or find new applications for our existing products, we will not remain competitive.

      The markets for our products are characterized by continued new product development and the obsolescence of existing products. Our future success and our ability to increase revenues and make payments on the notes will depend, in part, on our ability to develop, license, distribute and acquire new and innovative products, enhance our existing products with new technology and find new applications for our existing products. However, we may not be able to successfully develop or introduce new products or enhance existing products, find new applications for our existing products, manufacture, market and distribute products in a cost-effective manner, establish relationships with marketing partners, obtain coverage of and satisfactory reimbursement for our future products or product enhancements or obtain required regulatory clearances and approvals in a timely fashion or at all. The failure to develop or license and market new products and product enhancements, find new applications for our existing products and receive regulatory approval or clearance and obtain coverage and reimbursement for our products could materially and adversely affect our competitive position, which could cause a significant decline in our results of operations and financial condition.

      In addition, due to the increasing costs of research and development necessary to develop and bring to market new or redesigned surgical implant and orthopedic rehabilitation products, some of our competitors may have entered into joint development and other arrangements to develop new products, through which they share research and development costs. To the extent that these arrangements allow our competitors to develop innovative products while sharing research and development costs, we will be at a competitive disadvantage with these competitors.

      In addition, if any of our new or enhanced products contain undetected errors or design defects, especially when first introduced, or if new applications that we develop for existing products do not work as planned, our ability to market these and other products could be substantially delayed and we could ultimately become subject to product liability litigation, resulting in lost revenues, potential damage to our reputation and/or delays in regulatory clearance, approval of our product or obtaining acceptance of the product, and other products, by physicians, physical therapists and other professionals that recommend and prescribe our products.

If we fail to establish new sales and distribution relationships or maintain our existing relationships, or if our independent sales agents and third-party distributors fail to commit sufficient time and effort or are otherwise ineffective in selling our products, our results of operations and future growth will be adversely impacted.

      The sales and distribution of our surgical implant and certain of our orthopedic rehabilitative products depend, in part, on relationships with a network of independent commissioned sales representatives and private distributors. These independent sales representatives and distributors maintain the relationships with the hospitals, orthopedic surgeons, chiropractors and other healthcare professionals that purchase, use and recommend the use of our products. Although our internal sales staff trains and manages the sales representatives and the distributors, we do not control or directly monitor the efforts that they make to sell our products. Our failure to attract and retain skilled independent sales agents and distributors, our failure to adequately train and monitor the efforts of the sales representatives and distributors that market and sell our products or our existing sales representatives and distributors choosing not to carry our products, could have an adverse effect on our financial condition and results of operations.

      In addition, some of the independent sales representatives that we use to sell our surgical implant products also sell products that directly compete with our core offerings. We cannot assure you that the sales representatives and private distributors that market and sell our products will dedicate the necessary efforts to market and sell our products.

We will rely on our own direct distribution network for certain of our products, which may result in higher fixed costs and may slow our ability to reduce costs in the face of a sudden decline in demand for our products.

      We will rely on our own direct sales force to market and sell the orthopedic rehabilitative products of Empi’s business, which are intended for use in the home and in rehabilitation clinics. Some of our competitors rely predominantly on independent sales agents and third-party distributors. A direct sales force may subject us to higher fixed costs than those of companies that market competing products to ours, due to the costs that we will bear associated with employee benefits, training and managing sales personnel, which could put us at a competitive disadvantage. Additionally, these fixed costs may slow our ability to reduce costs in the face of a sudden decline in demand for our products, which could have a materially adverse effect on our profitability.

Our quarterly operating results are subject to substantial fluctuations, and you should not rely on them as an indication of our future results.

      Our quarterly operating results may vary significantly due to a combination of factors, many of which are beyond our control. These factors include:

•	demand for our products and our ability to meet the demand for our products;

•	increased competition;

•	the number, significance and timing of introduction of new products and enhancements by us or our competitors;

•	our ability to develop, introduce and market new and enhanced versions of our products on a timely basis;

•	changes in pricing policies by us or our competitors;

•	changes in the treatment practices of our surgeon customers;

•	the loss of preferred provider status with managed care programs or buying groups;

•	impact of acquisitions;

•	impact of litigation, regulatory and other legal proceedings;

•	the timing of significant orders and shipments;

•	availability of raw materials;

•	recalls of our products;

•	work stoppages or strikes in the health care industry; and

•	general economic factors.

      Many of these factors are beyond our control. Accordingly, our quarterly operating results may vary significantly in the future and period-to-period comparisons of our results of operations may not be meaningful and should not be relied upon as indicators of our performance for a fiscal year or future performance.

      Additionally, while we do not believe that our results of operations are materially affected by seasonal changes, our fourth quarter sales of certain of our products have historically been stronger. We believe that the increase in our results for the fourth quarter is due, in part, to increased spending during the fourth quarter by patients who desire to use funds remaining in flexible spending accounts prior to the end of the year and choose to purchase home rehabilitation products or to undergo surgical procedures using our surgical implant products. We cannot assure you that this strength in our fourth quarter results will continue in the future.

The success of our surgical implant products depends on our relationships with leading surgeons who assist with the development, testing and marketing of our products.

      A key aspect of the development, marketing and sale of our surgical implant products is the use of designing and consulting arrangements with surgeons who are well recognized in the healthcare community. These surgeons assist in the development and clinical testing of new surgical implant products and they participate in symposia and seminars introducing new surgical implant products and with training of healthcare professionals in using our new products. Additionally, the recommendation of these designing and consulting surgeons is critical in the marketing phase of any new or enhanced surgical implant product. We cannot assure you that we will be successful in maintaining or renewing our designing and consulting arrangements with our current surgeons or that we will be successful in developing arrangements with new surgeons. If we are not able to maintain these relationships or develop new relationships, our ability to develop, test and market new surgical implant products will be adversely affected which will have an adverse affect on our results of operations and financial condition.

The success of all of our products depends heavily on our relationships with healthcare professionals who prescribe and recommend our products, and our failure to maintain these relationships could adversely affect our businesses.

      We have developed and maintain close relationships with a number of leading orthopedic surgeons, physicians, physical therapists, athletic trainers and other healthcare professionals, and we believe that sales of our products depend significantly on their recommendation of our products. Acceptance of our products depends on educating the healthcare community as to the distinctive characteristics, perceived benefits, clinical efficacy and cost-effectiveness of our products compared to the products offered by our competitors and on training healthcare professionals in the proper use and application of our products. Our failure to maintain these relationships and develop similar relationships with other leading healthcare professionals could result in a decrease in the recommendation of our products, which may adversely affect our sales and profitability.

Product liability claims may harm our business if our insurance proves inadequate or the number of claims increases significantly.

      We have been, and we are currently, the subject of a number of product liability claims and lawsuits relating to our products. The manufacture and sale of orthopedic devices exposes us to significant risk of product liability claims, lawsuits and product recalls. We face an inherent business risk of exposure to product liability claims in the event that the use of our products is alleged to have resulted in adverse effects. If there is a significant increase in the number or amount of product liability claims, our business could be adversely affected. Even if we are successful in defending against any liability claims, such claims could nevertheless distract our management, result in substantial costs, harm our reputation, adversely affect the sales of all our products and otherwise harm our business and results of operations.

      We maintain product liability insurance with coverage that we believe to be adequate and are not currently aware of any product liability claims that could reasonably be expected to exceed our insurance coverage if we were found to be liable. Our insurance policy is provided on an occurrence basis and is subject to annual renewal. We cannot assure you that any liability claims made against us will not exceed the coverage limit of such policy or that such insurance will continue to be available on commercially reasonable terms or at all. Additionally, we are also subject to the risk that our insurers will exclude our coverage claim for any reason or that insurers may become insolvent. If we do not or cannot maintain sufficient liability insurance, our ability to market our products may be significantly impaired.

Our products are subject to recalls even after receiving FDA or foreign regulatory clearance or approval. Recalls could harm our reputation and business.

      We are subject to ongoing medical device reporting regulations that require us to report to the FDA or governmental authorities in other countries if our products cause or contribute to a death or serious injury or malfunction in a way that would be reasonably likely to contribute to death or serious injury if the malfunction were to recur. The FDA and similar governmental authorities in other countries have the authority to require the recall of our products in the event of material deficiencies or defects in design or manufacturing. In addition, in light of a material deficiency or design defect or defect in labeling, we may voluntarily elect to recall one of our products, as we have done in the past. A government mandated or voluntary recall by us could occur as a result of component failures, manufacturing errors or design defects, including defects in labeling. Any recall would divert managerial and financial resources and could harm our reputation with all of our customers and with the healthcare professionals that use, prescribe and recommend our products. We cannot assure you that we will not have product recalls in the future or that such recalls would not have a material adverse effect on our business.

We may not successfully integrate Encore and Empi.

      Encore’s acquisition of Empi involves the integration of two businesses that previously operated independently in a complex and highly regulated industry, often competing in some of the same or similar orthopedic rehabilitation product markets. If we cannot successfully integrate Empi’s operations with those of Encore, we may experience material negative consequences to our business, financial condition or results of operations. The integration of companies that have previously operated separately will be a costly and time-consuming process that will involve a number of risks, including, but not limited to:

•	demands on management related to the significant increase in the size of the business for which they are responsible;

•	diversion of management’s attention from the management of daily operations to the integration of operations;

•	the potential loss of key personnel and the management of employee relations;

•	difficulties in the assimilation of different corporate cultures, practices and sales and distribution methodologies, as well as in the assimilation and retention of extensive and geographically dispersed operations and personnel;

•	larger foreign operations and increased exposure to risks relating to business operations outside the United States;

•	difficulties and unanticipated expenses related to the integration of departments, systems, including accounting systems, technologies, books and records and procedures, as well as in maintaining uniform standards, including internal accounting controls, procedures and policies; and

•	costs and expenses associated with any undisclosed or potential liabilities.

      Successful integration of Empi’s operations with those of Encore will depend on our ability to manage the combined operations, to realize opportunities for revenue growth presented by broader product offerings and expanded geographic coverage and to eliminate redundant and excess costs. If our integration efforts are not successful, we may not be able to maintain the levels of revenue, earnings or operating efficiency that Encore and Empi had achieved or might have achieved if they remained separate companies. In addition, the unaudited pro forma condensed combined financial data of Encore and Empi presented in this prospectus relate to periods during which they were not under the same management and, therefore, may not be indicative of our future financial condition or operating results.

We will incur significant costs to achieve, and may not be able to realize, the anticipated cost savings, synergies or revenue enhancements from combining the operations of Encore and Empi.

      Even if we are able to integrate successfully the operations of Encore and Empi, we may not be able to realize the cost savings, synergies and revenue enhancements that we anticipate from the integration, either in the amount or the time frame that we currently expect, and the costs of achieving these benefits may be higher than, and the timing may differ from, what we currently expect. Our ability to realize anticipated cost savings, synergies and revenue enhancements may be affected by a number of factors, including the following:

•	our ability to effectively eliminate duplicative back office overhead and overlapping and redundant selling, general and administrative functions, rationalize manufacturing capacity and shift production to more economical facilities;

•	the use of more cash resources on integration and implementation activities than we currently expect, could offset any such savings and other synergies resulting from the Empi acquisition;

•	increases in other expenses, operating losses or problems unrelated to the acquisition, which may offset the cost savings and other synergies from the acquisition or divert resources intended to be used in the integration; and

•	our ability to avoid labor disruption in connection with the integration of Encore and Empi.

If we lose one of our key suppliers or one of our contract manufacturers stops making our products, we may be unable to meet customer orders for our products in a timely manner or within our budget.

      We rely on a limited number of foreign and domestic suppliers for the raw materials and components used in our products. One or more of our suppliers may decide for reasons beyond our control to cease supplying us with raw materials and components. FDA regulations may require additional testing of any raw materials or components from new suppliers prior to our use of these materials or components and in the case of a device which is the subject of a pre-market approval, we may be required to obtain prior FDA permission (which may or may not be given), either of which could delay or prevent our access or use of such raw materials or components. If we are unable to obtain materials we need from our suppliers and we cannot obtain these materials from other sources, we may be unable to manufacture our products for a period of time or within our manufacturing budget, which could negatively impact our results of operations.

      In addition, we also rely on third parties to manufacture some of our products. Many of Encore’s soft goods products sold by our Orthopedic Rehabilitation Division are manufactured under contract by a manufacturing company located in Acuna, Mexico. Under our arrangement with this manufacturing company, we provide all the materials and equipment necessary for the production and it provides the required labor to us on a contract basis. Our reliance on this contract manufacturing facility exposes us to risks and uncertainties, including lack of control over the manufacturing quality, political, social, and economic instability, interruptions and limitations in telecommunication services, product and/or material transportation delays or disruption, trade restrictions and changes in tariffs, import and export license requirements and restrictions, fluctuations in currency exchange rates and potential adverse tax consequences. If any of these risks materialize and result in a cessation, interruption or delay in the manufacture or delivery of our products it may impair our ability to meet scheduled product deliveries to our customers and adversely affect our reputation or cause customers to cancel orders. If our agreement with this manufacturing company were terminated and we were otherwise unable to find suitable replacement, it could have a material adverse effect on our business, financial condition and results of operations.

      Medireha GmbH, which is 50% owned by Empi, has been Empi’s single source supplier for all of its passive motion devices. If we encounter a cessation, interruption or delay in the supply of the products purchased from Medireha, we may be unable to obtain such products through other sources, on acceptable terms, within a reasonable amount of time or at all. Any such cessation, interruption or delay may impair our ability to meet scheduled deliveries of passive motion devices to our customers and may cause our customers to cancel orders and adversely affect our reputation and our results of operations.

If a natural or man-made disaster strikes our manufacturing facilities, we may be unable to manufacture our products for a substantial amount of time, which could cause our sales to decline.

      We principally rely on manufacturing facilities in Clear Lake, South Dakota, for our electrotherapy and iontophoresis products; in Austin, Texas, for our surgical implant products; in Chattanooga, Tennessee, for our continuous passive motion products and various electrotherapy products; in Umkirch, Germany, for continuous passive motion products. We rely on contract manufacturing facilities in Acuna, Mexico for our orthopedic soft goods products. These facilities may be affected by natural or man-made disasters. These facilities and the manufacturing equipment we use to produce our products would be difficult to replace and could require substantial time to repair or replace. In the event one of our facilities was affected by a disaster, we would be forced to rely on third-party manufacturers. However, third-party manufacturers may not be available or they may be unable to produce our products on the schedule or to the specifications that we require. We currently carry insurance in the amount of $209 million to protect us against such disasters. However, such insurance may not be sufficient to cover all of our potential losses or may become unavailable on acceptable terms, if available at all.

Our business plan relies on certain assumptions concerning demographic and other trends that impact the market for our products, which, if incorrect, may adversely affect our expected results of operations.

      We believe that various demographics and industry specific trends will, in the future, help drive growth in the sale of our products. Our ability to achieve our business objectives is subject to a variety of factors, including the relative increase in the aging of the general population and the general increase in participation in exercise and sports and more active lifestyles. In addition, our business plan, and the growth of our electrotherapy products in particular, relies on an increasing clinical acceptance of electrotherapy as a non-invasive treatment regimen. We believe that these trends will increase the need for our orthopedic surgical implant and physical therapy products. The projected demand for our products could materially differ from actual demand if our assumptions regarding these trends and acceptance of our products by the medical community prove to be incorrect or do not materialize. However, these demographics and trends are beyond our control and if our assumptions regarding these factors prove to be incorrect, we may not successfully implement our strategy, which could adversely affect our business plan and results of operations. In addition, the perceived benefits of these trends may be offset by business or competitive factors or factors not currently foreseen, such as the introduction of new products by our competitors or the emergence of other countervailing trends.

The loss of the services of our key management and personnel could adversely affect our ability to operate our business.

      Our future success will depend, in part, upon the continued service of key managerial, research and development staff, sales and technical personnel. In addition, our future success will also depend on our ability to continue to attract and retain additional highly qualified personnel. We compete for such personnel with other companies, academic institutions, government entities and other organizations. We cannot assure you that we will be successful in retaining our current personnel or in hiring or retaining qualified personnel in the future. Our failure to do so could have a material adverse effect on our business.

      Many of our existing management personnel have been employed by us for four years or less, including Paul Chapman, our President and Chief Operating Officer, who joined us when we acquired Chattanooga Group, Inc. in February 2002 and became our President on May 20, 2003, Jack Cahill, our Executive Vice President, President-Surgical Implant Division, who joined us in January 2001, Scott Klosterman, our

Executive Vice President, President-Orthopedic Rehabilitation Division who joined us in February 2002, William W. Burke, our Executive Vice President, Chief Financial Officer, Treasurer who joined us in August 2004, and H. Philip Vierling, our Executive Vice President, President — Empi, Inc., and Patrick D. Spangler, Chief Financial Officer — Empi, Inc., who joined us as part of the Empi acquisition in October 2004. These executives have substantial experience and expertise in our business. Our future success depends to a significant extent on the ability of our executive officers and other members of our management team to operate effectively, both individually and as a group. We cannot be certain that we will be able to efficiently allocate responsibilities or that the new members of our executive team will succeed in their roles.

We may be liable for contamination or other harm caused by hazardous materials that we use.

      Our research and development and manufacturing processes involve the use of hazardous materials. We are subject to federal, state, local and foreign regulation governing the use, manufacture, handling, storage and disposal of hazardous materials and the related occupational health and safety regulations. We cannot completely eliminate the risk of contamination or injury resulting from hazardous materials and we may incur liability as a result of any contamination or injury. In addition, under some environmental laws and regulations, we could also be held responsible for all of the costs relating to any contamination at our past or present facilities and at third-party waste disposal sites. We may incur significant expenses in the future relating to any failure to comply with environmental laws. Any such future expenses or liability could have a significant negative impact on our financial condition. Enactment of stricter laws or regulations, stricter interpretation of existing laws and regulations or the requirement to undertake the investigation or remediation of currently unknown environmental contamination at our own or third party sites may require us to make additional expenditures, some of which could be material.

      Although we have a limited right under the merger agreement to seek indemnification for any breaches of the representations and warranties made by the selling shareholders of Empi with respect to existing environmental liabilities of Empi’s operations, we may be subject to potential significant liabilities relating to environmental liabilities existing with Empi that we are presently not aware of. Empi’s environmental liabilities may exceed our estimates and the limited indemnity provided for in the merger agreement may not be sufficient to address these potential liabilities.

Our international operations expose us to risks related to conducting business in multiple jurisdictions outside the United States.

      The international scope of our operations may expose us to economic, regulatory and other risks in countries in which we operate. Encore generated 12.6% and 13.0% of its revenues from sales outside the United States for the nine months ended October 2, 2004 and the year ended December 31, 2003, respectively. Empi generated 26.1% and 24.2% of its revenues from sales outside the United States for the nine months ended September 30, 2004 and the year ended December 31, 2003, respectively. One component of our growth strategy following the Empi acquisition is to expand our combined operations internationally. Therefore, we anticipate that as a combined company the percentage of foreign sales generated outside the United States will increase compared to the percentage of foreign sales of Encore prior to the Empi acquisition. The nature of our international operations will expose us to the following risks:

•	imposition of or an increase of investment and other restrictions by foreign governments;

•	potential adverse tax consequences, including the imposition or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries and exposure to adverse tax regimes;

•	the imposition of additional foreign governmental controls or regulations on the sale of our products;

•	changes in political and economic conditions;

•	fluctuations in currency exchange rates;

•	difficulties in attracting high-quality management, sales and marketing personnel to staff our foreign operations;

•	import restrictions and controls, tariffs and other trade barriers;

•	exposure to different legal, regulatory and political standards in multiple countries; and

•	acts of terrorism and acts of war.

      In addition, as we grow our operations internationally, we will become increasingly dependent on foreign distributors and sales agents for our compliance and adherence to foreign laws and regulations that we may not be familiar with and we cannot assure you that these distributors and sales agents will adhere to such laws and regulations. Any violation of laws and regulations by foreign distributors or sales agents could result in legal or regulatory sanctions against us or potentially damage our reputation in that international market. As we continue to expand our operations internationally our success will depend, in part, on our ability to anticipate and effectively manage these and other risks. Our failure to manage these risks and grow our international operations may have a material adverse effect on our business and results of operations.

Fluctuations in foreign exchange rates may adversely affect our financial position and results of operations.

      Our foreign operations expose us to currency fluctuations and exchange rate risks. Empi’s principal foreign subsidiary, Ormed GmbH & Co. KG, which is incorporated in Germany, records the majority of its revenues and certain of its expenses in euros. Ormed’s results will be reflected in our consolidated financial statements in U.S. dollars beginning in the fourth quarter 2004. Therefore, our reported results will be exposed to fluctuations in the exchange rates between the U.S. dollar and the euro. During a period in which the U.S. dollar strengthens versus the euro, our reported consolidated net revenues will be lower than they might otherwise have been because net revenues earned in euros will translate into less U.S. dollars. In addition, Ormed purchases the majority of its product inventory in U.S. dollars, with the purchase translated into euros at the time of payment, and the inventory expense recognized in euros at the time of sale. However, the assets and liabilities of Ormed that will be reflected on our consolidated balance sheet will be translated into U.S. dollars at the exchange rate in effect at the balance sheet date, while the net revenues and operating expenses of Ormed that will be reflected on our consolidated statement of income will be translated into U.S. dollars at the weighted-average exchange rate for the reported period. The resulting translation adjustments will be recorded in stockholders’ equity as accumulated other comprehensive income or loss. Accordingly, changes in currency exchange rates will cause our net income and stockholders’ equity to fluctuate.

      Empi has, in the past, protected itself from the possible negative effects of exchange rate fluctuations as a result of Ormed’s U.S. dollar purchases by entering into hedging transactions on an ongoing basis. We expect to continue to enter these hedging transactions and expect to obtain in the future one or more forms of currency protection in the form of forward exchange contracts, options or similar agreements. However, we cannot assure you that any hedging will adequately protect us from the adverse effects of changes in exchange rates or that counterparties under these agreements will honor their obligations thereunder.

If our patents and other intellectual property rights do not adequately protect our products, we may lose market share to our competitors and be unable to operate our business profitably.

      We rely on a combination of patents, trade secrets, copyrights, trademarks, license agreements and contractual provisions to establish and protect our intellectual property rights in our products and the processes for the development, manufacture and marketing of our products.

      We use non-patented proprietary know-how, trade secrets, processes and other proprietary information and employ various methods to protect this proprietary information, including confidentiality agreements and proprietary information agreements with vendors, employees, consultants and others. In addition, we also hold U.S. and foreign patents relating to a number of our components and products and have patent applications pending with respect to other components and products. We also apply for additional patents in the ordinary course of our business as we deem appropriate. However, these precautions offer only limited protection and our proprietary information may become known to, or be independently developed by, competitors, or our proprietary rights in intellectual property may be challenged, any of which could have a material adverse effect on our business, financial condition and results of operations. Additionally, we cannot assure you that our existing or future patents, if any, will afford us adequate protection or any competitive advantage, that any future patent applications will result in issued patents or that our patents will not be circumvented, invalidated or declared unenforceable.

      We could incur substantial costs in proceedings before the U.S. Patent and Trademark Office. These proceedings could result in adverse decisions as to the priority of our inventions and the narrowing or invalidation of claims in issued patents. In addition, the laws of some of the countries in which our products are or may be sold may not protect our products and intellectual property to the same extent as U.S. laws, if at all. We may be unable to protect our rights in trade secrets and unpatented proprietary technology in these countries.

      In addition, we hold patent and other intellectual property licenses from third parties for some of our products and on technologies that are necessary in the designing and manufacturing of some of our products. The loss of such licenses would prevent us from manufacturing, marketing and selling these products, which could harm our business.

      We seek to protect our trade secrets, know-how and other unpatented proprietary technology, in part, with confidentiality agreements and invention assignment agreements with our employees, our designing and consulting surgeons and our other consultants. Our agreements with independent sales agents and distributors also contain confidentiality agreements. We cannot assure you, however, that these agreements will not be breached, the FDA or another governmental agency may require disclosure of such information in order for us to have the right to market a product or trade secrets, know-how and other unpatented proprietary technology will not otherwise become known to or independently developed by our competitors.

Our operating results and financial condition could be adversely affected if we become involved in litigation regarding our patents or other intellectual property rights.

      Litigation involving patents and other intellectual property rights is common in our industry and companies in this industry have used intellectual property litigation in an attempt to gain a competitive advantage. In the future, we may become a party to lawsuits involving patents or other intellectual property. If we lose one of these proceedings, a court, or a similar foreign governing body, could require us to pay significant damages to third parties, require us to seek licenses from third parties and pay ongoing royalties, if available at all, require us to redesign our products, or prevent us from manufacturing, using or selling our products, any of which would have an adverse affect on our results of operations and financial condition.

      We may also bring action against a third party for an infringement of our intellectual property rights. The defense and prosecution of intellectual property suits, proceedings before the U.S. Patent and Trademark Office, or the foreign equivalents thereto, and related legal and administrative proceedings are both costly and time consuming. In addition, protracted litigation to defend or prosecute our intellectual property rights could seriously detract from the time our management would otherwise devote to running our business. Intellectual property litigation relating to our products could cause our customers or potential customers to defer or limit their purchase or use of the affected products until resolution of the litigation.

We may expand into new markets and products and our expansion may not be successful.

      We may expand into new markets through the development of new product applications based on our existing specialized technology and design capabilities. These efforts could require us to make substantial investments, including significant research, development, engineering and capital expenditures for new, expanded or improved manufacturing facilities which would divert resources from other aspects of our business. Expansion into new markets and products may be costly without resulting in any benefit to us. Specific risks in connection with expanding into new markets include the inability to transfer our quality standards into new products, the failure of customers in new markets to accept our products and price competition in new markets. If we choose to expand into markets and are unsuccessful, our financial condition and results of operations could be adversely affected.

Consolidation in the healthcare industry could have an adverse effect on our revenues and results of operations.

      Many healthcare industry companies, including medical device and physical therapy products companies, are consolidating to create larger companies with greater market power. As the healthcare industry consolidates, competition to provide products and services to industry participants will become more intense. In addition, many of our customers are also consolidating and our customers and other industry participants may try to use their market power to negotiate price concessions or reductions for the products that we manufacture and market. If we are forced to reduce our prices because of consolidation in the healthcare industry, our revenues would decrease and our business, financial condition and results of operations would be adversely affected.

Our reported results may be adversely affected by increases in reserves for sales allowances, product returns, rental credits and uncollectible accounts receivable.

      Our net revenues and profitability are affected by changes in reserves to account for sales allowances, product returns, rental credits and uncollectible accounts receivable. The reserve for sales allowance accounts for sales of our products below the invoice price. Such sales generally result from agreements that we enter into with certain insurance providers that permit them to reimburse us for our products in amounts that are below the invoice price of the product. The reserve for product returns accounts for patient returns of our products after purchase. Historically, patients purchasing Empi products have returned 4% to 6% of the total products purchased. These returns are mainly attributable to a third-party payor’s refusal to provide a patient release or reimbursement for the product or the inability of the product to adequately address the patient’s condition. If we increase the percentage of our sales made pursuant to agreements providing for reimbursement below invoice price or if patients return devices at a higher than estimated rate, we may be required to increase our sales allowance and product return reserves beyond their current levels.

      Our reserve for rental credit accounts for a timing difference between billing of a purchase and processing of a rental credit. Many insurance providers require patients to rent our rehabilitation devices for a period of one to three months prior to purchase. If the patient has a long-term need for the device, these insurance companies may authorize purchase of the device after such time period. When the device is purchased, most providers require that rental payments previously made on the device be credited toward the purchase price. These credits are processed at the time the payment is received for the purchase of the device, which creates a time lag between billing of the purchase and processing of the rental credit. Our rental credit reserve accounts for unprocessed rental credits based on the number of devices converted to purchase. If the frequency of rental to purchase conversion increases, we may be required to increase our rental credit reserve beyond its current level.

      We also have a large balance of receivables and have established a reserve for the portion of such receivables that we estimate will not be collected. We may experience changes in our rates of collection of current accounts receivable or past-due receivables recorded for previous fiscal periods. Changes in our collection rates can result from a number of factors, including turnover in personnel, changes in the reimbursement policies or practices of payors or changes in industry rates or pace of reimbursement. Historically, our reserves for uncollectible receivables has fluctuated and our reserve will continue to fluctuate in the future. Changes in rates of collection or fluctuations, even if they are small in absolute terms, could require us to increase our reserve for uncollectible receivables beyond its current level.

      Any increase in our reserves for sales allowances, product returns, rental credits and uncollectible accounts receivable could adversely affect our reported financial results by reducing our net revenues and/or profitability for the reporting period.

We are subject to substantial government regulation that could have a material adverse effect on our business.

      Government regulation in the United States and other countries is a significant factor affecting the research, development, manufacture, marketing and reimbursement of our products. In the United States, the

FDA has broad authority to regulate the development, manufacture, marketing and sale of medical devices. Overseas, these activities are subject to foreign governmental regulation, which is in many respects similar to regulation in the United States but which varies from country to country. United States and foreign regulation continues to change to reflect, in part, new technology and new understanding of risks, and these changes in regulation could result in additional burdens on our operations. Failure to comply with applicable regulations can, among other things, result in fines, suspension or withdrawal of regulatory approvals, product recalls, operating restrictions, and criminal prosecution. Additionally, the cost of maintaining personnel and systems necessary to comply with applicable regulations is substantial.

      Many of our products required or will require regulatory approval or clearance prior to being marketed. The process of obtaining these approvals or clearance can be lengthy and expensive. We may not be able to obtain or maintain necessary approvals for testing or marketing our products. Moreover, regulatory approvals, if granted, may include significant limitations on the indicated uses for which our products may be marketed or other restrictions or requirements that reduce the value to us of the products. Regulatory authorities may also withdraw product approvals if we fail to comply with regulatory standards or if any problems related to our products develop following initial marketing. We are also subject to strict regulation with respect to our manufacturing operations. This regulation includes testing, control and documentation requirements, and compliance with the current good manufacturing practice is monitored through inspections by regulatory authorities. Delays in the receipt of, or failure to receive necessary clearance or approvals, the loss of previously obtained clearance or approvals, or failure to comply with existing or future regulatory requirements could have a significant negative effect on our financial condition and results of operations.

      In the development of new products or new indications or modifications to existing products, we may conduct or sponsor clinical trials. Clinical trials are expensive and require significant investment of time and resources and may not generate the data we need to support a submission to the FDA. Clinical trials are subject to regulation by the FDA and, if federal funds are involved or if an investigator or site has signed a federal assurance, are subject to further regulation by the Office of Human Subject Protection and the National Institutes of Health. Failure to comply with such regulation, including but not limited to, failure to obtain adequate consent of subjects and to adequately disclose financial conflicts, could result in fines, penalties, suspension of trials, and the inability to use the data to support an FDA submission.

      Certain federal and state laws and regulations regarding reimbursement and coverage of products and services by Medicare and Medicaid, as well as federal and state laws addressing health care fraud and abuse, physician self-referrals, and other relationships with providers are broad in scope and apply to our relationships with health care providers and entities who may prescribe or recommend our products, and who may assist us in the development and promotion of our products, and we may be required to alter one or more of our practices to be in compliance with these laws. Health care laws are complex and even minor, inadvertent irregularities in submissions can potentially give rise to claims that the law has been violated. Any violations of these laws could result in a material adverse effect on our business, financial condition and results of operations. If there is a change in law, regulation or administrative or judicial interpretations, we may have to change our business practices or our existing business practices could be challenged as unlawful, which could have a material adverse effect on our business, financial condition and results of operations.

Encore’s marketing and sales practices may contain certain risks with respect to the manner in which these practices were historically conducted that could have a material adverse effect on us.

      Encore has historically relied on our relationships with surgeons for the marketing and sales of our surgical implant products. We have entered into written agreements for designing and consulting services with surgeons for surgical implant products, and we compensate them under our designing surgeon agreements for services in developing and marketing products sold by us. The form of compensation for such services has historically been a royalty on the sale of our surgical implant products other than those sales resulting from the surgeon’s referral of patients or the referral of patients by other physicians in his or her practice. We have compensated our consulting surgeons who help us in our marketing, product development and clinical efforts, with cash payments and, in certain cases, options to acquire stock. We believe that in each instance remuneration paid to surgeons represents fair market value for the services provided or is otherwise in compliance with applicable laws. We also utilize an independent sales force for our surgical implant products for which, to date, we have provided limited compliance-related training. The sales force has generally been compensated on a commission basis, based on a percentage of revenues generated by products sold. In addition, our marketing and sales practices directed toward existing and potential referral sources have included the provision of goods, services and other remuneration that we believe is standard in the industry. Under applicable federal and state healthcare fraud and abuse, anti-kickback, false claims and self-referral laws, it could be determined that such remuneration and practices fall outside of permitted compensation arrangements, thereby subjecting us to possible civil and/or criminal sanctions (including the exclusion from the Medicare and Medicaid programs) which could have a material adverse effect on our surgical implant business and possibly on our other lines of business. While we maintain that we have a satisfactory compliance program, it is not formalized and it may not be adequate in the prevention of violations or the detection thereof. The form and effectiveness of our compliance program may be taken into account by the government in assessing sanctions, if any, should it be determined that violations of laws have occurred.

Modifications to our marketed devices may require FDA regulatory clearances or approvals and may require us to cease marketing or recall the modified devices until such clearances or approvals are obtained.

      While certain of our products are exempt from the need to obtain FDA clearance and approval prior to marketing products in the United States, we are required to obtain for other products we market in the United States pre-market clearance from the FDA under Section 510(k) of the Federal Food Drug and Cosmetics Act (“FDCA”), in certain circumstances 510(k) clearance is required before marketing a modification to products, (or the labeling of products), currently marketed or prior to the marketing of existing products for a different use. While we have modified some of our products and product labeling since originally obtaining 510(k) clearance, we do not believe these modifications require us to submit new 510(k)s to the FDA before we can market the modified device or labeling. However, although applicable law and regulations allows devise manufacturers to determine if a modification to an existing device requires a new 510(k) filing the FDA may disagree with our determination that no new filings were required and require us to submit a new 510(k) in connection with modifications to our existing products or labels and may subject us to enforcement actions and require us to cease marketing the products while we submit to the FDA the new 510(k). If the FDA requires us to go through a lengthier, more rigorous examination than we expect, our product introductions or modifications could be delayed or canceled, which could cause our sales to decline. In addition, the FDA may determine that future products will require the FDA’s approval of the products as safe and effective based on our submissions of a Pre-Market Approval application supported by clinical data. Pre-market approval is a lengthy and expensive process and products that are approved through this process generally need FDA approval before they may be modified.

Changes in coverage and reimbursement policies for our products by Medicare or reductions in reimbursement rates for our products could adversely affect our business and results of operations.

      In the United States, some of our products are prescribed by physicians whose patients may receive reimbursement for the purchase of our products from Medicare, Medicaid and other government programs. Congress and state legislatures routinely consider reforms in the healthcare industry that may modify coverage and reimbursement methodologies and practices, including controls on healthcare spending under the Medicare and Medicaid programs. It is not clear at this time what proposals, if any, will be adopted or, if adopted, what effect the proposals would have on our business. Congressional or regulatory measures that restrict coverage of our products or reimbursement rates could have an adverse effect on our ability to sell our products or cause physical therapists and physicians to dispense and prescribe lower-cost products introduced by us or our competitors.

      The Medicare Prescription Drug, Improvement and Modernization Act of 2003, or Medicare Modernization Act, mandated a number of changes in the Medicare payment methodology and conditions for coverage of orthotic devices and durable medical equipment, including Empi’s TENS and NMES devices. These changes include a freeze in payments for durable medical equipment from 2004 through 2008, a payment freeze for orthotic devices from 2004 through 2006, competitive bidding requirements, new clinical conditions for payment and quality standards. Although these changes affect our products generally, specific products may be affected by some but not all of the Medicare Modernization Act’s provisions.

      Prefabricated orthotic devices and certain durable medical equipment, including TENS devices, may be subject to a competitive bidding process established under the Medicare Modernization Act. Although neither proposed nor final regulations have been issued in connection with the competitive bidding process and requirements, it appears that under the competitive bidding process, which will be phased in beginning in 2007, Medicare will no longer reimburse certain products and services based on the current fee schedule amount but will instead provide reimbursement for these items and services based on payment amounts as determined under a competitive bidding process to be established for suppliers within designated geographic areas. Only these suppliers selected as a result of the competitive bidding process within each designated region will be eligible to have their products reimbursed through Medicare. The competitive bidding process may reduce the number of suppliers providing certain items and services to Medicare beneficiaries and the amounts paid for such items and services within a given geographic area. Also, Medicare reimbursement in regions not subject to competitive bidding may be reduced using payment information from regions subject to competitive bidding. Any payment reductions or the inclusion of certain of our products for payment by Medicare as a result of the competitive bidding process, in addition to the other changes to Medicare reimbursement and standards contained in the Medicare Modernization Act, could have a material adverse effect on our results of operations. In addition, if we are not selected in a region in which we participate in the competitive bidding process, it could have a material adverse effect on our operations.

      The Medicare Modernization Act also requires that new clinical conditions for payment of durable medical equipment be established. TENS and NMES products could be impacted by this requirement if and when applicable conditions are established. At this time, we cannot predict what standards will be adopted, the timing of such adoption or the impact any standards that are adopted may have on our business.

      In addition, in 2003, the Centers for Medicare and Medicaid Services, or CMS, the agency responsible for administering the Medicare program, made effective an interim final regulation implementing “inherent reasonableness” authority, which allows adjustments to payment amounts for certain items and services covered by Medicare when the existing payment amount is determined to be grossly excessive or grossly deficient. The regulation lists factors that may be used to determine whether an existing reimbursement rate is grossly excessive or grossly deficient and to determine what is a realistic and equitable payment amount according to CMS. These regulations provide that a payment amount will not be considered grossly excessive or grossly deficient if an overall payment adjustment of less than 15% would be necessary to produce a realistic and equitable payment amount. The regulation remains in effect after the enactment of the Medicare Modernization Act, although the new legislation precludes the use of inherent reasonableness authority for payment amounts established under the competitive bidding process. Medicare and Medicaid accounted for 5% of Empi’s net revenues in 2002 and 2003 and 4% in 2001. When using the inherent reasonableness authority, CMS may reduce reimbursement levels for certain of our products, which could have a material adverse effect on our results of operations. Similarly, reduction in payment or loss of coverage under Medicare could result in similar action by private payors and have a material adverse effect on our operations.

Our failure to comply with regulatory requirements or receive regulatory clearance or approval for our products or operations in the United States or abroad could adversely affect our business.

      Our products are subject to extensive regulation in the United States by the FDA and by the foreign equivalents in countries where we do business. The FDA regulates virtually all aspects of a medical device’s testing, manufacture, safety, labeling, storage, record keeping, reporting, promotion and distribution. The FDA also regulates the export of medical devices to foreign countries. In general, unless an exemption applies, a medical device must receive either pre-market approval or pre-market clearance from the FDA before it can be marketed in the United States. There can be no assurance that a particular device will be approved or cleared by the FDA through either the 510(k) pre-market clearance process or the pre-market approval process.

      Additionally, we may be required to obtain pre-market approvals, pre-market approval supplements or pre-market clearances to market modifications to our existing products or market our existing products for new indications. The FDA requires device manufacturers themselves to make and document a determination of whether or not a modification requires an approval, supplement or clearance; however, the FDA can review and disagree with a manufacturer’s decision. We have applied for, and received, a number of such approvals in the past. We cannot assure you that we will be successful in receiving approvals in the future or that the FDA will agree with our decisions not to seek approvals, supplements or clearances for particular device modifications. The FDA may require approval or clearances for past or any future modifications or new indications for our existing products. Such submissions may require the submission of additional clinical or preclinical data and may be time consuming and costly, and may not ultimately be cleared or approved by the FDA.

      If the FDA requires us to obtain pre-market approvals, pre-market approval supplements or pre-market clearances for any modification to a previously cleared or approved device, we may be required to cease manufacturing and marketing the modified device or to recall such modified device until we obtain FDA clearance or approval and we may be subject to significant regulatory fines or penalties. In addition, there can be no assurance that the FDA will clear or approve such submissions in a timely manner, if at all. Any of the foregoing could adversely affect our business.

      The FDA also may change its policies, adopt additional regulations, or revise existing regulations, each of which could prevent or delay pre-market approval or pre-market clearance of our devices, or could impact our ability to market a device that was previously cleared or approved. For instance, on August 22, 2000, the FDA issued a proposed rule that, if finalized, could rescind the pre-market clearances for our iontophoretic devices. We cannot predict the likelihood that the FDA will finalize the proposed rule. However, in order to allow us to continue marketing our iontophoretic devices in the event this rule is finalized, we have filed a new drug application, or NDA, with the FDA for the use of a lidocaine/epinephrine solution with certain of our iontophoretic devices. The NDA is currently pending before the FDA, and the FDA has indicated that we may be required to provide additional data to support approval of the NDA. We cannot predict if or when the FDA will ultimately approve our NDA.

      Our failure to comply with the regulatory requirements of the FDA and other applicable U.S. regulatory requirements may subject us to administrative or judicially imposed sanctions, which could have a material adverse effect on our business, financial condition and results of operations. These sanctions include warning letters, civil penalties, criminal penalties, injunctions, product seizure or detention, product recalls and total or partial suspension of production.

      In many of the foreign countries in which we market our products, we are subject to extensive regulations that are comparable to those of the FDA, including those in Europe, our largest foreign market. The regulation of our products in Europe falls primarily within the European Economic Area, which consists of the fifteen member states of the European Union, as well as Iceland, Liechtenstein and Norway. Only medical devices that comply with certain conformity requirements are allowed to be marketed within the European Economic Area. Failure to receive, or delays in the receipt of, relevant foreign qualifications in the European Economic Area or other foreign countries could have a material adverse effect on our business.

Audits or denials of our claims by government agencies could reduce our revenues or profits.

      As part of our business operations, we submit claims on behalf of patients directly to and receive payments directly from the Medicare and Medicaid programs and private payors. Therefore, we are subject to extensive government regulation, including requirements for submitting reimbursement claims under appropriate codes, and maintaining certain documentation to support our claims. Medicare contractors and Medicaid agencies periodically conduct pre-and post-payment reviews and other audits of claims, and are under increasing pressure to more closely scrutinize healthcare claims and supporting documentation. As indicative of a provider of products, Empi historically has been subject to pre-payment and post-payment reviews as well as audits of claims and may experience such reviews and audits of claims in the future. We cannot assure you that such reviews and/or similar audits of our claims will not result in material delays in payment, as well as material recoupments or denials, which could reduce our net revenues and profitability nor in exclusion from participation in the Medicare or Medicaid programs or from participation in the provider panel of a private payor. Private payors may from time to time conduct similar reviews and audits. Neither we nor Empi has been subject to any reviews or audits that have resulted in any material delays in payments or material reductions in our net revenues or profitability.

Changes in international regulations regarding coverage and reimbursement for our products could adversely affect our business and results of operations.

      Similar to our domestic business, our success in international markets also depends upon the eligibility of our products for coverage and reimbursement through government-sponsored healthcare payment systems. Coverage and reimbursement practices vary significantly by country, with certain countries requiring products to undergo a lengthy regulatory review in order to be eligible for government reimbursement. In addition, healthcare cost containment efforts similar to those undertaken in the United States are prevalent in many of the foreign countries in which our products are sold, and these efforts are expected to continue in the future, possibly resulting in the adoption of more stringent measures for coverage and in lower reimbursement. Any developments in our foreign markets that eliminate or reduce reimbursement rates for our products could have an adverse effect on our ability to sell our products or cause our customers to use less expensive products in these markets. Additionally, in Germany, Empi’s largest foreign market, new regulations generally require adult patients to pay between five and ten euros for each medical technical device prescribed. This may adversely affect our sales and profitability by making it more difficult for patients in Germany to pay for our products.

If adequate levels of reimbursement from third-party payors for our products are not obtained, surgeons and patients may be reluctant to use our products, and our sales may decline.

      Our sales depend largely on government health care programs such as Medicare and Medicaid and private payors reimbursing patients for costs of purchasing our products. Surgeons, hospitals and other health care providers may not recommend or purchase our products if they do not receive satisfactory reimbursement from these third-party payors for the cost of the procedures using our products. Consequently, we may be unable to sell our products on a profitable basis if third-party payors deny coverage or reduce their current levels of reimbursement.

      Payors continue to review their coverage policies carefully for existing and new therapies and can, without notice, deny coverage for treatments that include the use of our products. Health care providers may attempt to control costs by (i) authorizing fewer elective surgical procedures, including joint reconstructive surgeries, (ii) by requiring the use of the least expensive implant available, or (iii) reducing the reimbursement for or limiting the number of authorized visits for rehabilitation procedures.

      In foreign markets, reimbursement systems vary significantly by country. Many foreign markets have government-managed health care systems that govern reimbursement for new devices and procedures. Canada and some European countries, in particular France, have lowered reimbursement rates. If adequate levels of reimbursement from third-party payors outside of the United States are not obtained, international sales of our products may decline.

      In the United States, Germany and the other countries in which we operate, third-party payors, primarily governmental payors, private payors and managed care companies, typically reimburse us for our medical products purchased or rented by patients. Changes in the coverage of, and reimbursement for, our products by these third-party payors could have a material adverse affect on our results of operations. For example, in the United States, Medicare and private payors frequently engage in efforts to contain costs, which may result in a reduction of coverage of, and reimbursement for, our products. We believe that physical therapists and physicians will be less likely to use, purchase or prescribe our products if their patients are unable to obtain sufficient reimbursement from third-party payors, which may adversely affect our sales and profitability. In addition, many other payors base their coverage and reimbursement policies on Medicare policies. As a result, third-party payors’ coverage of, and reimbursement for, our products could be negatively impacted by legislative, regulatory or other measures that reduce Medicare coverage and reimbursement generally.

      Our international sales also depend upon the eligibility of our products for reimbursement through third-party payors, the amount of reimbursement and the allocation of payments between the patient and third-party payors. Reimbursement practices vary significantly by country, with certain countries requiring products to undergo a lengthy regulatory review in order to be eligible for third-party reimbursement. In addition, healthcare cost containment efforts similar to those we face in the United States are prevalent in many of the foreign countries in which our products are sold, and these efforts are expected to continue in the future, possibly resulting in the adoption of more stringent reimbursement standards. Any developments in our foreign markets that eliminate, reduce or materially modify coverage of, and reimbursement rates for, our products could have an adverse effect on our ability to sell our products or cause our customers to use less expensive products in these markets.

Healthcare reform, managed care and buying groups have put downward pressure on the prices of our products.

      Healthcare reform and the healthcare industry’s response to rising healthcare costs has caused a significant expansion of managed care organizations and buying groups. This growth of managed care has resulted in downward pressure on the reimbursement paid for our products and greater attention to balancing the costs and benefits of using a particular product or treatment. One result of this cost-benefit analysis has been, and is expected to continue to be, a shift toward coverage and payments based on more cost-effective treatment alternatives, which could reduce the demand for our products and adversely affect our operating results.

      A further result of healthcare reform and the related pressure to contain costs has been the advent of buying groups in the United States. These group purchasing organizations enter into preferred supplier arrangements with one or more manufacturers of medical products in return for price discounts to members of the group purchasing organizations. If we are not able to obtain new preferred supplier commitments for major group purchasing organizations or retain those commitments that we currently have, which are generally terminable by either party for any reason upon the expiration of a defined notice period, our sales and profitability could be adversely affected. However, even if we are able to obtain and retain preferred supplier commitments from buying groups, they may not deliver high levels of compliance by their members, meaning that we may not be able to offset the negative impact of lower per-unit prices or lower margins with increases in unit sales or in market share.

      In Germany and other international markets, Empi has historically experienced downward pressure on product pricing and other effects of healthcare reform similar to that which we have experienced in the United States. We expect healthcare reform and managed care to continue to develop in these international markets, which we expect will result in further downward pressure on product pricing and may adversely affect our sales and profitability. We cannot predict the timing or impact on us of healthcare reform and the development of managed care in international markets.

Arthur Andersen LLP, the auditor for Empi’s audited financial statements for the year ended December 31, 2001 that are incorporated by reference in this prospectus, has been found guilty of federal obstruction of justice charges and you are unlikely to be able to exercise effective remedies against it in any legal action.

      On June 15, 2002, a jury in Houston, Texas found Empi’s former independent public accountant, Arthur Andersen LLP, guilty of federal obstruction of justice charges arising from the federal government’s investigation of Enron Corp. As a result, Arthur Andersen has ceased practicing before the SEC and substantially all of Arthur Andersen’s personnel have left the firm, including the individuals responsible for auditing Empi’s financial statements for the year ended December 31, 2001 that are incorporated by reference in this prospectus and for prior periods. On November 13, 2002, Empi dismissed Arthur Andersen and appointed Ernst & Young LLP as Empi’s independent auditors. Arthur Andersen is currently in the process of liquidating its assets. The ability of Arthur Andersen to satisfy any judgments obtained against it is in great doubt and, therefore, you are unlikely to be able to exercise effective remedies or collect judgments against it.

THE EXCHANGE OFFER

General

      We are offering to exchange up to $165,000,000 in aggregate principal amount of new 9 3/4% senior subordinated notes for the same aggregate principal amount of outstanding 9 3/4% senior subordinated notes, properly tendered before the expiration date and not withdrawn. We are making the exchange offer for all of the outstanding notes. Your participation in the exchange offer is voluntary.

      On the date of this prospectus, $165,000,000 in aggregate principal amount of our 9 3/4% senior subordinated notes is outstanding. We are sending this prospectus, together with the letter of transmittal, on approximately                     , 2005, to DTC, the sole registered holder of outstanding notes, and to all persons that we can identify as beneficial holders of outstanding notes.

Purpose of the Exchange Offer

      We issued and sold $165,000,000 in aggregate principal amount of our 9 3/4% senior subordinated notes on October 4, 2004 in a transaction exempt from the registration requirements of the Securities Act. We are making the exchange offer to satisfy our obligations under the registration rights agreement we entered into in connection with the issuance and sale of the outstanding notes. The material terms of the registration rights agreement are described in “Description of Notes — Registration Rights; Liquidated Damages,” and a copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

      Except in limited circumstances, we are not required to file any registration statement to register any outstanding notes. Holders of outstanding notes that do not tender their outstanding notes or whose outstanding notes are tendered but not accepted will have to rely on exemptions to registration requirements under the securities laws, including the Securities Act, if they wish to sell their outstanding notes.

Terms of the Exchange

      We are offering to exchange, upon the terms of this prospectus and the letter of transmittal, $1,000 in principal amount of new notes for each $1,000 in principal amount of outstanding notes. The terms of the new notes are the same in all material respects, including principal amount, interest rate, maturity and ranking, as the terms of the outstanding notes for which they may be exchanged pursuant to the exchange offer, except that the offering of the new notes has been registered under the Securities Act and, therefore, the new notes will not be subject to restrictions on transfer applicable to the outstanding notes and will be entitled to registration rights only under limited circumstances. The new notes will evidence the same indebtedness as the outstanding notes and will be entitled to the benefits of the indenture. Please refer to the section in this prospectus entitled “Description of Notes” for a more complete discussion of the terms of the notes.

      The exchange offer is not conditioned upon any minimum aggregate amount of outstanding notes being tendered for exchange.

      We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the new notes issued pursuant to the exchange offer in exchange for the outstanding notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based on an interpretation by the staff in a series of no-action letters issued to third parties, we believe that new notes issued in the exchange offer in exchange for outstanding notes may be offered for sale, resold and otherwise transferred by any holder of new notes (other than any holder which is an affiliate of ours or a broker-dealer that purchased outstanding notes from us to resell pursuant to Rule 144A under the Securities Act or any other available exemption) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the new notes are acquired in the ordinary course of the holder’s business and the holder has no arrangement or understanding with any person to participate in the distribution of the new notes and neither the holder nor any other person is participating in or intends to participate in a distribution of the new notes. Because the SEC has not considered our exchange offer in the context of a no-action letter, we cannot assure you that the staff would make a similar determination with respect to the exchange offer. Any holder that is an affiliate of ours or that tenders in the exchange offer for the purpose of participating in a distribution of the new notes may be deemed to have received restricted securities and will not be allowed to rely on this interpretation by the staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

      If you participate in the exchange offer, you must acknowledge, among other things, that you are not participating in, and do not intend to participate in, a distribution of the new notes. If you are a broker-dealer that receives new notes for your own account in exchange for outstanding notes, where your outstanding notes were acquired by you as a result of your market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes. Please refer to the section in this prospectus entitled “Plan of Distribution” for a more complete discussion of your ability to resell the new notes.

      We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

      You will not be required to pay brokerage commissions or fees or, if you comply with the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the outstanding notes in the exchange offer. It is important that you read the section labeled “— Solicitation of Tenders; Fees and Expenses” for more details regarding fees and expenses incurred in the exchange offer.

      We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Expiration Date; Extension; Termination; Amendment

      The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2005, unless we have extended the period of time that the exchange offer is open. We reserve the right to extend the period of time that the exchange offer is open, and delay acceptance for exchange of any outstanding notes, by giving oral or written notice to the exchange agent and by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any extension, all outstanding notes previously tendered will remain subject to the exchange offer unless properly withdrawn.

      Subject to the terms of the registration rights agreement, we reserve the right to:

•	end or amend the exchange offer and not to accept for exchange any outstanding notes not previously accepted for exchange upon the occurrence of any of the events specified below under “— Conditions to the Exchange Offer” that have not been waived by us; and

•	amend the terms of the exchange offer in any manner which, in our good faith judgment, is advantageous to you, whether before or after any tender of the outstanding notes.

      If any termination or amendment occurs, we will notify the exchange agent and will either issue a press release or give oral or written notice to you as promptly as practicable.

Procedures for Tendering Outstanding Notes

      In order to participate in the exchange offer, you must properly tender your outstanding notes to the exchange agent as described below. It is your responsibility to properly tender your notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your exchange.

      If you have any questions or need help in exchanging your notes, please call the exchange agent whose address and phone number are described in the section of the prospectus entitled “Where You Can Find More Information.”

      All of the outstanding notes were issued in book-entry form, and all of the outstanding notes are currently represented by global certificates held for the account of DTC. We have confirmed with DTC that the outstanding notes may be tendered using the Automated Tender Offer Program (“ATOP”) instituted by DTC. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their outstanding notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender outstanding notes and that the participant agrees to be bound by the terms of the letter of transmittal.

      By using the ATOP procedures to exchange outstanding notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

      On the expiration date, if DTC shut down the ATOP process prior to 5:00 p.m., New York City time, you may deliver the letter of transmittal by facsimile to the exchange agent before 5:00 p.m. if you wish to exchange your notes.

      There is no procedure for guaranteed late delivery of the notes.

Determinations Under the Exchange Offer

      We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder as soon as practicable following the expiration date.

When We will Issue New Notes

      In all cases, we will issue new notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent receives, prior to 5:00 p.m., New York City time, on the expiration date,

•	a book-entry confirmation of such outstanding notes into the exchange agent’s account at DTC; and

•	a properly transmitted agent’s message.

Return of Outstanding Notes Not Accepted or Exchanged

      If we do not accept any tendered outstanding notes for exchange or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged outstanding notes will be returned without expense to their tendering holder. Such non-exchanged outstanding notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

Your Representations to Us

      By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any new notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the new notes;

•	you are not engaged in and do not intend to engage in the distribution of the new notes;

•	if you are a broker-dealer that will receive new notes for your own account in exchange for outstanding notes, you acquired those notes as a result of market-making activities or other trading activities and you will deliver a prospectus, as required by law, in connection with any resale of such new notes; and

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act.

Withdrawal Rights

      Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m. New York City time on the expiration date. For a withdrawal to be effective you must comply with the appropriate procedures of DTC’s ATOP system. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn outstanding notes and otherwise comply with the procedures of DTC.

      We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

      Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be credited to an account maintained with DTC for the outstanding notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn outstanding notes by following the procedures described under “— Procedures for Tendering” above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

      We will not be required to accept for exchange, or to issue new notes in exchange for, any outstanding notes if we determine that the exchange offer violates applicable law, any applicable interpretation of the staff of the SEC or any stop order or order of any governmental agency or court of competent jurisdiction. Similarly, we may terminate or amend the exchange offer as provided in this prospectus before accepting outstanding notes for exchange in the event of such a potential violation.

      In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made the representations described under “— Terms of the Exchange” and “Plan of Distribution” and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to allow us to use an appropriate form to register the new notes under the Securities Act.

      These conditions are for our sole benefit and we may assert them or waive them in whole or in part at any time and from time to time in our sole discretion subject to the following. If we fail at any time to exercise any of these rights, this failure shall not be deemed a waiver of any of those rights.

      We reserve the right to end the exchange offer and reject for exchange any outstanding notes upon the occurrence of any of the preceding conditions. In addition, we may amend the exchange offer at any time before the expiration date if any of these conditions exist. We will give oral or written notice of any amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable.

      In addition, we will reject for exchange any outstanding notes tendered, and no new notes will be issued in exchange for any outstanding notes, if at the time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. If any stop order is in effect we will be required to use our reasonable best efforts to obtain its withdrawal at the earliest possible time.

      The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered for exchange.

Exchange Agent

      We have appointed Wells Fargo Bank, N.A. as the exchange agent for the exchange offer. You should direct all executed letters of transmittal to the exchange agent at the addresses listed below:

By Overnight Courier or Mail:	By Registered or Certified Mail:	By Hand:
Wells Fargo Bank, N.A	Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.
Corporate Trust Operations	Corporate Trust Operations	Corporate Trust Services
MAC N9303-121	MAC N9303-121	Northstar East Bldg. — 12th Floor
6th & Marquette Avenue	P.O. Box 1517	608 2nd Avenue South
Minneapolis, MN 55479	Minneapolis, MN 55480	Minneapolis, MN 55402

Attn: Reorg	Attn: Reorg	Attn: Reorg
(if by mail, registered or certified recommended)

By Facsimile:	To Confirm by Telephone:
(800) 344-5128; or
(612) 667-6282	(612) 677-9764
Attn: Bondholder Communications	Attn: Bondholder Communications

You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal to the exchange agent at the address and telephone number listed above.

Delivery to an address other than as listed above, or transmissions of instructions by a facsimile number other than as listed above, will not constitute a valid delivery.

Solicitation of Tenders; Fees and Expenses

      We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by facsimile, telephone or in person by our or our affiliates’ officers and regular employees.

      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

      We will pay the cash expenses to be incurred in connection with the exchange offer. They include fees and expenses of the exchange agent and trustee, registration fees, accounting, legal and printing expenses and other related fees and expenses.

Transfer Taxes

      We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. A tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of outstanding notes in the exchange offer.

Accounting Treatment

      We will record the new notes at the carrying value of the outstanding notes as reflected in our accounting records on the date the exchange offer is completed. Accordingly, we will not recognize any gain or loss for accounting purposes upon the exchange of new notes for outstanding notes. We will capitalize the costs as incurred in connection with the issuance of the new notes as debt issuance costs.

Consequences of Failure to Exchange

      If you do not exchange your outstanding notes for new notes pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer of the outstanding notes as described in the legend on the notes. In general, the outstanding notes may be offered or sold only if registered under the Securities Act, unless they are sold under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register the outstanding notes under the Securities Act. Please refer to the section in this prospectus entitled “Description of Notes — Registration Rights; Liquidated Damages” for a more complete discussion of our registration obligations.

      If you do not tender your outstanding notes in the exchange offer, you will be entitled to all the rights and limitations applicable to the outstanding notes under the indenture, except for any rights under the registration rights agreement that by their terms end or cease to have further effectiveness as a result of the making of this exchange offer. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for untendered, or tendered but unaccepted, outstanding notes could be adversely affected.

      We may in the future seek to acquire, subject to the terms of the indenture, untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The terms of these purchases or offers may differ from the terms of the exchange offer.

Resale of New Notes

      As noted above, we are making the exchange offer in reliance on the position of the staff of the SEC in interpretive letters addressed to third parties in other transactions. However, we have not sought an interpretive letter from the staff and we cannot assure you that the staff would make a similar determination with respect to the exchange offer as it has in past interpretive letters to third parties. Any holder who is an affiliate of ours or who has an arrangement or understanding with respect to the distribution of the new notes to be acquired pursuant to the exchange offer, or any broker-dealer who purchased outstanding notes from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

•	cannot rely on the applicable interpretations of the staff; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act.

      A broker-dealer who holds outstanding notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an underwriter within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of new notes. Each broker-dealer that receives new notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by a broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the new notes. A secondary resale transaction in the

United States by a holder using the exchange offer to participate in a distribution of outstanding notes must be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K. Please refer to the section in this prospectus entitled “Plan of Distribution” for a more complete discussion of your ability to resell the new notes.

      In addition, to comply with the securities laws of some jurisdictions, the new notes may be offered or sold only if they have been registered or qualified for sale in the jurisdiction or an exemption from registration or qualification is available and is complied with. We have agreed, pursuant to the registration rights agreement and subject to specified limitations in the registration rights agreement, to register or qualify the new notes for offer or sale under the securities or blue sky laws of these jurisdictions as any holder of the new notes reasonably requests. Registration or qualification may require the imposition of restrictions or conditions, including suitability requirements for offerees or purchasers, in connection with the offer or sale of any new notes.

RATIO OF EARNINGS TO FIXED CHARGES

      For purposes of calculating the ratio of earnings to fixed charges, (a) earnings consist of income (loss) before provision (benefit) for income tax plus fixed charges and (b) fixed charges is defined as interest expense (including capitalized interest, amortization of debt issuance costs and amortization of debt discount) and the estimated portion of rent expense deemed by management to represent the interest component of rent expense.

	Year Ended December 31,
											Nine Months Ended
	1999		2000		2001		2002		2003		October 2, 2004

Encore	2.89	x	—	(1)	1.48	x	1.04	x	—	(1)	10.99x
Pro forma consolidated		(2)		(2)		(2)		(2)	—	(1)	1.14x

(1)	Earnings were inadequate to cover fixed charges for Encore by approximately $5.1 million in 2000 and $3.5 million in 2003, and on a pro forma consolidated basis by approximately $3.8 million in 2003.

(2)	Pro forma historical information is not required for years 1999 through 2002.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

      On October 4, 2004, Encore Medical Corporation acquired Empi, Inc., a privately held Minnesota corporation for approximately $172.7 million payable to the Empi common stockholders and option holders in cash, along with eight million shares of our common stock, plus the repayment of approximately $154.1 million of outstanding Empi debt (less Empi available cash on hand), plus an estimated $8.8 million in purchase costs, for a total purchase price of approximately $368.9 million. Empi became a wholly owned subsidiary of Encore Medical IHC, Inc., the issuer of the notes and a direct subsidiary of Encore Medical Corporation, pursuant to the terms of a merger agreement dated August 8, 2004. Encore funded the merger, which we refer to as the Empi acquisition, with proceeds from the offering of the outstanding notes, from borrowings under the new senior credit facility and from available cash. These proceeds and borrowings were also used to repay substantially all of Encore’s and Empi’s existing debt and to pay all the related fees and expenses of the Empi acquisition.

      The accompanying unaudited pro forma condensed combined financial statements give effect to the following transactions, which we refer to collectively as the Empi Transactions:

•	the payment of $172.7 million in cash and eight million shares of Encore common stock by Encore to Empi’s shareholders;

•	the merger of a wholly owned subsidiary of the Issuer with and into Empi;

•	the issuance by the Issuer of $165 million aggregate principal amount at maturity of the notes priced at 99.314%, which resulted in original issue discount of approximately $1.1 million;

•	the entering into by the Issuer of a new senior secured credit facility, which consists of a term loan facility of $150 million and a revolving credit facility of $30 million. At the closing of the acquisition, we borrowed $150 million under the term loan facility and the revolving credit facility remained undrawn; and

•	concurrently with the closing of the Empi acquisition, Encore repaid substantially all of Empi’s outstanding funded debt, including all indebtedness under Empi’s senior secured credit facility. At September 30, 2004, Empi’s senior secured credit facility had borrowings of approximately $154.1 million. In addition, Encore repaid $5 million of its existing indebtedness at the closing of the Empi Transactions.

      It is anticipated that a closing tax benefit was generated upon completion of the Empi acquisition. Encore shall file for the related refunds and, as additional Empi acquisition consideration, shall pay to the shareholders of Empi, on a pro rata basis, the lesser of $6 million or the full amount of any such granted refunded taxes. This contingent consideration has not been included within the estimate of the purchase price within the pro forma adjustments. Upon resolution of the contingency, any additional amounts paid to the Empi shareholders would increase goodwill accordingly.

      The unaudited pro forma condensed combined balance sheet as of October 2, 2004 gives effect to the Empi Transactions as if the Empi Transactions had occurred on October 2, 2004. The unaudited pro forma condensed combined statements of operations have been adjusted to give effect to the Empi Transactions as if the Empi Transactions had occurred on January 1, 2003.

      The unaudited pro forma condensed combined balance sheet as of October 2, 2004 has been derived from Encore’s unaudited condensed consolidated balance sheet as of October 2, 2004 and Empi’s unaudited condensed consolidated balance sheet as of September 30, 2004. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2003 has been derived from Encore’s audited consolidated statement of operations and Empi’s audited consolidated statement of operations for the year ended December 31, 2003. The unaudited pro forma condensed combined statement of operations for the nine months ended October 2, 2004 has been derived from Encore’s unaudited condensed consolidated statement of operations for the nine months ended October 2, 2004 and Empi’s unaudited condensed consolidated statement of operations for the nine months ended September 30, 2004.

      The unaudited pro forma combined financial information reflects pro forma adjustments that are described in the accompanying notes and are based on available information and certain assumptions we believe are reasonable but are subject to change. In our opinion, all adjustments that are necessary to present fairly the pro forma information have been made. The unaudited pro forma combined financial information does not purport to represent what our results of operations or financial position would actually have been had the Empi Transactions occurred on such dates or to project our results of operations or financial position for any future date or period. The unaudited pro forma combined financial information reflects our preliminary estimates of the allocation of the purchase price for the acquisition of Empi and is subject to change. The final allocation of the purchase price for the acquisition of Empi will be based on the actual purchase price, the net tangible and intangible assets acquired and liabilities assumed and will be determined after completion of the acquisition including the audit of the closing balance sheet of Empi and a final valuation of acquired net tangible and intangible assets prepared by independent valuation specialists.

      You should read the following unaudited pro forma combined financial information in conjunction with “Use of Proceeds,” included elsewhere in this prospectus. In addition, you should carefully read the “Management Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and related notes of Encore and Empi incorporated by reference in this prospectus.

      The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2003 was previously filed on Encore’s Current Report on Form 8-K/A dated November 12, 2004, which has been incorporated by reference herein. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2003 has also been included herein as certain of the assumptions used have been updated based upon additional information obtained in connection with the closing of the Empi Transactions.

ENCORE MEDICAL CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of October 2, 2004

					Pro Forma
	Encore	Empi	Adjustments		Total

	(In thousands)
ASSETS
Cash, cash equivalents and short-term investments	$41,651	$9,096	$(35,296	)(a)	$15,451
Accounts receivable, net	15,756	35,421	(412	)(b)	50,765
Inventories, net	34,196	15,380	594	(c)	50,170
Deferred tax assets	3,058	3,288	—		6,346
Prepaid expenses and other current assets	2,603	1,271	—		3,874

Total current assets	97,264	64,456	(35,114)		126,606
Property and equipment, net	12,545	12,949	1,400	(d)	26,894
Goodwill	18,146	28,969	267,766	(e)	314,881
Intangible assets, net	14,249	170	29,830	(f)	44,249
Other assets	561	4,483	5,713	(g)	10,757

Total assets	$142,765	$111,027	$269,595		$523,387

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$506	$37	$—		$543
Accounts payable	4,606	5,178	(412	)(b)	9,372
Accrued expenses	8,040	9,445	—		17,485
Other current liabilities	—	9,643	—		9,643

Total current liabilities	13,152	24,303	(412)		37,043
Long-term debt, net of current portion	5,359	155,089	154,780	(h)	315,228
Deferred tax liability	5,212	—	11,190	(i)	16,402
Other non-current liabilities	532	—	—		532

Total liabilities	24,255	179,392	165,558		369,205
Minority interest	—	659	—		659
Stockholders’ equity (deficit)
Common stock	43	61	(53	)(j)	51
Additional paid-in capital	118,519	(132,427)	167,507	(j)	153,599
Notes received for sale of common stock	(948)	(985)	985	(j)	(948)
Retained earnings	2,543	59,097	(59,172	)(j)	2,468
Other comprehensive income	—	5,230	(5,230	)(j)	—
Repurchased stock, warrants and rights	(1,647)	—	—		(1,647)

Total stockholders’ equity (deficit)	118,510	(69,024)	104,037		153,523

Total liabilities, minority interest and stockholders’ equity	$142,765	$111,027	$269,595		$523,387

See accompanying notes to the unaudited pro forma condensed combined financial statements.

ENCORE MEDICAL CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2003

					Pro Forma
	Encore	Empi	Adjustments		Total

	(Dollars in thousands, except per share data)
Sales	$108,059	$150,525	$(2,156	)(k)	$256,428
Cost of sales	54,287	51,946	(1,462	)(l)	104,771

Gross margin	53,772	98,579	(694)		151,657
Operating expenses:
Selling, general and administrative	39,535	58,831	3,496	(m)	101,862
Research and development	5,022	2,409	—		7,431
Recapitalization expense	—	5,408	—		5,408

Total operating expenses	44,557	66,648	3,496		114,701

Income from operations	9,215	31,931	(4,190)		36,956
Interest income	142	164	—		306
Interest expense	(5,305)	(7,994)	(17,515	)(n)	(30,814)
Early extinguishment of debt	(7,674)	—	—		(7,674)
Other, net	139	(2,511)	—		(2,372)

Income (loss) before income taxes	(3,483)	21,590	(21,705)		(3,598)
Provision (benefit) for income taxes	(966)	8,180	(8,096	)(o)	(882)
Minority interest	—	127	—		127

Net income (loss)	$(2,517)	$13,283	$(13,609)		$(2,843)

Loss per share:
Basic	$(0.12)				$(0.10)
Diluted	$(0.12)				$(0.10)
Shares used:
Basic	20,848		8,000	(j)	28,848
Diluted	20,848		8,000	(j)	28,848

See accompanying notes to the unaudited pro forma condensed combined financial statements.

ENCORE MEDICAL CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Nine Months Ended October 2, 2004

	Encore	Empi			Pro Forma
	October 2, 2004	September 30, 2004	Adjustments		Total

	(Dollars in thousands, except per share data)
Sales	$90,899	$119,322	$(2,100	)(p)	$208,121
Cost of sales	43,992	42,303	(1,416	)(q)	84,879

Gross margin	46,907	77,019	(684)		123,242
Operating expenses:
Selling, general and administrative	34,627	48,560	2,562	(r)	85,749
Research and development	4,990	1,997	—		6,987

Total operating expenses	39,617	50,557	2,562		92,736

Income from operations	7,290	26,462	(3,246)		30,506
Interest income	393	120	—		513
Interest expense	(536)	(6,199)	(13,426	)(s)	(20,161)
Other, net	(21)	(7,835)	—		(7,856)

Income before income taxes	7,126	12,548	(16,672)		3,002
Provision for income taxes	2,632	4,673	(6,219	)(t)	1,086
Minority interest	—	114	—		114

Net income	$4,494	$7,761	$(10,453)		$1,802

Earnings per share:
Basic	$0.10				$0.04
Diluted	$0.10				$0.03
Shares used:
Basic	42,870		8,000	(j)	50,870
Diluted	44,272		8,000	(j)	52,272

See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS
(In thousands, except per share data)

1.	Basis of Presentation

      On October 4, 2004, Encore Medical Corporation acquired Empi, Inc., a privately held Minnesota corporation. Empi became a wholly owned subsidiary of Encore Medical IHC, Inc., a direct subsidiary of Encore Medical Corporation pursuant to the terms of a merger agreement dated August 8, 2004. Encore paid Empi’s shareholders eight million shares of Encore common stock and cash consideration in an amount equal to $325,000, less the amount of Empi’s transaction costs and debt at closing, plus Empi’s cash and cash equivalents at closing, subject to adjustment based upon the change in net working capital at the time of closing. Encore funded the merger, which we refer to as the Empi acquisition, with proceeds from the offering of the notes, from borrowings under the new senior credit facility and from available cash. These proceeds and borrowings were also used to repay substantially all of Encore’s and Empi’s existing debt and to pay all the related fees and expenses of the Empi acquisition.

      The accompanying unaudited pro forma condensed combined balance sheet of Encore Medical Corporation as of October 2, 2004 gives effect to the Empi Transactions as if the Empi Transactions had occurred on that date.

      The accompanying unaudited pro forma condensed combined statements of operations for the year ended December 31, 2003 and the nine months ended October 2, 2004 give effect to the Empi Transactions as if the Empi Transactions had occurred on January 1, 2003 and January 1, 2004, respectively.

      The unaudited pro forma financial information gives effect to the acquisition using the purchase method of accounting. The pro forma adjustments described in these notes to the unaudited pro forma condensed combined financial statements are based upon preliminary available information and upon certain assumptions made by management of Encore. Accordingly, the pro forma adjustments reflected in the unaudited pro forma condensed combined financial statements are preliminary and subject to revision. Any such revision could be material.

2.	Preliminary Purchase Price

      The unaudited pro forma condensed combined financial statements reflect an estimated total purchase price of approximately $368,905, consisting of cash payments of $325,000 (including repayment of $154,088 of Empi debt), the fair value of Encore shares to be issued of $35,088, and estimated direct acquisition costs of $8,817. The net purchase price to be paid to existing Empi shareholders was estimated to be approximately $207,819, consisting of estimated cash to be paid to Empi’s shareholders of $172,731, and the fair value of Encore shares to be issued of $35,088.

      Net cash consideration to be paid to Empi shareholders was determined as follows:

Total cash to be paid	$325,000
Less: Estimated total Empi debt (includes debt to be repaid at closing and debt to be retained by Encore)	(155,126)
Less: Estimated Empi transaction costs	(7,637)
Plus: Estimated Empi cash on hand as of September 30, 2004	9,096
Plus: Repayment of Empi employee notes receivable (including $413 of interest)	1,398

Net cash to be paid to Empi shareholders	$172,731

      The preliminary fair value of the Encore common stock to be issued of $35,088 was determined to be $4.39 per share based upon the average closing price of Encore’s common stock on the Nasdaq National Market for the period from two days before to two days after the announcement of the Empi acquisition.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

      The final purchase price is dependent on the amount of Empi’s cash and cash equivalents, the balance owing on Empi’s funded debt, actual transaction costs incurred by Empi, and the amount of Empi’s net working capital at closing and the potential contingent consideration. The final purchase price will be determined after completion of the acquisition including the audit of the closing balance sheet of Empi and a final valuation of acquired net tangible and intangible assets prepared by independent valuation specialists.

3.	Preliminary Purchase Price Allocation

      Under the purchase method of accounting, the total estimated purchase price will be allocated to the acquired tangible and identifiable intangible assets and the assumed liabilities of Empi based upon their estimated fair values as of the date of completion of the merger. The following represents the preliminary allocation of the aggregate purchase price as of October 2, 2004:

Current assets	$63,590
Tangible and other noncurrent assets	14,695
Liabilities assumed	(36,115)
Identifiable intangible assets	30,000
Goodwill	296,735

Total estimated purchase price	$368,905

      The carrying amounts of inventory and net tangible assets have been adjusted to the estimated purchase accounting valuation. A final determination of these fair values may differ materially from preliminary estimates and will include management’s consideration of a final valuation prepared by independent valuation specialists. Any final adjustments may change the allocations of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed combined financial statements data.

      Additionally, for pro forma purposes, we have estimated that the acquired intangible assets, consisting of Empi’s patents, trademarks, software, contracts, distribution networks and the third-party billing system will have an estimated fair value of $30,000. The identifiable intangible assets are expected to have a weighted-average useful life of nine years. The actual fair value of identifiable intangible assets, as well as their weighted-average useful life, may vary from the preliminary estimates.

      The long-term deferred tax liability relates to the difference between book and tax basis associated with the $30,000 of estimated identifiable intangible assets acquired in the Empi Transactions.

      Goodwill represents the excess of the purchase price over the fair value of tangible and identifiable intangible assets acquired and liabilities assumed.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

4.	Pro Forma Adjustments

      The pro forma adjustments to the unaudited pro forma condensed combined financial statements are as follows:

Pro Forma Balance Sheet as of October 2, 2004

      (a) The pro forma adjustment to cash was determined as follows:

Sources of Cash

New senior credit facility	$150,000
Senior subordinated notes	163,868
Repayment of Empi notes receivable (including $413 of interest)	1,398

Total sources of cash	$315,266

Uses of Cash

Cash portion of Empi acquisition consideration	$172,731
Repayment of Empi funded debt	154,088
Repayment of Encore funded debt	5,000
Prepayment penalty	75
Acquisition costs(1)	8,817
Debt issuance costs	9,851

Total uses of cash	$350,562

Pro forma adjustment to cash	$(35,296)

(1)	Included in the acquisition costs of $8,817 is a one-time fee in the amount of $1,000 which was paid immediately following the closing of the acquisition to Galen Advisors LLC, a significant stockholder of Encore, pursuant to the terms of a consulting agreement whereby Galen Advisors had agreed to assist us in identifying, negotiating, and consummating strategic acquisitions.

      (b) The pro forma adjustment to accounts receivable and accounts payable eliminates the balances between Encore and Empi.

      (c) The pro forma adjustment to inventory reflects the elimination of $45 of profit from inventory on hand relating to purchases between Encore and Empi and the addition of $639 to adjust inventory to its estimated fair value.

      (d) The pro forma adjustment to property and equipment represents the estimated adjustment to reflect property and equipment at fair value.

      (e) The pro forma adjustment to goodwill reflects the elimination of Empi goodwill of $28,969 and the addition of $296,735 of goodwill associated with the Empi Transactions.

      (f) The pro forma adjustment to intangible assets reflects the elimination of existing Empi intangible assets of $170 and the addition of $30,000 of identifiable intangible assets acquired in connection with the Empi Transactions.

      (g) The pro forma adjustment to other assets reflects the $9,851 of estimated debt issuance costs related to the Empi Transactions, the write-off of $3,725 of debt issuance costs relating to Empi debt to be repaid, and the elimination of $413 of interest receivable to be repaid by existing Empi shareholders along with the notes receivable payments.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

      (h) The pro forma adjustment to long-term debt was determined as follows:

Term loan borrowings under new senior credit facility	$150,000
Senior subordinated notes	163,868
Repayment of Empi funded debt	(154,088)
Repayment of Encore funded debt	(5,000)

Adjustment to long-term debt	$154,780

      (i) The pro forma adjustment to deferred tax liability established the tax liability related to the difference between book and tax bases associated with the $30,000 of estimated identified intangible assets acquired in the Empi acquisition.

      (j) The pro forma adjustments to stockholders’ equity were determined as follows:

		Additional	Notes Received		Other
		Paid-In	for Sale of	Retained	Comprehensive
	Common Stock	Capital	Common Stock	Earnings	Income

Issuance of 8,000 shares of Encore Stock	$8	$35,080	$—	$—	$—
Elimination of Empi historical equity accounts	(61)	132,427	—	(59,097)	(5,230)
Write-off of Empi debt issuance costs ($3,725)	—	—	—	—	—
Payment of notes receivable	—	—	985	—	—
Loss on early extinguishment of Encore debt	—	—	—	(75)	—

Total pro forma adjustments	$(53)	$167,507	$985	$(59,172)	$(5,230)

Pro Forma Statement of Operations for the Year Ended December 31, 2003

      (k) The pro forma adjustment to sales reflects the elimination of sales transactions between Encore and Empi.

      (l) The pro forma adjustment to cost of sales reflects the elimination of sales transactions between Encore and Empi reduced by $55 of profit remaining in inventory and the addition of $639 relating to the estimated adjustment to reflect sale of inventory at the stepped-up fair value.

      (m) The pro forma adjustment to selling, general and administrative expense reflects the addition of one year of amortization totaling $3,333 relating to intangible assets acquired in the Empi Transactions estimated to have an expected life of nine years, the elimination of $37 of amortization of Empi intangible assets that were written off, and the addition of one year of depreciation totaling $200 relating to the estimated adjustment to reflect property and equipment at fair value.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

      (n) The pro forma adjustment to interest expense was determined as follows:

Elimination of interest from Empi debt	$(7,959)
Elimination of three months’ interest from Encore debt	(87)
Estimated interest on new senior credit facility	7,605
Interest on senior subordinated notes	16,088
Amortization of debt discount	97
Amortization of debt issuance costs	1,771

Total pro forma adjustment to interest expense	$17,515

      Pro forma interest expense includes approximately $5,301 of Encore interest expense relating to debt which it repaid in August 2003. Pro forma cash interest expense for the new senior credit facility and the senior subordinated notes offered hereby, which comprise substantially all of the debt outstanding after closing, is estimated to be $23,693, for a twelve-month period.

      For each 1% change in interest rate on the new senior credit facility interest expense would change by approximately $1,500.

      (o) The pro forma adjustment to provision (benefit) for income taxes reflects the pro forma tax effect of the above adjustments at an estimated statutory tax rate of 37.3%.

Pro Forma Statement of Operations for the Nine Months Ended October 2, 2004

      (p) The pro forma adjustment to sales reflects the elimination of sales transactions between Encore and Empi.

      (q) The pro forma adjustment to cost of sales reflect the elimination of sales transactions between Encore and Empi reduced by $45 of profit remaining in inventory and the addition of $639 relating to the estimated adjustment to reflect sale of inventory at the stepped-up fair value.

      (r) The pro forma adjustment to selling, general and administrative expense reflects the addition of nine months of amortization totaling $2,500 relating to intangible assets acquired in the Empi Transactions estimated to have an effective life of nine years, the elimination of $88 of amortization of Empi intangible assets that were written off, and the addition of nine months of depreciation totaling $150 relating to the estimated adjustment to reflect property and equipment at fair value.

      (s) The pro forma adjustment to interest expense was determined as follows:

Elimination of interest from Empi debt	$(5,468)
Elimination of interest from Encore debt	(290)
Estimated interest on new senior credit facility	5,704
Interest on senior subordinated notes	12,066
Amortization of debt discount	72
Amortization of debt issuance costs	1,342

Total pro forma adjustment to interest expense	$13,426

      Pro forma cash interest expense for the new senior credit facility and the senior subordinated notes offered hereby, which comprise substantially all of the debt outstanding after closing, is estimated to be $17,770 for a nine-month period.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS — (Continued)

      For each 1% change in interest rate on the new senior credit facility, interest expense would change by approximately $1,125.

      (t) The pro forma adjustment to provision for income taxes reflects the pro forma tax effect of the above adjustments at an estimated statutory tax rate of 37.3%.

USE OF PROCEEDS

      We will not receive any proceeds from the exchange offer. In consideration for issuing the new notes, we will receive in exchange outstanding notes of like principal amount, the terms of which are substantially identical in all material respects to the new notes. The outstanding notes surrendered in exchange for new notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

      We used the net proceeds of the offering of the outstanding notes, together with borrowings under the new senior credit facility and eight million shares of the common stock of Encore and available cash, to acquire Empi and repay substantially all our indebtedness and the indebtedness of Empi, including all indebtedness under Empi’s senior secured credit facility.

DESCRIPTION OF NOTES

      The new notes will be issued and the outstanding notes were issued, pursuant to an indenture dated as of October 4, 2004 (the “Indenture”) among the Company, as issuer, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Terms of the new notes are nearly identical to the terms of the outstanding notes in all material respects, including interest rate and maturity, except that the new notes will not be subject to restrictions on transfer and the registration rights agreement’s covenants regarding registration of the outstanding notes. Collectively, the new notes and outstanding notes are referred to in this section as the “Notes” and the guarantees made by all of the current and future Domestic Subsidiaries of Encore Medical Corporation are referred to as the “Note Guarantees.”

      The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Notes. Anyone who receives this prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge from Encore Medical IHC, Inc. See “Additional Information.”

      You can find the definitions of certain terms used in this description below under the caption “— Certain Definitions.” Certain defined terms used in this description but not defined below under the caption “— Certain Definitions” have the meanings assigned to them in the Indenture. In this description, “Company” refers only to Encore Medical IHC, Inc., the issuer of the Notes, and not to Encore Medical Corporation or any of Encore Medical IHC, Inc.’s subsidiaries and “Encore Medical” refers to Encore Medical Corporation, the direct parent company of the Issuer, and not to any of its subsidiaries.

Brief Description of the Notes and the Note Guarantees

      The Notes:

•	are general unsecured obligations of the Company;

•	are subordinated in right of payment to all existing and future Senior Debt of the Company, including the Indebtedness of the Company under the Credit Agreement;

•	are pari passu in right of payment with any future senior subordinated Indebtedness of the Company;

•	are senior in right of payment to any future subordinated Indebtedness of the Company;

•	are guaranteed by the Guarantors as described under “— Note Guarantees”; and

•	are effectively subordinated to any existing and future Indebtedness and other liabilities of the Company’s Subsidiaries that are not guaranteeing the Notes.

      As of November 30, 2004, the Company had $151.8 million of indebtedness outstanding other than the Notes, $151.4 million of which is Senior Debt.

      All of our subsidiaries are “Restricted Subsidiaries.” However, under the circumstances described below under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we are permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Any Unrestricted Subsidiaries are not subject to any of the restrictive covenants in the Indenture and have not guaranteed the Notes.

      The Note Guarantees:

      The Notes are guaranteed, jointly and severally, by Encore Medical and all of the current and future Domestic Subsidiaries of the Company. Each Note Guarantee:

•	is a general unsecured obligation of that Guarantor;

•	is subordinated in right of payment to all existing and future Senior Debt of that Guarantor, including the Guarantee by that Guarantor of Indebtedness under the Credit Agreement;

•	is pari passu in right of payment with any future senior subordinated Indebtedness of that Guarantor; and

•	is senior in right of payment to any future subordinated Indebtedness of that Guarantor.

      As of November 30, 2004, the Guarantors have $151.7 million of indebtedness outstanding other than guarantees of the Notes, of which $151.4 million is Senior Debt, including $150 million in guarantees of Indebtedness under the Credit Agreement. In addition, the Subsidiaries of the Company that are not Guarantors have $0.1 million of Indebtedness and other liabilities.

      Each Note Guarantee is subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Note Guarantee is limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Federal and state statutes allow courts, under specific circumstances, to void the notes or the guarantees and require noteholders to return payments received from the Issuer or the guarantors.”

      If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary, then that newly acquired or created Domestic Subsidiary must become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel to the Trustee.

Principal, Maturity and Interest

      The Indenture provides for the issuance by the Company of Notes with an unlimited principal amount, of which $165 million has been issued. The Company may issue additional Notes (the “Additional Notes”) from time to time after the offering of the outstanding notes. Any offering of Additional Notes is subject to the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The Notes and any Additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company issued Notes in denominations of $1,000 and integral multiples of $1,000.

      The Notes will mature on October 1, 2012.

      Interest on the Notes accrues at the rate of 9 3/4% per annum and is payable semi-annually in arrears on April 1 and October 1, commencing on April 1, 2005. The Company will make each interest payment to the Holders of record on the immediately preceding March 15 and September 15.

      Interest on the Notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

      If a Holder has given wire transfer instructions to the Company, the Company will pay, or cause to be paid, all principal, interest and premium and Liquidated Damages, if any, on that Holder’s Notes in accordance with those instructions. All other payments on Notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

      The Trustee acts as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

      A Holder may transfer or exchange Notes in accordance with the Indenture and the procedures described in “Notice to Investors.” The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

      The registered Holder of a Note is treated as the owner of it for all purposes.

Subordination

      The payment of principal, interest and premium and Liquidated Damages, if any, on the Notes and any other Obligations under or relating to the Notes is subordinated to the prior payment in full in cash or Cash Equivalents of all Senior Debt of the Company, including Senior Debt of the Company incurred after the date of the Indenture.

      The holders of Senior Debt of the Company are entitled to receive payment in full in cash or Cash Equivalents of all Obligations due in respect of Senior Debt of the Company (including interest after the commencement of any bankruptcy proceeding at the rate specified in the documentation for the applicable Senior Debt of the Company, whether or not such interest is an allowed claim under applicable law) before the Holders of Notes will be entitled to receive any payment with respect to the Notes (except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from the trust described below under the caption “— Legal Defeasance and Covenant Defeasance”), in the event of any distribution to creditors of the Company in connection with:

(1) any liquidation or dissolution of the Company;

(2) any bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property;

(3) any assignment for the benefit of creditors; or

(4) any marshaling of the Company’s assets and liabilities.

      The Company also may not make any payment in respect of the Notes (except in Permitted Junior Securities or from the trust described under the caption “— Legal Defeasance and Covenant Defeasance”) if:

(1) a payment default on Designated Senior Debt of the Company occurs and is continuing beyond any applicable grace period; or

(2) any other default (a “nonpayment default”) occurs and is continuing on any series of Designated Senior Debt of the Company that permits holders of that series of Designated Senior Debt of the Company to accelerate its maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from a representative of the holders of such Designated Senior Debt.

      Payments in respect of the Notes may and shall be resumed:

(1) in the case of a payment default on Designated Senior Debt of the Company, upon the date on which such default is cured or waived; and

(2) in case of a nonpayment default on Designated Senior Debt of the Company, the earlier of (x) the date on which such default is cured or waived, (y) 179 days after the date on which the applicable Payment Blockage Notice is received and (z) the date the Trustee receives notice from the representative for such Designated Senior Debt rescinding the Payment Blockage Notice, unless the maturity of such Designated Senior Debt of the Company has been accelerated.

      No new Payment Blockage Notice may be delivered unless and until:

(1) 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

(2) all scheduled payments of principal, interest and premium and Liquidated Damages, if any, on the Notes that have come due have been paid in full in cash.

      No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.

      If the Trustee or any Holder of the Notes receives a payment in respect of the Notes (except in Permitted Junior Securities or from the trust described below under the caption “— Legal Defeasance and Covenant Defeasance”) when:

(1) the payment is prohibited by these subordination provisions; and

(2) the Trustee or the Holder has actual knowledge that the payment is prohibited; provided that such actual knowledge shall not be required in the case of any payment default on Designated Senior Debt the Trustee or the Holder, as the case may be, shall hold the payment in trust for the benefit of the holders of Senior Debt of the Company. Upon the proper written request of the holders of Senior Debt of the Company or if there is any payment default on any Designated Senior Debt, the Trustee or the Holder, as the case may be, shall deliver the amounts in trust to the holders of Senior Debt of the Company or their proper representative.

      The Company must promptly notify holders of its Senior Debt if payment of the Notes is accelerated because of an Event of Default.

      As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Company, Holders of Notes may recover less ratably than creditors of the Company who are holders of Senior Debt of the Company.

      Payments under the Note Guarantee of each Guarantor are subordinated to the prior payment in full of all Senior Debt of such Guarantor, including Senior Debt of such Guarantor incurred after the date of the Indenture, on the same basis as provided above with respect to the subordination of payments on the Notes by the Company to the prior payment in full of Senior Debt of the Company. See “Risk Factors — Your right to receive payment on the Notes and guarantees is subordinated to our senior debt.”

      “Designated Senior Debt” means:

(1) any Indebtedness outstanding under the Credit Agreement; and

(2) any other Senior Debt permitted under the Indenture the principal amount of which is $20 million or more and that has been designated by the Company as “Designated Senior Debt.”

      “Permitted Junior Securities” means:

(1) Equity Interests in the Company or any other business entity provided for by a plan of reorganization; and

(2) debt securities of the Company or any other business entity provided for by a plan of reorganization that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to the same extent as, or to a greater extent than, the Notes and the Note Guarantees are subordinated to Senior Debt under the Indenture.

      “Senior Debt” means:

(1) all Indebtedness of the Company or any Guarantor outstanding under the Credit Agreement and all Hedging Obligations with respect thereto, whether outstanding on the date of the Indenture or incurred thereafter;

(2) any other Indebtedness of the Company or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes or any Note Guarantee; and

(3) all Obligations with respect to the items listed in the preceding clauses (1) and (2) (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law).

      Notwithstanding anything to the contrary in the preceding paragraph, Senior Debt does not include:

(1) any liability for federal, state, local, foreign or other taxes owed or owing by the Company or any Guarantor;

(2) any Indebtedness of the Company or Subsidiary Guarantor to Encore Medical or any of their Subsidiaries or other Affiliates;

(3) any trade payables;

(4) the portion of any Indebtedness that is incurred in violation of the Indenture;

(5) any Indebtedness of the Company or any Guarantor that, when incurred, was without recourse to the Company or such Guarantor;

(6) any repurchase, redemption or other obligation in respect of Disqualified Stock; or

(7) any Indebtedness owed to any employee or agent of Encore Medical or any of Encore Medical’s Subsidiaries.

Optional Redemption

      At any time prior to October 1, 2007, the Company may redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes) at a redemption price of 109.750% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds of one or more Equity Offerings of the Company (or of Encore Medical to the extent such proceeds are contributed to the common equity of the Company); provided that:

(1) at least 65% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by Encore Medical or Subsidiaries of Encore Medical); and

(2) the redemption must occur within 60 days of the date of the closing of such Equity Offering.

      Except pursuant to the preceding paragraph, the Notes are not redeemable at the Company’s option prior to October 1, 2008.

      On or after October 1, 2008, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on October 1 of the years indicated below:

Year	Percentage

2008	104.875%
2009	102.438%
2010 and thereafter	100.000%

      If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2) if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

      No Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

      If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption

      The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

Change of Control

      If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the Change of Control Payment Date. Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

      On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

      The Paying Agent will promptly mail or wire transfer to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

      Prior to purchasing Notes pursuant to the provisions of this “Change of Control” covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

      The Credit Agreement prohibits the Company from purchasing any Notes, and also provides that certain change of control events with respect to the Company would constitute a default under the Credit Agreement. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

      The provisions described above that require the Company to make a Change of Control Offer following a Change of Control are applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

      The Company is not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

      The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

      The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) a resolution of the Board of Directors of the Company or such Restricted Subsidiary with respect to the determination of such Fair Market Value is set forth in an Officers’ Certificate delivered to the Trustee; and

(3) at least 75% of the consideration therefore received by the Company or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Replacement Assets or a combination of the foregoing. For purposes of this provision, each of the following shall be deemed to be cash:

(a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities, Indebtedness that is by its terms subordinated to the Notes or any Note Guarantee and liabilities to the extent owed to the Company or any Affiliate of the Company) that are assumed by the transferee of any such assets pursuant to a customary written novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

(b) any securities, Notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are (subject to ordinary settlement periods) converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion) within 120 days after such Asset Sale.

      Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or such Restricted Subsidiary may apply such Net Proceeds at its option:

(1) to repay Senior Debt of the Company or any Subsidiary Guarantor and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) to repay Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor; or

(3) to purchase Replacement Assets (or enter into binding agreements to purchase such assets so long as such purchases are consummated no later than 90 days after the end of such 360-day period) or make a capital expenditure in or that is used or useful in a Permitted Business.

      Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

      Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” Within 30 days after the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes or any Note Guarantee containing provisions similar to those set forth in the Indenture with respect to offers to purchase with the proceeds of sales of assets, to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the Notes and such other pari passu Indebtedness plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Notes and such other pari passu Indebtedness shall be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

      The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

      The Credit Agreement prohibits the Company from purchasing any Notes, and will also provide that certain asset sale events with respect to the Company would constitute a default under the Credit Agreement. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event an Asset Sale occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

Certain Covenants

Restricted Payments

      (A) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries other than Permitted Tax Refund Payments) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any Restricted Subsidiary held by Persons other than the Company or any of its Restricted Subsidiaries;

(3) make any voluntary payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or any Note Guarantee; or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (10) and (11) of the next succeeding paragraph (B)), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds received by the Company since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), plus

(c) with respect to Restricted Investments made by the Company and its Restricted Subsidiaries after the date of the Indenture, an amount equal to the net reduction in such Investments (other than reductions in Permitted Investments) in any Person resulting from repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the net cash proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated Net Income, from the release of any Guarantee (except to the extent any amounts are paid under such Guarantee) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries), not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

      (B) So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of a contribution to the common equity of the Company or a substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph (A);

(3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Company or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis;

(5) Investments acquired as a capital contribution to, or in exchange for, or out of the net cash proceeds of a substantially concurrent offering of, Equity Interests (other than Disqualified Stock) of the Company; provided that the amount of any such net cash proceeds that are utilized for any such acquisition or exchange shall be excluded from clause (3)(b) of the preceding paragraph (A);

(6) the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants if such Capital Stock represents all or a portion of the exercise price thereof;

(7) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Encore Medical or the Company (or any of its Restricted Subsidiaries) held by any current or former employee or director of Encore Medical or the Company (or any of its Restricted Subsidiaries) pursuant to the terms of any employee equity subscription agreement, stock option agreement or similar agreement entered into in the ordinary course of business; provided that the aggregate price paid (excluding the cancellation of debt owing by such individual) for all such repurchased, redeemed, acquired or retired Equity Interests in any calendar year shall not exceed $2.5 million; provided that the Company may carry over and make in subsequent calendar years, in addition to the amounts permitted for such calendar year, the amount of such repurchases, redemptions, acquisitions or retirements for value permitted to be made, but not made, in the immediately preceding three calendar years;

(8) cash payments, dividends or loans to Encore Medical in amounts equal to: (a) the amounts required for Encore Medical to pay any federal, state, local or foreign taxes to the extent such taxes are directly attributable to the income, gain, capital or assets of the Company and its Restricted Subsidiaries, provided that any refunds received by Encore Medical attributable to the Company or any of its Subsidiaries shall promptly be returned by Encore Medical to the Company through a capital contribution or a purchase of Capital Stock (other than Disqualified Stock) of the Company and, provided further that the amount of any such capital contribution or purchase shall be excluded from clause 3(b) of the preceding paragraph (A), (b) the amounts required for Encore Medical to pay franchise taxes and other fees required to maintain its legal existence and all costs and expenses (including, without limitation, legal and accounting expenses and filing fees) incurred by Encore Medical with respect to filings with the Commission and fees and expenses associated with the Empi Transactions and (c) the amounts required for operating costs of Encore Medical to the extent attributable to the ownership or operation of the Company and its Restricted Subsidiaries, including in respect of directors fees and expenses, judgments, administrative, legal and accounting services provided by third parties;

(9) the repurchase of Indebtedness subordinated to the Notes at a purchase price not greater than 101% of the principal amount thereof (plus accrued and unpaid interest) pursuant to a mandatory offer to repurchase made upon the occurrence of a Change of Control or upon certain Asset Sales; provided that the Company first makes an offer to purchase the Notes (and repurchase all tendered Notes) under the Indenture pursuant to the provisions of the Indenture described under “Repurchase at the Option of Holders — Change of Control” and “— Asset Sales”;

(10) other Restricted Payments in an aggregate amount since the date of the Indenture not to exceed $20.0 million; or

(11) the declaration and payment of dividends and distributions to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries, in each case issued or incurred in accordance with the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”;

      The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed.

Incurrence of Indebtedness and Issuance of Preferred Stock

      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Debt), and the Company will not permit any of its Restricted Subsidiaries to issue any preferred stock; provided, however, that the Company or any Restricted Subsidiary of the Company may incur Indebtedness and any Restricted Subsidiary may issue preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.0 to 1, determined on a pro forma, consolidated basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period.

      So long as no Default shall have occurred and be continuing or would be caused thereby, the first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by (i) the Company of Indebtedness under Credit Facilities (and the incurrence by any Restricted Subsidiary of the Company of Guarantees thereof) or (ii) any Foreign Subsidiary Indebtedness under Credit Facilities, in an aggregate principal amount at any one time outstanding pursuant to this clause (1) including all Permitted Refinancing Indebtedness incurred to refund refinance or replace any Indebtedness incurred pursuant to clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $180 million; provided that the maximum amount of Indebtedness outstanding at any time under clause (ii) of this clause (1) shall not exceed $20 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any Restricted Subsidiary to permanently repay any such Indebtedness (and, in the case of any revolving credit Indebtedness, to effect a corresponding commitment reduction thereunder) pursuant to the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(2) the incurrence of Existing Indebtedness;

(3) the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes and the related Note Guarantees to be issued on the date of the Indenture and the Exchange Notes and the related Note Guarantees to be issued pursuant to the Registration Rights Agreement;

(4) the incurrence by the Company or any Restricted Subsidiary of the Company of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $25 million at any time outstanding;

(5) the incurrence by the Company or any Restricted Subsidiary of the Company of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (1), (2), (3), (4), (5), or (8) of this paragraph;

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness owing to and held by the Company or any of its Restricted Subsidiaries; provided, however, that:

(a) if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the Guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

(8) the incurrence by the Company or any Restricted Subsidiary of the Company of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (8), not to exceed $50 million.

      For purposes of determining compliance with this covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (8) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify at the time of its incurrence (and, except as provided in the following sentence, later reclassify) such item of Indebtedness in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which Notes are first issued under the Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

      Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be incurred pursuant to this covenant will not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

Limitation on Senior Subordinated Debt

      The Company will not incur any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of the Company unless it is pari passu or subordinate in right of payment to the Notes to the same extent. No Guarantor will incur any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Guarantor unless it is pari passu or subordinate in right of payment to such Guarantor’s Note Guarantee to the same extent. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Guarantor, as applicable, solely by virtue of being unsecured or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Liens

      The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured (or, in the case of subordinated Indebtedness, prior or senior thereto, with the same relative priority as the Notes have with respect to such subordinated Indebtedness) until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to the Company or any of its Restricted Subsidiaries or pay any liabilities owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

      However, the preceding restrictions do not apply to encumbrances or restrictions:

(1) existing under, by reason of or with respect to the Credit Agreement, Existing Indebtedness or any other agreements in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof; provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, than those contained in the Credit Agreement, Existing Indebtedness or such other agreements as in effect on the date of the Indenture;

(2) set forth in the Indenture, the Notes and the Note Guarantees;

(3) existing under, by reason of or with respect to applicable law;

(4) with respect to any Person or the property or assets of a Person acquired by the Company or any of its Restricted Subsidiaries existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof; provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, than those in effect on the date of the acquisition;

(5) in the case of clause (3) of the first paragraph of this covenant:

(a) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

(b) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary thereof not otherwise prohibited by the Indenture,

(c) customary restrictions in Capital Lease Obligations, security agreements or mortgages securing Indebtedness of the Company or a Restricted Subsidiary of the Company to the extent such restrictions restrict the transfer of the property subject to such Capital Lease Obligations, security agreements and mortgages; or

(d) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary thereof in any manner material to the Company or any Restricted Subsidiary thereof;

(6) existing under, by reason of or with respect to any agreement for the sale or other disposition of all or substantially all of the capital stock of, or property and assets of, a Restricted Subsidiary that restrict distributions by that Restricted Subsidiary pending such sale or other disposition;

(7) restrictions on cash or other deposits or net worth imposed by customers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(8) existing under, by reason of or with respect to customary supermajority voting provisions and customary provisions with respect to the disposition or distribution of assets or property, in each case contained in joint venture agreements;

(9) contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any of its Restricted Subsidiaries in any manner material to the Company or any of its Restricted Subsidiaries;

(10) Permitted Refinancing Indebtedness, provided that the encumbrances and restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced; and

(11) Indebtedness of any Foreign Subsidiary permitted to be incurred pursuant to the covenant entitled “— Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that the Board of Directors of the Company determines in good faith at the time such dividend or other payment restrictions are created that they will not materially adversely affect the Company’s ability to fulfill its obligations under the Notes and the Indenture.

Merger, Consolidation or Sale of Assets

      The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person or Persons, unless:

(1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (i) is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia and (ii) assumes all the obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(2) immediately after giving effect to such transaction no Default or Event of Default exists;

(3) immediately after giving effect to such transaction on a pro forma basis, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made: will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”;

(4) each Guarantor, unless such Guarantor is the Person with which the Company has entered into a transaction under this covenant, shall have by amendment to its Note Guarantee confirmed that its Note Guarantee shall apply to the obligations of the Company or the surviving Person in accordance with the Notes and the Indenture; and

(5) the Company delivers to the Trustee an Officers’ Certificate (attaching the arithmetic computation to demonstrate compliance with clause (3) above) and Opinion of Counsel, in each case stating that such transaction and such agreement complies with this covenant and that all conditions precedent provided for herein relating to such transaction have been complied with.

      In addition, neither the Company nor any Restricted Subsidiary thereof may, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This “Merger, Consolidation or Sale of Assets” covenant does not apply to the Empi Transactions. Clause (3) above of this covenant does not apply to any merger, consolidation or sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Restricted Subsidiaries.

Transactions with Affiliates

      The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate of the Company; and

(2) the Company delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an independent accounting, appraisal or investment banking firm of national standing.

      The following items are not deemed to be Affiliate Transactions and, therefore, are not subject to the provisions of the prior paragraph:

(1) transactions between or among the Company and/or its Restricted Subsidiaries;

(2) payment of reasonable and customary fees to, and reasonable and customary indemnification and similar payments and reasonable compensation and other employee benefits arrangements on behalf of, directors, officers and employees of the Company and/or its Restricted Subsidiaries;

(3) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “— Restricted Payments”;

(4) any sale of Capital Stock (other than Disqualified Stock) of the Company and the granting of any registration rights in connection therewith;

(5) payments to Galen Advisors LLC in connection with the Empi Transactions, as described in the prospectus;

(6) any tax sharing agreement or arrangement and payments pursuant thereto among the Company and its Subsidiaries and Encore Medical and any other Person with which the Company or its Subsidiaries is required or permitted to file a consolidated, combined or unitary tax return or with which the Company or any of its Restricted Subsidiaries is or could be part of a consolidated, combined or unitary group for tax purposes in amounts not otherwise prohibited by the Indenture; provided that any refunds received by any such other Person attributable to the Company or any of its Subsidiaries shall promptly be returned by such other Person to the Company through a capital contribution to, or the purchase of Capital Stock (other than Disqualified Stock) of the Company from, the Company;

(7) loans and advances to officers and employees of the Company or any of its Restricted Subsidiaries in an amount not to exceed $5 million; and

(8) transactions with a Person engaged in a Permitted Business; provided that all the outstanding ownership interests of such Person are owned only by the Company, its Restricted Subsidiaries and Persons who are not Affiliates of the Company.

Designation of Restricted and Unrestricted Subsidiaries

      The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary; provided that:

(1) any Guarantee by the Company or any Restricted Subsidiary thereof of any Indebtedness of the Subsidiary being so designated will be deemed to be an incurrence of Indebtedness by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such incurrence of Indebtedness would be permitted under the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”;

(2) the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of such Subsidiary) will be deemed to be a Restricted Investment made as of the time of such designation and that such Investment would be permitted under the covenant described above under the caption “— Restricted Payments”;

(3) such Subsidiary does not own any Equity Interests of, or hold any Liens on any property of, the Company or any Restricted Subsidiary thereof;

(4) the Subsidiary being so designated:

(a) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(b) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(c) has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries, except to the extent such Guarantee or credit support would be released upon such designation; and

(d) has at least one director on its Board of Directors that is not a director or officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or officer of the Company or any of its Restricted Subsidiaries; and

(5) no Default or Event of Default would be in existence following such designation.

      Any designation of a Restricted Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the Indenture. If, at any time, any Unrestricted Subsidiary (x) would fail to meet any of the preceding requirements described in subclauses (a), (b) or (c) of clause (4) above, or (y) fails to meet the requirement described in subclause (d) of clause (4) above and such failure continues for a period of 30 days it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness, Investments, or Liens on the property, of such Subsidiary shall be deemed to be incurred or made by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness, Investments or Liens are not permitted to be incurred or made as of such date under the Indenture, the Company shall be in default under the Indenture.

      The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1) such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if such Indebtedness is permitted under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable four-quarter reference period;

(2) all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such Investments shall only be permitted if such Investments would be permitted under the covenant described above under the caption “— Restricted Payments”;

(3) all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under the caption “— Liens”; and

(4) no Default or Event of Default would be in existence following such designation.

Limitation on Issuances and Sales of Equity Interests in Restricted Subsidiaries

      The Company will not, and will not permit any of its Restricted Subsidiaries to, issue, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Restricted Subsidiary of the Company to any Person (other than the Company or a Restricted Subsidiary of the Company or, if necessary, shares of its Capital Stock constituting directors’ qualifying shares or issuances of shares of Capital Stock of foreign Restricted Subsidiaries to foreign nationals, to the extent required by applicable law), except:

(1) if, immediately after giving effect to such issuance, transfer, conveyance, sale, lease or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the described above under the caption “— Restricted Payments” covenant, including Investments permitted as a Permitted Investment, if made on the date of such issuance or sale and the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”; or

(2) sales of (a) Common Stock of a Restricted Subsidiary by the Company or a Restricted Subsidiary, or (b) Disqualified Stock or Preferred Stock of a Restricted Subsidiary by the Company or a Restricted Subsidiary that are otherwise permitted under the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant; provided, in each case, that the Company or such Restricted Subsidiary complies with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”

Guarantees

      If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary on or after the date of the Indenture, then that newly acquired or created Domestic Subsidiary must become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel to the Trustee.

      The Company will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company or any Subsidiary Guarantor unless such Restricted Subsidiary is a Guarantor or simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary, which Guarantee shall be senior to or pari passu with such Subsidiary’s Guarantee of such other Indebtedness unless such other Indebtedness is Senior Debt, in which case the Guarantee of the Notes may be subordinated to the Guarantee of such Senior Debt to the same extent as the Notes are subordinated to such Senior Debt. The form of the Note Guarantee will be attached as an exhibit to the Indenture.

      A Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person, other than the Company or another Subsidiary Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of that Guarantor under the Indenture, its Note Guarantee and the Registration Rights Agreement pursuant to a supplemental indenture satisfactory to the Trustee; or

(b) such sale or other disposition or consolidation or merger complies with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”

      The Note Guarantee of a Subsidiary Guarantor will be released:

(1) in connection with any sale or other disposition of all of the Capital Stock of such Guarantor to a Person that is not (either before or after giving effect to such transaction) an Affiliate of the Company, if the sale of all such Capital Stock of that Guarantor complies with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(2) if the Company properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary under the Indenture; or

(3) solely in the case of a Note Guarantee created pursuant to the second paragraph of this covenant, upon the release or discharge of the Guarantee which resulted in the creation of such Note Guarantee pursuant to this covenant, except a discharge or release by or as a result of payment under such Note Guarantee.

Business Activities

      The Company will not, and will not permit any Restricted Subsidiary thereof to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Payments for Consent

      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

      Whether or not required by the Commission, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) below with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and, upon request, furnish such information to the Holders of the Notes and prospective investors:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”

and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports;

provided, however, that the filings, reports and other information required to be filed and provided by the Company hereunder may be those of Encore Medical, rather than the Company, for so long as (a) Encore Medical is a Guarantor of the Notes and (b) the filing by Encore Medical of such filings, reports and other information would satisfy the requirements of the Company under Section 13 and 15(d) of the Exchange Act.

      If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by this covenant shall include the presentation in the footnotes to the financial statements of the Company as is required by Rule 3-10 of Regulation S-X, promulgated pursuant to the Securities Act (as such Regulation may be amended), with respect to the Company and the Guarantors separate from the Company’s Subsidiaries that are not Guarantors.

      In addition, the Company and the Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

      Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes whether or not prohibited by the subordination provisions of the Indenture;

(2) default in payment when due (whether at maturity, upon acceleration, redemption or otherwise) of the principal of, or premium, if any, on the Notes, whether or not prohibited by the subordination provisions of the Indenture;

(3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Change of Control,” “— Repurchase at the Option of Holders — Asset Sales” or “— Certain Covenants — Merger, Consolidation or Sale of Assets” or the provisions described in the third paragraph under the caption “— Certain Covenants — Guarantees”;

(4) failure by the Company or any of its Restricted Subsidiaries for 60 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding to comply with any of the other agreements in the Indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, if that default:

(a) is caused by a failure to make any payment when due at the final maturity of such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15 million or more;

(6) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $20 million (exclusive of any portion of any such payment covered by insurance, if and to the extent the insurer has acknowledged in writing its liability therefor), which judgments are not paid, discharged or stayed for a period of 60 days;

(7) except as permitted by the Indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee; and

(8) certain events of bankruptcy or insolvency with respect to the Company, Encore Medical, or any Significant Subsidiary of the Company (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary).

      In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, Encore Medical, or any Significant Subsidiary of the Company (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary), all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Company specifying the Event of Default; provided, however, that so long as any Indebtedness permitted to be incurred pursuant to the Credit Agreement shall be outstanding, that acceleration shall not be effective until the earlier of (1) an acceleration of Indebtedness under the Credit Agreement; or (2) five Business Days after receipt by the Company and the Agent under the Credit Agreement of written notice of the acceleration of the Notes.

      Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages) if it determines that withholding notice is in their interest.

      The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture (including rescinding any related acceleration of the payment of the Notes) except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the Notes. The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless:

(1) the Holder gives the Trustee written notice of a continuing Event of Default;

(2) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

      However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium or Liquidated Damages, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

      In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs during any time that the Notes are outstanding, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes, then the premium specified in the second paragraph of “— Optional Redemption” shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

      The Company is required to deliver to the Trustee annually within 90 days after the end of each fiscal year a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

      No director, officer, employee, incorporator or stockholder of Encore Medical, the Company or any Guarantor, as such, has any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waived and released all such liability. The waiver and release were part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

      The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such Notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

      In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute Events of Default with respect to the Notes.

      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit; or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123(rd) day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must have delivered to the Trustee an Opinion of Counsel to the effect that (1) assuming no intervening bankruptcy of the Company or any Guarantor between the date of deposit and the 123rd day following the deposit and assuming that no Holder is an “insider” of the Company under applicable bankruptcy law, after the 123(rd) day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, including Section 547 of the United States Bankruptcy Code and (2) the creation of the defeasance trust does not violate the Investment Company Act of 1940;

(7) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others;

(8) if the Notes are to be redeemed prior to their Stated Maturity, the Company must deliver to the Trustee irrevocable instructions to redeem all of the Notes on the specified redemption date; and

(9) the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

      Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

      Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions, or waive any payment, with respect to the redemption of the Notes;

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest, or premium or Liquidated Damages, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than U.S. dollars;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on, the Notes;

(7) release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture;

(8) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or the Note Guarantees;

(9) amend, change or modify the obligation of the Company to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with the covenant described under the caption “Repurchase at the Option of Holders — Asset Sales” after the obligation to make such Asset Sale Offer has arisen, or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the covenant described under the caption “Repurchase at the Option of Holders — Change of Control” after such Change of Control has occurred, including, in each case, amending, changing or modifying any definition relating thereto;

(10) except as otherwise permitted under the covenants described under the captions “— Certain Covenants — Merger, Consolidation and Sale of Assets” and “— Certain Covenants — Guarantees,” consent to the assignment or transfer by the Company or any Guarantor of any of their rights or obligations under the Indenture; or

(11) make any change in the preceding amendment and waiver provisions.

      Without the consent of the Holders of at least 75% of the principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), an amendment or waiver may not amend or modify any of the provisions of the Indenture or the related definitions affecting the subordination or ranking of the Notes or any Note Guarantee in any manner adverse to the holders of the Notes or any Note Guarantee.

      Notwithstanding the preceding, without the consent of any Holder of Notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of Encore Medical’s, the Company’s or any Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of Encore Medical’s, the Company’s or such Guarantor’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6) to comply with the provisions described under “— Certain Covenants — Guarantees;”

(7) to evidence and provide for the acceptance of appointment by a successor Trustee; or

(8) to provide for the issuance of Additional Notes in accordance with the Indenture.

Satisfaction and Discharge

      The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1) either:

(a) all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

      In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

      If the Trustee becomes a creditor of the Company or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

      The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Form of New Notes

      The Notes being offered pursuant to the exchange offer will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof, without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

      Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may be exchanged for Notes in certificated form. See “— Exchange of Book-Entry Notes for Certificated Notes.” Transfers of beneficial interests in the Global Notes are subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

      The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by it. The Company takes no responsibility for these operations and procedures and urges Holders to contact the system or their participants directly to discuss these matters.

      DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

      DTC has also advised the Company that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

      Except as described below, owners of interests in the Global Notes did not have Notes registered in their names, did not receive physical delivery of Notes in certificated form and are not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

      Payments in respect of the principal of, and interest and premium and Liquidated Damages, if any, on a Global Note registered in the name of DTC or its nominee are payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

      DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes are governed by standing instructions and customary practices and are the responsibility of the Participants or the Indirect Participants and are not the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee are liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

      Subject to the transfer restrictions applicable to outstanding Notes, transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

      DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

      Although DTC, has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC it is under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the Trustee nor any of their respective agents have any responsibility for the performance by DTC or its participants or indirect participants of its obligations under the rules and procedures governing its operations.

Exchange of Global Notes for Certificated Notes

      A Global Note is exchangeable for definitive Notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case the Company fails to appoint a successor depositary;

(2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes.

      In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear a restrictive legend, unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

      Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

Same Day Settlement and Payment

      The Company will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by DTC. The Company will make all payments of principal, interest and premium and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Registration Rights; Liquidated Damages

      The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the registration rights agreement in its entirety because it, and not this description, defines your registration rights as Holders of the Notes. We have filed a copy of the registration rights agreement as an exhibit to the registration statement of which this prospectus is a part.

      Pursuant to the registration rights agreement, the Company and the Guarantors agreed to file with the SEC a registration statement for the exchange offer on the appropriate form under the Securities Act with respect to the new Notes and, upon the effectiveness of the registration statement, to offer to the Holders of Notes who are able to make certain representations the opportunity to exchange their outstanding Notes for new Notes pursuant to the exchange offer.

      If:

(1) we are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

(2) any Holder of Notes notifies us prior to the 20th day following consummation of the exchange offer that:

(a) it is prohibited by law or SEC policy from participating in the exchange offer; or

(b) it may not resell the new Notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales; or

(c) it is a broker-dealer and owns Notes acquired directly from the Company or an affiliate of the Company,

the Company and the Guarantors will file with the SEC a shelf registration statement to cover resales of the Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement. We will use our reasonable best efforts to cause the registration statement to be declared effective as promptly as possible by the SEC.

      In the registration rights agreement, we have agreed to:

(1) file the registration statement for the exchange offer with the SEC on or prior to 90 days after the closing of the original offering of the Notes on October 4, 2004;

(2) use our reasonable best efforts to have the registration statement declared effective by the SEC on or prior to 180 days after October 4, 2004;

(3) unless the exchange offer would not be permitted by applicable law or SEC policy, commence the exchange offer, keep it open for not less than 30 days and issue new Notes in exchange for all Notes tendered in accordance with the exchange offer;

(4) if obligated to file the shelf registration statement, file it with the SEC on or prior to 45 days after such filing obligation arises and use our reasonable best efforts to cause the shelf registration to be declared effective by the SEC on or prior to 90 days after such obligation arises; provided, however, that in no event are we obligated to cause such shelf registration to be declared effective by the SEC prior to 180 days after October 4, 2004.

      If:

(1) we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing; or

(2) any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the “effectiveness target date”); or

(3) we fail to consummate the exchange offer within 30 business days of the effectiveness target date with respect to the exchange offer registration statement; or

(4) the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales or exchanges of Notes during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4) above, a “registration default”), then we will pay Liquidated Damages to each Holder of Notes, with respect to the first 90-day period immediately following the occurrence of the first registration default in an amount equal to 0.25% per annum on the principal amount of Notes held by such Holder.

      The amount of the Liquidated Damages will increase by an additional 0.25% per annum on the principal amount of Notes with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of Liquidated Damages for all registration defaults of 1.0% per annum. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

      Under the registration rights agreement, we are required to keep the exchange offer registration statement continuously effective to the extent necessary to ensure that it is available for resales of new Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities, and to ensure that it conforms with the requirements of the registration rights agreement, the Securities Act and the policies, rules and regulations of the SEC as announced from time to time, for a period ending on the earlier of (i) 180 days from the date on which the exchange offer registration statement is declared effective and (ii) the date on which the broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities.

      Holders of Notes will be required to make certain representations to us (as described in the registration rights agreement) in order to participate in the exchange offer and will be required to deliver certain information to be used in connection with the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their Notes included in the shelf registration statement and benefit from the provisions regarding Liquidated Damages set forth above. By acquiring Notes, a Holder will be deemed to have agreed to indemnify us against certain losses arising out of information furnished by such Holder in writing for inclusion in any shelf registration statement. Under the registration rights agreement, we are required to keep the shelf registration statement effective until the earlier of (i) the expiration of the period referred to in Rule 144(k) under the Securities Act (or any successor rule), (ii) two years following the effective date of the shelf registration statement and (iii) the date when all the Notes covered by such shelf registration statement have been sold pursuant to such shelf registration statement. Holders of Notes will also be required to suspend their use of the prospectus included in such shelf registration statement under certain circumstances upon receipt of written notice to that effect from us.

Certain Definitions

      Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

      “Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into, or becomes a Subsidiary of, such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

      “Affiliate” of any specified Person means (1) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (2) any executive officer or director of such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

      “Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any property or assets; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions described above under the caption “— Repurchase at the Option of Holders — Asset Sales”; and

(2) the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale by the Company or any Restricted Subsidiary thereof of Equity Interests in any of its Subsidiaries (other than directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law).

      Notwithstanding the preceding, the following items shall be deemed not to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than the greater of (a) $2 million, and (b) 1.0% of Consolidated Cash Flow for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such transaction or series of related transactions;

(2) a transfer, lease, license or other disposition of assets between or among the Company and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary;

(4) the sale, lease, license or other disposition of equipment, inventory, accounts receivable, intellectual property or other assets in the ordinary course of business;

(5) the sale or other disposition of Cash Equivalents;

(6) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(7) the substantially contemporaneous sale and leaseback of an asset acquired after the date of the Indenture; provided that such sale and leaseback occurs within 180 days after the date of the acquisition of such asset by the Company and its Restricted Subsidiaries;

(8) a Restricted Payment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments”; and

(9) any sale or disposition of any property or equipment that has become damaged, worn out, obsolete or otherwise unsuitable for use in connection with the business of the Company or its Restricted Subsidiaries.

      “Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

      “Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

      “Business Day” means any day other than a Legal Holiday.

      “Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

      “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

      “Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within six months after the date of acquisition;

(6) securities issued and fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, rated at least “A” by Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and having maturities of not more than six months from the date of acquisition;

(7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and

(8) in the case of any Foreign Subsidiary:

(a) local currency held by such Foreign Subsidiary from time to time in the ordinary course of business;

(b) securities issued or directly and fully guaranteed by the sovereign nation or any agency thereof (provided that the full faith and credit of such sovereign nation is pledged in support thereof) in which such Foreign Subsidiary is organized and is conducting business having maturities of not more than one year from the date of acquisition; and

(c) investments of the type and maturity described in clauses (3) through (5) above of foreign obligors, which investments or obligors satisfy the requirements and have ratings described in such clauses;

provided that the aggregate amount of any obligations and investments that are at any time outstanding pursuant to subclauses (b) and (c) of this clause (8) may not exceed the U.S. dollar equivalent of $10 million.

      “Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Encore Medical (or any other direct or indirect parent company of the Company) and its Subsidiaries or the Company and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than a Restricted Subsidiary of the Company;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the ultimate Beneficial Owner, directly or indirectly, of 50% or more of the voting power of the Voting Stock of Encore Medical (or any other direct or indirect parent company of the Company) or the Company;

(4) Encore Medical ceases to beneficially own all of the Equity Interests of the Company;

(5) the first day on which a majority of the members of the Board of Directors of Encore Medical or the Company are not Continuing Directors; or

(6) Encore Medical (or any other direct or indirect parent company of the Company) or the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Encore Medical (or any other direct or indirect parent company of the Company) or the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Encore Medical (or any other direct or indirect parent company of the Company), the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of Encore Medical (or any other direct or indirect parent company of the Company) or the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), becomes, directly or indirectly, the ultimate Beneficial Owner of 50% or more of the voting power of the Voting Stock of the surviving or transferee Person.

      “Commission” means the United Stated Securities and Exchange Commission.

      “Common Stock” means, with respect to any Person, any Capital Stock (other than Preferred Stock) of such Person, whether outstanding on the Issue Date or issued thereafter.

      “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period, but including non-cash expenses relating to the issuance of stock options) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(4) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue consistent with past practice;

in each case, on a consolidated basis and determined in accordance with GAAP.

      Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Fixed Charges of and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company (A) in the same proportion that the Net Income of such Restricted Subsidiary was added to compute such Consolidated Net Income of the Company and (B) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

      “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

(2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equityholders;

(3) the Net Income of any Person acquired during the specified period for any period prior to the date of such acquisition shall be excluded;

(4) the cumulative effect of a change in accounting principles shall be excluded; and

(5) notwithstanding clause (1) above, the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

      “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Encore Medical or the Company, as the case may be, who:

(1) was a member of such Board of Directors on the date of the Indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

      “Credit Agreement” means that certain Credit Agreement, dated as of October 4, 2004 by and among the Company, Encore Medical, the subsidiary guarantors from time to time party thereto, Bank of America, N.A., as Administrative Agent, and the other lenders named therein providing for up to $150 million in term loan borrowings and $30 million of revolving credit borrowings, including any related Notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, supplemented, renewed, refunded, replaced, restated, refinanced or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness, regardless of whether such amendment, supplement, renewal, refunding, replacement, restatement, refinancing or modification is with the same financial institutions or otherwise or pursuant to the original credit agreement or another credit agreement.

      “Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, supplemented, renewed, refunded, replaced, restated, refinanced or modified in whole or in part from time to time.

      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The term “Disqualified Stock” shall also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is 91 days after the date on which the Notes mature.

      “Domestic Subsidiary” means any Restricted Subsidiary of the Company other than a Restricted Subsidiary that is (1) a “controlled foreign corporation” under Section 957 of the Internal Revenue Code or (2) a Subsidiary of any such controlled foreign corporation.

      “Earn-Out Obligation” means any contingent consideration based on future operating performance of the acquired entity or assets or other purchase price adjustment or indemnification obligation, payable following the consummation of an acquisition based on criteria set forth in the documentation governing or relating to such acquisition.

      “Empi Transactions” has the meaning set forth in the prospectus.

      “Encore Medical” means Encore Medical Corporation, a Delaware corporation, and its successors.

      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

      “Equity Offering” means (i) a public offer and sale of common stock (other than Disqualified Stock) of the Company pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company), (ii) any private placement of common stock (other than Disqualified Stock) of the Company to any Person other than an Affiliate of the Company or (iii) any private or public sale of common stock of Encore Medical.

      “Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture after giving effect to the application of the proceeds of the Notes and any Indebtedness under the Credit Agreement borrowed on the date of the Indenture, until such amounts are repaid.

      “Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination, unless otherwise specified, shall be conclusive if evidenced by a Board Resolution.

      “Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations (other than Hedging Obligations that are incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes); plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or a Restricted Subsidiary of the Company, multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, local and foreign statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

      “Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period.

      In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP shall be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date; and

(4) consolidated interest expense attributable to interest on any Indebtedness (whether existing or being incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period.

      “Foreign Subsidiary” means any Restricted Subsidiary of the Company incorporated in any jurisdiction outside the United States; provided that substantially all of such Restricted Subsidiary’s assets are located outside the United States.

      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

      “Government Securities” means securities that are direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged.

      “Guarantee” means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person.

      “Guarantors” means:

(1) Encore Medical;

(2) each direct or indirect Domestic Subsidiary of the Company on the date of the Indenture; and

(3) any other Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of the Indenture;

and their respective successors and assigns until released from their obligations under their Note Guarantees and the Indenture in accordance with the terms of the Indenture.

      “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements with respect to exposure to interest rates;

(2) commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements with respect to exposure to commodity prices; and

(3) foreign exchange contracts, currency swap agreements and other agreements or arrangements with respect to exposure to foreign currency exchange rates.

      “Holder” means a Person in whose name a Note is registered.

      “incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of the Company and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock (to the extent provided for when the Indebtedness or Disqualified Stock on which such interest or dividend is paid was originally issued) shall be considered an incurrence of Indebtedness; provided that in each case the amount thereof is for all other purposes included in the Fixed Charges and Indebtedness of the Company or its Restricted Subsidiary as accrued.

      “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, Notes, debentures or similar instruments;

(3) evidenced by letters of credit (or reimbursement agreements in respect thereof), but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in clause (1) or (2) above or clause (5), (6) or (8) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement;

(4) in respect of banker’s acceptances;

(5) in respect of Capital Lease Obligations and Attributable Debt;

(6) in respect of the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

(7) representing Hedging Obligations, other than Hedging Obligations that are incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder; or

(8) representing Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends.

      In addition, the term “Indebtedness” includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness shall be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness, and (y) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock, such fair market shall be determined in good faith by the Board of Directors of the issuer of such Disqualified Stock.

      The amount of any Indebtedness outstanding as of any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness;

provided that Indebtedness shall not include:

(i) any liability for federal, state, local, foreign or other taxes,

(ii) performance, surety or appeal bonds provided in the ordinary course of business,

(iii) any liability arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such liability is extinguished within five Business Days of its incurrence,

(iv) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by worker’s compensation claims and other statutory or regulatory obligations, self-insurance obligations, tender, bid, performance, governmental contract, surety or appeal bonds, standby letters of credit and warranty and contractual service obligations of like nature, trade letters of credit or documentary letters of credit, in each case to the extent incurred in the ordinary course of business of the Company or such Restricted Subsidiary,

(v) agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the

Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the principal amount does not exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition, or

(vi) any Earn-Out Obligation, except to the extent that the contingent consideration relating thereto is not paid within ten Business Days after the contingency relating thereto is resolved.

      “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans or other extensions of credit (including Guarantees, but excluding advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Company or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business), advances (excluding commission, payroll, travel and similar advances to officers, employees and independent sales agents and dealers consistent with past practices), capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

      If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Investment in such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

      “Issue Date” means the date of original issuance of the Notes under the Indenture, which was October 4, 2004.

      “Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

      “Liquidated Damages” means all liquated damages then owing pursuant to the Registration Rights Agreement.

      “Merger Agreement” means the merger agreement, dated August 8, 2004, among Encore Medical, Encore Medical Merger Sub, Inc., Empi, Inc. and MPI Holdings, LLC relating to acquisition by Encore Medical of Empi, Inc.

      “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any sale of assets outside the ordinary course of business of such Person; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

      “Net Proceeds” means the aggregate cash proceeds, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof) received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting, investment banking and brokerage fees, and sales commissions, and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) amounts required to be applied to the repayment of Indebtedness or other liabilities, secured by a Lien on the asset or assets that were the subject of such Asset Sale, or is required to be paid as a result of such sale, (4) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, (5) payments to holders of Equity Interests in a Restricted Subsidiary of the Company (other than such Equity Interests held by the Company or any of its Restricted Subsidiaries thereof) that has consummated an Asset Sale, which payments are required to be made as a result of such Asset Sale and (6) appropriate amounts to be provided by the Company or its Restricted Subsidiaries as a reserve against liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in accordance with GAAP.

      “Note Guarantee” means a Guarantee of the Notes pursuant to the Indenture.

      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

      “Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, the Controller, the Secretary or any Vice-President of such Person.

      “Officers’ Certificate” means a certificate signed on behalf of the Company by at least two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of the Indenture.

      “Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee (who may be counsel to or an employee of the Company) that meets the requirements of the Indenture.

      “Permitted Business” means any business conducted or proposed to be conducted (as described in the prospectus) by the Company and its Restricted Subsidiaries on the date of the Indenture and other businesses reasonably related or ancillary thereto.

      “Permitted Investments” means:

(1) any Investment in the Company, a Subsidiary Guarantor or a Foreign Subsidiary;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Subsidiary Guarantor or a Foreign Subsidiary; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Subsidiary Guarantor or a Foreign Subsidiary;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(5) Investments to the extent acquired in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6) Hedging Obligations that are incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(7) loans and advances made to and guarantees provided for the benefit of officers and employees of the Company and its Restricted Subsidiaries not to exceed $5 million in the aggregate at any one time outstanding;

(8) Investments in securities of trade debtors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade debtors or customers or in good faith compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates;

(9) stock, obligations or securities received in satisfaction of judgments; and

(10) other Investments in any Person that is not an Affiliate of the Company (other than a Restricted Subsidiary) having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (8) since the date of the Indenture, not to exceed the greater of (i) $25 million and (ii) 5% of total assets as set forth on the most recent quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, prepared in conformity with GAAP.

      “Permitted Liens” means:

(1) Liens on the assets of the Company and any Subsidiary Guarantor securing Senior Debt that was permitted by the terms of the Indenture to be incurred;

(2) Liens in favor of the Company or any Restricted Subsidiary;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(4) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the Company or the Restricted Subsidiary;

(5) Liens existing on the date of the Indenture and any renewals or extensions thereof;

(6) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $15 million at any one time outstanding;

(7) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that any such Lien (i) covers only the assets acquired, constructed or improved with such Indebtedness and (ii) is created within 180 days of such acquisition, construction or improvement; and

(8) Liens to secure Indebtedness of any Foreign Subsidiary permitted to be incurred under the covenant described under the caption “Certain Covenants — Incurrence of Indebtedness and Issuances of Preferred Stock” covering only assets of a Foreign Subsidiary.

      “Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted-Average Life to Maturity equal to or greater than the Weighted-Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or the Note Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(4) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu in right of payment with the Notes or any Note Guarantees, such Permitted Refinancing Indebtedness is pari passu with, or subordinated in right of payment to, the Notes or such Note Guarantees; and

(5) such Permitted Refinancing Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

      “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

      “Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions upon liquidation.

      “Replacement Assets” means (1) inventory or non-current assets that will be used or useful in a Permitted Business or (2) substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary that is a Guarantor.

      “Permitted Tax Refund Payments” means payments made to the former shareholders of Empi, Inc., as provided in the Merger Agreement from the tax refunds received by the Company or any of its Restricted Subsidiaries from the operations of Empi, Inc. and its Subsidiaries for periods prior to and including the Issue Date in an amount not to exceed the lesser of $6 million and the amount of such refunds (together with any interest paid thereon) received by the Company or any of its Restricted Subsidiaries following the Issue Date.

      “Restricted Investment” means an Investment other than a Permitted Investment.

      “Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

      “sale and leaseback transaction” means, with respect to any Person, any transaction involving any of the assets or properties of such Person whether now owned or hereafter acquired, whereby such Person sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which such Person intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

      “Significant Subsidiary” means any Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X of the Securities Act.

      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

      “Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

      “Subsidiary Guarantors” means:

(1) each direct or indirect Domestic Subsidiary of the Company on the date of the Indenture; and

(2) any other Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of the Indenture;

and their respective successors and assigns until released from their obligations under their Note Guarantees and the Indenture in accordance with the terms of the Indenture.

      “Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution in compliance with the covenant described under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” and any Subsidiary of such Subsidiary.

      “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

      “Weighted-Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion is a summary of the material U.S. federal income tax consequences of the exchange offer to holders of the outstanding notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, U.S. Treasury Regulations issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the outstanding notes and the new notes.

      This discussion is a summary for general information purposes only, is limited to the U.S. federal income tax consequences of the exchange offer to those holders who acquired the notes at original issuance, and does not consider all aspects of the outstanding notes and new notes. This discussion does not consider the impact, if any, of a holder’s personal circumstances on the tax consequences of the exchange offer to such holder. This discussion also does not address the U.S. federal income tax consequences to holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, tax exempt entities, banks, thrifts, insurance companies, persons that hold the outstanding notes as part of a “straddle,” a “hedge” against currency risk, a “conversion transaction,” or other risk reduction transaction, or persons that have a “functional currency” other than the U.S. dollar, and investors in entities treated as partnerships, pass-through entities, or entities disregarded for federal income tax purposes. In addition, this discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction or any federal estate taxes. The discussion below assumes the notes are held as capital assets within the meaning of Internal Revenue Code section 1221.

      Holders of the outstanding notes are strongly urged to consult their own tax advisors as to the specific tax consequences to them of the exchange offer and with respect to the ownership of the notes, including the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign jurisdiction, to the exchange offer in light of their particular situation.

      We have not sought and will not seek any rulings from the Internal Revenue Service with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange offer or that any such position would not be sustained.

      The exchange of the outstanding notes under the terms of the exchange offer for the new notes should not constitute a taxable exchange. As a result, (1) a holder should not recognize a taxable gain or loss as a result of exchanging outstanding notes for new notes under the terms of the exchange offer; (2) the holding period of the new notes received should include the holding period of the outstanding notes exchanged for new notes; and (3) the adjusted tax basis of the new notes would be the same as the adjusted tax basis, immediately before the exchange, of the outstanding notes exchanged for the new notes. The exchange offer is not expected to result in any United States federal income tax consequences to a nonexchanging holder.

PLAN OF DISTRIBUTION

      Based on interpretations by the staff set forth in no-action letters issued to third parties, we believe that you may resell new notes that you receive in the exchange offer to the public without further registration under the Securities Act and without delivering to your purchasers a prospectus if:,

•	you acquire the new notes in the ordinary course of your business, and

•	you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the new notes.

You may not participate in the exchange offer if you are:

•	an affiliate of ours within the meaning of Rule 405 under the Securities Act or

•	a broker-dealer that acquired outstanding notes directly from us.

If you acquire new notes in the exchange offer for the purpose of distributing or participating in a distribution of the new notes, you cannot rely on the position of the staff enunciated in Exxon Capital Holdings Corporation and similar no-action or interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, and such secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K if the resales are of new notes obtained by such holder in exchange for outstanding notes acquired by such holder directly from us or an affiliate thereof, unless an exemption from registration is otherwise available.

      As contemplated by the above no-action letters and the registration rights agreement, to participate in the exchange offer, you are required to represent to us in the letter of transmittal that you:

•	are not an affiliate of ours;

•	are not participating in, and do not intend to participate in, and have no arrangement or understanding with any person to participate in, a distribution of the outstanding notes or the new notes; and

•	are acquiring the new notes in the ordinary course of business

      Any broker-dealer who holds outstanding notes that were acquired for its own account as a result of market-making activities or other trading activities may exchange such outstanding notes for new notes pursuant to the exchange offer; however, such broker-dealer may be deemed an underwriter within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the new notes received by it in the exchange offer. The staff of the SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements by the delivery of this prospectus, as it may be amended or supplemented from time to time. We have agreed to use our reasonable best efforts to cause the registration statement, of which this prospectus is a part, to remain continuously effective for a period of up to 180 days from the date the registration statement is declared effective, and to make this prospectus, as amended or supplemented, available to any broker-dealer for resales of such notes. Any broker-dealer that receives new notes for its own account pursuant to the exchange offer will be required to acknowledge that it will deliver a prospectus in connection with any resales of such new notes. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

      We will not receive any proceeds from any sale of new notes by a broker-dealer. Registered notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealers and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker dealer that participates in a distribution of such new notes may be deemed to be an underwriter within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.

      We have agreed to pay all expenses incident to the exchange offer, other than commissions and concessions of broker-dealers, and will indemnify the holders of the outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

      Jackson Walker LLP, Austin, Texas will pass upon the validity of the new notes for us.

EXPERTS

      The consolidated financial statements of Encore Medical Corporation as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2003 financial statements refers to the adoption of the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

      The consolidated financial statements of Empi, Inc. as of December 31, 2003 and 2002 and for the years then ended, incorporated by reference in this prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      The consolidated financial statements of Empi, Inc. for the year ended December 31, 2001, incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants of Empi, Inc., as stated in their report incorporated by reference herein. For an explanation of Empi’s change in independent auditors and the risks posed to an investor in the notes, see “Risk Factors — Risks Related to Our Business — Arthur Andersen LLP, the auditor for Empi’s audited financial statements for the year ended December 31, 2001 that are incorporated by reference in this prospectus, has been found guilty of federal obstruction of justice charges, and you are unlikely to be able to exercise effective remedies against them in any legal action.”

WHERE YOU CAN FIND MORE INFORMATION

      We have filed a registration statement with the SEC under the Securities Act to register the new notes. As permitted by the SEC’s rules, this prospectus does not contain all of the information that you can find in the registration statement and its exhibits. Statements made in this prospectus concerning the contents of a contract, agreement or other document are not necessarily complete. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more compete understanding of the documents or matter involved.

      Our parent company, Encore Medical Corporation, is subject to the informational requirements of the Exchange Act, and in accordance with the requirements of the Exchange Act files reports and other information with the SEC. You may read and copy documents filed with the SEC by Encore Medical at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain the documents that Encore Medical files electronically from the SEC’s web site at http://www.sec.gov.

      We “incorporate by reference” into this prospectus certain information filed by Encore Medical with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Certain information that is subsequently filed with the SEC will automatically update and supersede information in this prospectus and in earlier filings with the SEC. We incorporate by reference the documents listed below, which have been filed with the SEC, and any future filings Encore Medical may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934; provided, however, that we are not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•	the Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

•	the Quarterly Report on Form 10-Q for the fiscal quarter ended April 3, 2004;

•	the Quarterly Report on Form 10-Q for the fiscal quarter ended July 3, 2004;

•	the Quarterly Report on Form 10-Q for the fiscal quarter ended October 2, 2004; and

•	Current Reports on Form 8-K filed on May 18, 2004, July 8, 2004, July 19, 2004, August 13, 2004, September 3, 2004, September 10, 2004, September 16, 2004 (one of two reports on the same date, excluding the report under Item 7.01), October 8, 2004 (excluding the report under Item 7.01), and November 12, 2004 (a Form 8-K/A).

      You may obtain documents incorporated by reference in this prospectus upon request from the SEC at the SEC’s Internet website described above. Documents incorporated by reference are also available from Encore without charge, excluding all exhibits, unless we have specifically incorporated by reference an exhibit in this prospectus. You may obtain documents incorporated by reference in this prospectus by contacting us at the address and telephone number below. In addition, at any time when we are not subject to the periodic reporting requirements of the Exchange Act, for so long as the notes are outstanding, we will provide the trustee with copies of annual audited financial statements prepared in accordance with U.S. generally accepted accounting principles and certified by our independent public accountants and with unaudited interim financial statements prepared in accordance with U.S. generally accepted accounting principles for each of the first three quarters of each fiscal year without any comparison to periods prior to our formation. We will furnish the trustee, upon its request, with sufficient copies of all such information to accommodate the requests of noteholders and holders of beneficial interests in the notes. While any notes remain outstanding, we will make available, upon request, to any beneficial owner and any prospective purchaser of notes the information regarding Encore Medical required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which Encore Medical is not subject to Section 13 or 15(d) of the Exchange Act. Written requests for information should be addressed to Encore Medical IHC, Inc., c/o Encore Medical Corporation, 9800 Metric Blvd., Austin, TX 78758, Attention: Corporate Secretary.

INDEX OF FINANCIAL INFORMATION

Page

EMPI, INC.
Consolidated Balance Sheets as of September 30, 2004 (unaudited) and December 31, 2003	F-2
Consolidated Statements of Operations for the Three Months and Nine Months Ended September 30, 2004 and 2003 (unaudited)	F-3
Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2004 and 2003 (unaudited)	F-4
Notes to Consolidated Financial Statements	F-5

      The historical consolidated financial statements of Encore Medical Corporation and Empi, Inc. have been incorporated by reference within the registration statement. Please refer to “Where You Can Find More Information” for a listing of the documents incorporated by reference.

      The unaudited condensed consolidated financial statements of Empi, Inc. as of September 30, 2004 and for the three- and nine-month periods ended September 30, 2004 and 2003 have been included herein.

EMPI, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2004	2003

	(Unaudited)
	(In thousands)	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$9,096	$3,115
Accounts receivable, net of allowances of $11,746 and $13,404 respectively	35,421	36,369
Inventories	15,380	13,808
Deferred income taxes	3,288	5,213
Other current assets	1,271	1,411

Total current assets	64,456	59,916
Property, plant and equipment, net	12,949	13,393
Deferred financing costs	3,725	4,266
Goodwill, net of accumulated amortization of $7,120 and $7,251, respectively	28,969	29,320
Other assets	928	757

Total assets	$111,027	$107,652

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Current portion of long-term debt	$37	$1,718
Accounts payable	5,178	5,039
Accrued compensation	5,054	3,359
Income taxes payable	2,632	1,317
Interest payable	766	874
Commissions payable	993	963
Other current liabilities	9,643	3,421

Total current liabilities	24,303	16,691
Deferred income taxes	—	1,761
Other long-term liabilities	—	228
Long-term debt, less current portion	155,089	164,381
Minority interest	659	554
Shareholders’ deficit:
Common stock, $0.01 par value:	61	61
Authorized shares — 10,000
Issued and outstanding shares — 6,191
Additional paid-in capital	(132,427)	(132,427)
Notes received for sale of common stock	(985)	(985)
Retained earnings	59,097	51,336
Accumulated other comprehensive gain:
Foreign currency translation	5,230	6,052

Total shareholders’ deficit	(69,024)	(75,963)

Total liabilities and shareholders’ deficit	$111,027	$107,652

See accompanying notes.

EMPI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2004	2003	2004	2003

	(Unaudited)		(Unaudited)

	(In thousands, except		(In thousands, except
	per share data)		per share data)
Net revenues	$39,593	$35,292	$119,322	$108,489
Cost of goods sold	13,647	12,242	42,303	36,946

Gross profit	25,946	23,050	77,019	71,543
Operating expenses:
Selling, general, and administrative	16,490	14,073	48,560	43,579
Research and development	735	546	1,997	1,876

Total operating expenses	17,225	14,619	50,557	45,455

Earnings from operations	8,721	8,431	26,462	26,088
Other income (expense):
Interest income	103	—	120	—
Interest expense	(2,151)	(1,780)	(6,199)	(5,779)
Other	(7,592)	316	(7,835)	202

Total other expense	(9,640)	(1,464)	(13,914)	(5,577)
Earnings (loss) before income taxes	(919)	6,967	12,548	20,511
Income tax expense (benefit)	(359)	2,786	4,673	7,362
Minority interest	(29)	(35)	(114)	(84)

Net earnings (loss)	$(589)	$4,146	$7,761	$13,065

Net earnings (loss) per share:
Basic	$(0.10)	$0.67	$1.25	$2.11
Diluted	$(0.10)	$0.62	$1.16	$1.96
Weighted-average shares outstanding:
Basic	6,191	6,191	6,191	6,191
Diluted	6,191	6,661	6,670	6,653

See accompanying notes.

EMPI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,

	2004	2003

	(Unaudited)
	(In thousands)
Operating activities
Net earnings	$7,761	$13,065
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and Amortization	3,670	3,197
Deferred tax provision	1,672	(674)
Amortization of deferred financing costs	541	—
Minority interest	115	84
Changes in operating assets and liabilities:
Accounts receivable	787	5,396
Inventories	(1,622)	(763)
Accounts payable and accrued expenses	1,924	(1,617)
Interest payable	18	(778)
Income taxes payable	1,353	2,854
Other	6,042	(1,075)

Net cash provided by operating activities	22,261	19,689
Investing activities
Changes to other assets	(180)	932
Purchase of property, plant and equipment	(3,294)	(3,073)

Net cash used in investing activities	(3,474)	(2,141)
Financing activities
Borrowings on long-term debt	(57)	—
Payments on long-term debt	(10,913)	(15,725)

Net cash used in financing activities	(10,970)	(15,725)
Net increase in cash and cash equivalents	7,817	1,823
Effect of exchange rate changes on cash	(1,836)	(35)
Cash and cash equivalents, beginning of year	3,115	6,732

Cash and cash equivalents, end of period	$9,096	$8,520

See accompanying notes.

EMPI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of Presentation

      The amounts set forth in the preceding financial statements of Empi, Inc. and its subsidiaries (the “Company”) are unaudited as of and for the periods ended September 30, 2004 and 2003, however, in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the results for the periods presented. Such results are not necessarily indicative of results for the full year. All significant intercompany balances and transactions have been eliminated in consolidation. The unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. The accompanying financial statements of the Company should be read in conjuction with the audited consolidated financial statements for the year ended December 31, 2003 included in Encore Medical Corporation’s Current Report on Form 8-K/A, filed with the Securities and Exchange Commission on November 12, 2004.

      On November 24, 2003, the Company consummated a $169.4 million recapitalization. As a result of the recapitalization, the Company entered into a senior secured credit facility consisting of a $165.0 million six-year term loan facility and a $25.0 million five-year revolving credit facility. The proceeds from the term loan facility and $4.4 million of cash on hand were used as follows: (1) repayment of principal and interest on the Company’s existing credit facility in the amount of $75.0 million; (2) repayment of $27.3 million for principal and interest on senior subordinated debt; (3) $58.0 million in dividends to shareholders; (4) $5.4 million in recapitalization expenses, consisting of $5.1 million in special management bonuses and $0.3 million of other expenses; and (5) $4.3 million in fees related to the recapitalization which have been capitalized as deferred financing costs. Approximately $0.6 million of the recapitalization expenses were accrued at December 31, 2003.

Reclassification

      Certain prior year items have been reclassified to conform to the current year presentation.

2.	Inventories

      Inventories are valued at the lower of cost (first-in, first-out method) or market. Inventory balances were as follows:

	September 30,	December 31,
	2004	2003

	(In thousands)
Finished goods	$11,670	$10,279
Work-in-process	663	419
Raw materials	3,047	3,110

	$15,380	$13,808

3.	Earnings Per Share

      Basic earnings per share are computed using the weighted-average common shares outstanding. Diluted earnings per share are computed using the weighted-average common shares outstanding after adjusting for potential common shares from stock options. For all periods presented, the reported net earnings were used

EMPI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

when computing basic and diluted earnings per share. A reconciliation of the shares used in the computation is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2004	2003	2004	2003

	(In thousands)
Basic weighted-average shares outstanding	6,191	6,191	6,191	6,191
Dilutive potential common shares	—	470	479	462

Diluted weighted-average shares outstanding	6,191	6,661	6,670	6,653

4.	Stock Based Compensation

      At October 2, 2004, the Company has a stock based employee compensation plan. The Company accounts for that plan under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. No stock based employee compensation cost is reflected in net earnings as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net earnings if the Company had applied the fair value recognition provision of FASB Statement 123, Accounting for Stock Based Compensation, to stock based employee compensation.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2004	2003	2004	2003

	(In thousands, except per share data)
Net earnings (loss), as reported	$(589)	$4,146	$7,761	$13,065
Deduct: total stock based employee compensation expense determined under fair value based method for all awards	(34)	(94)	(67)	(156)

Pro forma net earnings (loss)	$(623)	$4,052	$7,694	$12,909

Net earnings (loss) per share:
Basic — as reported	$(0.10)	$0.67	$1.25	$2.11
Basic — pro forma	$(0.10)	$0.65	$1.24	$2.09
Diluted — as reported	$(0.10)	$0.62	$1.16	$1.96
Diluted — pro forma	$(0.10)	$0.61	$1.15	$1.94

5.	Long-Term Debt

      Long-term borrowings consist of the following:

	September 30,	December 31,
	2004	2003

	(In thousands)
Term loan facility and revolving credit facility	$154,088	$165,000
Notes payable	1,038	1,099

	155,126	166,099
Less current maturities	(37)	(1,718)

	$155,089	$164,381

EMPI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In November 2003, the Company entered into a new senior secured credit facility which requires periodic principal and interest payments. The term loan facility of $165.0 million has a six-year term with principal payments due quarterly beginning March 31, 2004 and bears interest at the option of the Company at the Eurodollar rate plus 3.0% or the greater of prime or the federal funds effective rate plus 2.0%. Interest is payable no less than one month and no more than three months from the date the interest rates are set. As of September 30, 2004, the outstanding balance on the term loan facility was approximately $154.1 million with an interest rate of 4.30%.

      The $25.0 million revolving credit facility expires November 24, 2008 and is available to fund working capital and general corporate purposes, including financing of acquisitions, investments and strategic alliances. Outstanding borrowings bear interest, at the option of the Company, at the Eurodollar rate plus 2.5% or the greater of prime or the federal funds effective rate plus 1.5%. Interest is generally paid on a quarterly basis. There is a commitment fee equal to 0.5% of the average daily amount of the available revolving commitment payable quarterly. At September 30, 2004, there was no amount outstanding on the revolving credit facility.

6.	Segment Information

      The Company operates as one reportable segment, the manufacturing and distribution of non-invasive medical and rehabilitation devices and related accessories. In management’s on-going evaluation of the results and operations, it reviews and analyzes net revenues; gross margin; new contracts; percentage conversion of product rental to purchase by product type; cash collected; aging of receivables; inventory turns; and bad debt write-offs. The Company’s chief operating decision makers used consolidated results to make operating and strategic decisions. Net revenue from the United States and foreign sources (primarily Europe) was as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2004	2003	2004	2003

	(In thousands)
Domestic	$29,702	$27,502	$88,127	$82,403
Germany	7,555	6,786	27,259	23,233
Other international	2,336	1,004	3,936	2,853

Total	$39,593	$35,292	$119,322	$108,489

      Net revenues by product category were as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2004	2003	2004	2003

	(In thousands)
Electrotherapy	$19,421	$17,206	$57,447	$52,192
Orthotics and continuous passive motion	10,303	8,770	32,072	28,706
Iontophoresis	4,516	5,028	14,168	15,041
RME catalog and other products	5,353	4,288	15,635	12,550

Total	$39,593	$35,292	$119,322	$108,489

7.	Subsequent Event

      On October 4, 2004, the Company was sold to a wholly owned subsidiary of Encore Medical Corporation. The consideration received in connection with the acquisition consisted of approximately $172.7 million payable to the Company’s common stockholders and option holders in cash, along with eight million shares of Encore Medical Corporation’s common stock, plus the repayment of approximately

EMPI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$154.1 million of the Company’s outstanding debt (less available cash on hand), plus an estimated $8.8 million in purchase costs, for a total purchase price of approximately $368.9 million. The cash portion of the acquisition consideration is subject to adjustment based upon an audited balance sheet as of the closing date. The parties have paid into an escrow account $5 million of the cash portion of the acquisition consideration to fund any downward post-closing adjustments. The eight million shares of Encore’s common stock representing the stock portion of the consideration paid to the Company’s stockholders are being held in escrow for one year after closing to secure indemnification claims that may be asserted by Encore.

INFORMATION CONCERNING GUARANTOR AND NON-GUARANTOR SUBSIDIARIES

      Following the consummation of the acquisition, Empi and Empi’s subsidiaries became subsidiaries of the Issuer. However, only Empi and its domestic subsidiaries (collectively, the “Empi guarantors”), along with Encore Medical Corporation and the domestic subsidiaries of Encore Medical IHC, Inc., guarantee the notes. The foreign subsidiaries of Empi and Encore Medical IHC, Inc. do not guarantee the notes.

      As all nonguarantor subsidiaries of Encore Medical Corporation existing prior to the date of the Empi acquisition were minor, consolidating schedules detailing the applicable balances for guarantors and nonguarantors for Encore Medical Corporation have not been presented herein. In connection with the filing of Encore Medical Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, the applicable consolidating schedules will be included within the footnotes to the consolidated financial statements.

      The following consolidating schedules present condensed financial information of the Empi guarantors and the subsidiaries of Empi that are non-guarantors as of and for the periods presented below.

EMPI, INC. AND SUBSIDIARIES

UNAUDITED STATEMENT OF OPERATIONS

For the Twelve Months Ended December 31, 2003

		Non-
	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
Net revenues	$118,217	$38,226	$(5,918)	$150,525
Cost of goods sold	38,534	18,929	(5,517)	51,946

Gross profit	79,683	19,297	(401)	98,579
Operating expenses
Selling, general and administrative	46,182	12,649	—	58,831
Research and development	1,442	967	—	2,409
Recapitalization expense	5,408	—	—	5,408

Total operating expenses	53,032	13,616	—	66,648

Operating income	26,651	5,681	(401)	31,931
Interest income	952	—	(788)	164
Interest expense	(8,000)	(779)	785	(7,994)
Other income (expenses)	(2,833)	319	3	(2,511)

Total other income (expenses)	(9,881)	(460)	—	(10,341)

Earnings before income taxes	16,770	5,221	(401)	21,590
Income tax expense	6,289	1,891	—	8,180
Minority interests	—	(127)	—	(127)

Net earnings	$10,481	$3,203	$(401)	$13,283

EMPI, INC. AND SUBSIDIARIES

UNAUDITED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2004

		Non-
	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
Net revenues	$90,379	$32,791	$(3,848)	$119,322
Cost of goods sold	31,144	15,218	(4,059)	42,303

Gross profit	59,235	17,573	211	77,019
Operating expenses
Selling, general and Administrative	37,400	11,160	—	48,560
Research and development	1,053	944	—	1,997

Total operating expenses	38,453	12,104	—	50,557

Operating income	20,782	5,469	211	26,462
Interest income	640	(520)	—	120
Interest expense	(6,243)	44	—	(6,199)
Other income (expenses)	(8,759)	924	—	(7,835)

Total other income (expenses)	(14,362)	448	—	(13,914)

Earnings before income taxes	6,420	5,917	211	12,548
Income tax expense	2,407	2,186	80	4,673
Minority interests	—	(114)	—	(114)

Net earnings	$4,013	$3,617	$131	$7,761

EMPI, INC. AND SUBSIDIARIES

UNAUDITED BALANCE SHEET

As of September 30, 2004

		Non-
	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$6,027	$3,069	—	$9,096
Accounts receivable, net	29,596	8,448	$(2,623)	35,421
Inventories, net	12,744	2,684	(48)	15,380
Deferred income taxes	4,829	1,649	(3,190)	3,288
Other	935	336	—	1,271

Total current assets	54,131	16,186	(5,861)	64,456
Net fixed assets	7,692	7,535	(2,278)	12,949
Deferred financing charges	3,725	—	—	3,725
Goodwill (net of accumulated amortization)	3,964	25,005	—	28,969
Investment in Subsidiary	10,677	—	(10,677)	—
Intercompany Receivable	14,785	—	(14,785)	—
Other assets	583	399	(54)	928

Total assets	$95,557	$49,125	$(33,655)	$111,027

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Current portion of long-term debt	—	$37	—	$37
Accounts payable	$5,721	2,079	$(2,622)	5,178
Accrued compensation	3,533	1,521	—	5,054
Income taxes payable	469	2,163	—	2,632
Interest payable	766	54	(54)	766
Commissions payable	993	—	—	993
Other current liabilities	7,256	2,387	—	9,643

Total current liabilities	18,738	8,241	(2,676)	24,303
Long term debt, less current portion	155,026	14,847	(14,784)	155,089
Minority interests	—	659	—	659
Shareholders’ deficit
Common stock, $0.01 par value	61	24	(24)	61
Additional paid in capital	(132,427)	10,652	(10,652)	(132,427)
Notes received for sale of common stock	(985)	—	—	(985)
Retained earnings	55,144	6,360	(2,407)	59,097
Foreign currency translation	—	8,342	(3,112)	5,230

Total shareholders’ deficit	(78,207)	25,378	(16,195)	(69,024)

Total liabilities and shareholders’ deficit	$95,557	$49,125	$(33,655)	$111,027

EMPI, INC. AND SUBSIDIARIES

UNAUDITED BALANCE SHEET

As of December 31, 2003

		Non-
	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$470	$2,645	—	$3,115
Accounts receivable, net	29,495	8,794	$(1,920)	36,369
Inventories, net	11,120	2,807	(119)	13,808
Deferred income taxes	6,942	2,062	(3,791)	5,213
Other	863	548	—	1,411

Total current assets	48,890	16,856	(5,830)	59,916
Net fixed assets	7,450	8,370	(2,427)	13,393
Deferred financing charges	4,266	—	—	4,266
Goodwill (net of accumulated amortization)	3,854	25,466	—	29,320
Investment in Subsidiary	10,677	—	(10,677)	—
Intercompany Receivable	18,734	—	(18,734)	—
Other assets	741	261	(245)	757

Total assets	$94,612	$50,953	$(37,913)	$107,652

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Current portion of long-term debt	$1,650	$68	—	$1,718
Accounts payable	4,767	2,210	$(1,938)	5,039
Accrued compensation	2,167	1,192	—	3,359
Income taxes payable	(787)	2,104	—	1,317
Interest payable	874	245	(245)	874
Commissions payable	963	—	—	963
Other current liabilities	1,111	2,310	—	3,421

Total current liabilities	10,745	8,129	(2,183)	16,691
Deferred income taxes	1,761	—	—	1,761
Other long-term liabilities	228	—	—	228
Long term debt, less current portion	164,289	18,826	(18,734)	164,381
Minority interests	—	554	—	554
Shareholders’ deficit
Common stock, $0.01 par value	61	24	(24)	61
Additional paid in capital	(132,427)	10,652	(10,652)	(132,427)
Notes received for sale of common stock	(985)	—	—	(985)
Retained earnings	51,081	2,793	(2,538)	51,336
Foreign currency translation	—	9,975	(3,782)	6,193
Unrealized loss on derivatives	(141)	—	—	(141)

Total shareholders’ deficit	(82,411)	23,444	(16,996)	(75,963)

Total liabilities and shareholders’ deficit	$94,612	$50,953	$(37,913)	$107,652

ANNEX A

Exhibit 99.1

LETTER OF TRANSMITTAL

To Tender
Outstanding 9 3/4% Senior Subordinated Notes due 2012
of
ENCORE MEDICAL IHC, INC.
Pursuant to the Exchange Offer and Prospectus dated                     , 2005

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                     , 2005 (THE “EXPIRATION DATE”), UNLESS THE EXCHANGE OFFER IS EXTENDED BY THE COMPANY.

The Exchange Agent for the Exchange Offer is:

Wells Fargo Bank, N.A.

Corporate Trust Operations

Sixth and Marquette
MAC N9303-121
Minneapolis, MN 55479
Facsimile: (612) 667-4927
Telephone: (800) 344-5128

IF YOU WISH TO EXCHANGE CURRENTLY OUTSTANDING 9 3/4% SENIOR SUBORDINATED

NOTES DUE 2012 (THE “OUTSTANDING NOTES”) FOR AN EQUAL AGGREGATE PRINCIPAL
AMOUNT OF NEW 9 3/4% SENIOR SUBORDINATED NOTES DUE 2012 PURSUANT TO
THE EXCHANGE OFFER, YOU MUST VALIDLY TENDER (AND NOT WITHDRAW)
OUTSTANDING NOTES TO THE EXCHANGE AGENT PRIOR TO 5:00 P.M., NEW YORK
CITY TIME, ON THE EXPIRATION DATE BY CAUSING AN AGENT’S MESSAGE TO
BE RECEIVED BY THE EXCHANGE AGENT PRIOR TO SUCH TIME.

      The undersigned hereby acknowledges receipt and review of the Prospectus, dated                     , 2005 (the “Prospectus”), of Encore Medical IHC, Inc., a Delaware corporation (the “Company”), and this Letter of Transmittal (the “Letter of Transmittal”), which together describe the Company’s offer (the “Exchange Offer”) to exchange its 9 3/4% Senior Subordinated Notes due 2012 (the “New Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its issued and outstanding 9 3/4% Senior Subordinated Notes due 2012 (the “Outstanding Notes”). Capitalized terms used but not defined herein have the respective meanings given to them in the Prospectus.

      The Company reserves the right, at any time or from time to time, to extend the Exchange Offer at its discretion, in which event the term “Expiration Date” shall mean the latest date to which the Exchange Offer is extended. The Company shall notify the Exchange Agent and each registered holder of the Outstanding Notes of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

      This Letter of Transmittal is to be used by holders of the Outstanding Notes. Tender of Outstanding Notes is to be made according to the Automated Tender Offer Program (“ATOP”) of the Depository Trust Company (“DTC”) pursuant to the procedures set forth in the prospectus under the caption “The Exchange Offer — Procedures for Tendering.” DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent’s DTC account. DTC will then send a computer generated message known as an “agent’s message” to the exchange agent for its acceptance. For you to validly tender your Outstanding Notes in the Exchange

Offer, the Exchange Agent must receive, prior to the Expiration Date, an agent’s message under the ATOP procedures that confirms that:

•	DTC has received your instructions to tender your Outstanding Notes; and

•	You agree to be bound by the terms of this Letter of Transmittal.

      By using the ATOP procedures to tender outstanding notes, you will not be required to deliver this Letter of Transmittal to the Exchange Agent. However, you will be bound by its terms, and you will be deemed to have made the acknowledgments and the representations and warranties it contains, just as if you had signed it.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

      1. By tendering Outstanding Notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

      2. By tendering Outstanding Notes in the Exchange Offer, you represent and warrant that you have full authority to tender the Outstanding Notes described above and will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the tender of Outstanding Notes.

      3. You understand that the tender of the Outstanding Notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between you and the Company as to the terms and conditions set forth in the Prospectus.

      4. By tendering Outstanding Notes in the Exchange Offer, you acknowledge that the Exchange Offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the “SEC”), including Exxon Capital Holdings Corp., SEC No-Action Letter (available April 13, 1989), Morgan Stanley & Co., Inc., SEC No-Action Letter (available June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (available July 2, 1993), that the New Notes issued in exchange for the Outstanding Notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than a broker-dealer who purchased Outstanding Notes exchanged for such New Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act of 1933, as amended (the “Securities Act”) and any such holder that is an “affiliate” of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders’ business and such holders are not participating in, and have no arrangement with any person to participate in, the distribution of such New Notes.

      5. By tendering Outstanding Notes in the Exchange Offer, you represent and warrant that:

a. the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of your business, whether or not you are the holder;

b. neither you nor any such other person is engaging in or intends to engage in a distribution of such New Notes;

c. neither you nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes; and

d. neither the holder nor any such other person is an “affiliate,” as such term is defined under Rule 405 promulgated under the Securities Act, of the Company.

      6. You may, if you are unable to make all of the representations and warranties contained in Item 5 above and as otherwise permitted in the Registration Rights Agreement (as defined below), elect to have your Outstanding Notes registered in the shelf registration statement described in the Registration Rights Agreement, dated as of October 4, 2004 (the “Registration Rights Agreement”), by and among the Company, the Subsidiary Guarantors (as defined therein) and the Initial Purchasers (as defined therein). Such election may be made only by notifying the Company in writing at 9800 Metric Blvd., Austin, TX 78758, Attention: Harry L. Zimmerman. By making such election, you agree, as a holder of Outstanding Notes participating in a shelf registration, to indemnify and hold harmless the Company, the Guarantors and their respective officers, directors, partners, employees, representatives and agents, and any person controlling the Company and the Guarantors within the meaning of either the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the respective officers, directors, partners, employees, representatives and agents of each such person from and against any and all losses, claims, damages or liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any shelf registration statement or prospectus, or in any supplement thereto or amendment thereof, or caused by the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; but only with respect to information relating to the undersigned furnished in writing by or on behalf of the undersigned expressly for use in a shelf registration statement, a prospectus or any amendments or supplements thereto. Any such indemnification shall be governed by the terms and subject to the conditions set forth in the Registration Rights Agreement, including, without limitation, the provisions regarding notice, retention of counsel, contribution and payment of expenses set forth therein. The above summary of the indemnification provision of the Registration Rights Agreement is not intended to be exhaustive and is qualified in its entirety by the Registration Rights Agreement.

      7. If you are a broker-dealer that will receive New Notes for its own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities, you acknowledge, by tendering Outstanding Notes in the Exchange Offer, that you will deliver a prospectus in connection with any resale of such New Notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act. If you are a broker-dealer and Outstanding Notes held for your own account were not acquired as a result of market-making or other trading activities, such Outstanding Notes cannot be exchanged pursuant to the Exchange Offer.

      8. Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives of the undersigned.

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

      1. Book-Entry Confirmations.

      Any confirmation of a book-entry transfer to the Exchange Agent’s account at DTC of Outstanding Notes tendered by book-entry transfer (a “Book-Entry Confirmation”), as well as an agent’s message, and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to 5:00 P.M., New York City time, on the Expiration Date.

      2. Partial Tenders.

      Tenders of Outstanding Notes will be accepted only in integral multiples of $1,000. The entire principal amount of Outstanding Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of all Outstanding Notes is not tendered, then Outstanding Notes for the principal amount of Outstanding Notes not tendered and Notes issued in exchange for any Outstanding Notes accepted will be delivered to the holder via the facilities of DTC promptly after the Outstanding Notes are accepted for exchange.

      3. Validity of Tenders.

      All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Outstanding Notes will be determined by the Company, in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Outstanding Notes. The Company’s interpretation of the terms and conditions of the Exchange Offer (including the instructions on this Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Outstanding Notes, neither the Company, the Exchange Agent, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of Outstanding Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Outstanding Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders via the facilities of DTC, as soon as practicable following the Expiration Date.

      4. Waiver of Conditions.

      The Company reserves the absolute right to waive, in whole or part, any of the conditions to the Exchange Offer set forth in the Prospectus or in this Letter of Transmittal.

      5. No Conditional Tender.

      No alternative, conditional, irregular or contingent tender of Outstanding Notes will be accepted.

      6. Request for Assistance or Additional Copies.

      Requests for assistance or for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Exchange Agent at the address or telephone number set forth on the cover page of this Letter of Transmittal. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

      7. Withdrawal.

      Tenders may be withdrawn only pursuant to the limited withdrawal rights set forth in the Prospectus under the caption “Exchange Offer — Withdrawal of Tenders.”

      8. No Guarantee of Late Delivery.

      There is no procedure for guarantee of late delivery in the Exchange Offer.

      IMPORTANT: By using the ATOP procedures to tender outstanding notes, you will not be required to deliver this Letter of Transmittal to the Exchange Agent. However, you will be bound by its terms, and you will be deemed to have made the acknowledgments and the representations and warranties it contains, just as if you had signed it.

      Until                     , 2005, all dealers that effect transactions in the new notes, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers

Delaware General Corporation Law

      We refer you to Section 145 of the Delaware General Corporation Law, which permits indemnification of, and advancement of expenses to, directors, officers, employees and agents of a corporation under certain conditions and subject to certain limitations, as set forth below. Such indemnification and advancement of expenses may be continued even if a person ceases to serve as a director, officer, employee or agent of the corporation and may inure to such person’s heirs, executors or administrators. Section numbers in this Item 20 refer to the Delaware General Corporation Law.

      Section 145(a) empowers a corporation to indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of a corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or any other enterprise if he is or was serving such enterprise at the request of the corporation. A corporation may indemnify such person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action, suit or proceeding, if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, does not of itself create a presumption, that the person to be indemnified did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of a criminal action, that he had reasonable cause to believe his conduct was unlawful.

      Under Section 145(b), the indemnification a corporation may offer is extended to include indemnification for expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of an action by or in the right of a corporation, to procure a judgment in its favor, as long as the director, officer, employee or agent to be indemnified acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that such indemnification may not be extended to cover any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery, or such other court in which the action, suit or proceeding was brought, shall determine upon application that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. In addition, Section 145(c) provides for mandatory indemnification by a corporation, including indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by a director or officer of the corporation, in the event that such person is successful on the merits or in defense of any action, suit or proceeding referred to in Sections 145(a) or (b), or in defense of any claim, issue or matter therein.

      A corporation may indemnify a director, officer, employee or agent only as authorized in the specific instance and only upon a determination that indemnification is proper, given the facts and circumstances, because that person has met the applicable standard of conduct set forth in Sections 145(a) and (b). Section 145(d) states that such a determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though the directors able to vote do not constitute a quorum; (2) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum; (3) in the absence of any directors able to vote or at the direction of such directors, by independent legal counsel in a written opinion; or (4) by the stockholders of the corporation.

      Pursuant to Section 145(e), a corporation may pay expenses incurred by an officer or director defending a civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt from such person or from another on behalf of such person, an undertaking to repay any amount paid in advance if that person is ultimately determined not to be entitled to indemnification. Expenses incurred by former directors and officers or other employees and agents may be so paid upon terms and conditions deemed appropriate by the corporation. Pursuant to Section 145(k), the Delaware Court of Chancery is vested with exclusive jurisdiction to hear all actions for advancement of expenses and may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

      Under Section 145(f), the indemnification and advancement of expenses provided by or granted pursuant to Section 145 is not to be deemed exclusive of the other rights persons seeking indemnification or advancement of expenses may have under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to actions taken in such person’s official capacity and as to actions taken in another capacity while holding such office.

      Section 145(g) grants a corporation power to purchase and maintain insurance covering any person who is or was a director, officer, employee or agent of the corporation or who is or was serving in such capacity for another corporation, partnership, joint venture, trust or other enterprise at the request of the corporation, which policy may insure any liability asserted against the insured in any such capacity, or arising out of his status, regardless of whether the corporation would otherwise have the power under Section 145 to indemnify him against such liability.

      Section 145(h) states that the power to indemnify granted to any “corporation” extends to any constituent corporation absorbed in a consolidation or merger which, had its separate existence continued, would have been authorized to extend indemnification to its officers, directors, agents and employees. Pursuant to Section 145(i), employee benefit plans are covered as “other enterprises” and “serving at the request of the corporation” includes service as a director, officer, employee or agent of the corporation, which imposes duties on or involves services by, such person with respect to an employee benefit plan, its beneficiaries or participants.

      The Delaware Court of Chancery is vested with exclusive jurisdiction to hear and determine actions for indemnification or advancement of expenses brought under Section 145 or under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Certificate of Incorporation and Bylaws

      Our Certificate of Incorporation, as amended, provides, in Article Eight, for indemnification to the fullest extent permitted by Delaware law, specifically providing for the advancement of expenses in accordance with Section 145(e). Moreover, our Certificate of Incorporation provides that our directors shall not be liable to us or our stockholders for monetary damages for breach of a fiduciary duty as a director, except for liability for any breach of that director’s duty of loyalty to us or our stockholders, acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, violations of Section 174 of the Delaware General Corporation Law, which regulates directors’ liability for unlawful payments of dividends and unlawful stock purchases and redemptions, and liability for any actions from which the director derived an improper personal benefit.

      Our Bylaws, as currently in effect, set forth the provisions of Section 145 and, thus, also provide for indemnification to the full extent of Delaware law.

Insurance

      We currently maintain an insurance policy providing reimbursement of indemnification payments to directors and officers of the registrant and reimbursement of certain liabilities incurred by our directors and officers in their capacities as such, to the extent they are not indemnified by us.

Item 21.	Exhibits and Financial Statement Schedules

      (a) The following exhibits are filed herewith:

Exhibit
No.	Description

2.1	Agreement and Plan of Merger dated August 8, 2004 among Encore Medical Corporation, Encore Medical Merger Sub, Inc., Empi, Inc., MPI Holdings, LLC, and principal shareholders of Empi, Inc. named therein(1)
3.1	Certificate of Incorporation of Encore Medical IHC, Inc., as amended*
3.2	Bylaws of Encore Medical IHC, Inc.*
4.1	Investors’ Rights Agreement between Encore and the Initiating Holders dated June 12, 2001(2)
4.2	Amendment No. 1 dated February 8, 2002 to Investors’ Rights Agreement between Encore and the Initiating Holders dated June 12, 2001(3)
4.3	Credit Agreement among Encore Medical IHC, Inc., Encore Medical Corporation, Bank of America, N.A., Banc of America Securities LLC, and a syndicate of banks, financial institutions and other institutional lenders party thereto, dated as of October 4, 2004(4)
4.4	Indenture dated October 4, 2004 among Encore Medical IHC, Inc., as issuer, its domestic subsidiaries and Encore Medical Corporation, as guarantors, and Wells Fargo Bank, N.A., as trustee(1)
4.5	Registration Rights Agreement dated October 4, 2004 among Encore Medical IHC, Inc., the signatories named therein as guarantors, Banc of America Securities LLC and First Albany Capital Inc.(1)
4.6	Investor Rights Agreement among Encore Medical Corporation and certain Empi principal shareholders dated October 4, 2004*
5.1	Opinion of Jackson Walker L.L.P. as to validity of notes*
12.1	Statements Regarding Computation of Ratios of Earnings to Fixed Charges*
21.1	Subsidiaries of Encore*
23.1	Consent of KPMG LLP*
23.2	Consent of Ernst & Young LLP*
23.3	Consent of Jackson Walker L.L.P. (included in Exhibit 5.1)*
24.1	Power of Attorney (included on signature pages of this registration statement)*
25.1	Statement of Eligibility of Trustee*
99.1	Form of Letter of Transmittal (included in this prospectus as Annex A)*

*	Filed herewith

(1)	Filed as an exhibit to Encore Medical Corporation’s Current Report on Form 8-K filed October 8, 2004 (No. 000-26538) and incorporated by reference herein

(2)	Filed as an exhibit to Encore Medical Corporation’s definitive proxy statement filed May 9, 2001 (No. 000-26538) and incorporated by reference herein

(3)	Filed as an exhibit to Encore Medical Corporation’s Current Report on Form 8-K filed February 25, 2002 (No. 000-26538) and incorporated by reference herein

(4)	Filed as an exhibit to Encore Medical Corporation’s Quarterly Report on Form 10-Q filed November 15, 2004 (No. 000-26538) and incorporated by reference herein

      (b) Financial Statements Schedules

      The financial statement schedules required to be included pursuant to this Item are not included herein because they are not applicable or the required information is shown in the financial information included or incorporated by reference herein.

Item 22.	Undertakings

      (a) Each undersigned registrant hereby undertakes that, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (b) Each undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (c) Each undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

      (d) Each undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (e) Each undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Encore Medical IHC, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Austin, Texas, on December 30, 2004.

ENCORE MEDICAL IHC, INC.

By:	/s/ KENNETH W. DAVIDSON

Kenneth W. Davidson
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harry L. Zimmerman and Kenneth W. Davidson, and each or either one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ KENNETH W. DAVIDSON Kenneth W. Davidson	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	December 30, 2004

/s/ WILLIAM W. BURKE William W. Burke	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer), Director	December 30, 2004

/s/ HARRY L. ZIMMERMAN Harry L. Zimmerman	Director	December 30, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Encore Medical Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Austin, Texas, on December 30, 2004.

ENCORE MEDICAL CORPORATION

By:	/s/ KENNETH W. DAVIDSON

Kenneth W. Davidson
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harry L. Zimmerman and Kenneth W. Davidson, and each or either one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ KENNETH W. DAVIDSON Kenneth W. Davidson	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	December 30, 2004

/s/ WILLIAM W. BURKE William W. Burke	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	December 30, 2004

/s/ JOEL KANTER Joel Kanter	Director	December 30, 2004

/s/ RICHARD MARTIN Richard Martin	Director	December 30, 2004

Zubeen Shroff	Director

Signature	Title	Date

/s/ BRUCE WESSON Bruce Wesson	Director	December 30, 2004

/s/ ALASTAIR CLEMOW Alastair Clemow	Director	December 30, 2004

/s/ KAREN OSAR Karen Osar	Director	December 30, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Empi, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Austin, Texas, on December 30, 2004.

EMPI, INC.

By:	/s/ KENNETH W. DAVIDSON

Kenneth W. Davidson
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harry L. Zimmerman and Kenneth W. Davidson, and each or either one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ KENNETH W. DAVIDSON Kenneth W. Davidson	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	December 30, 2004

/s/ PATRICK D. SPANGLER Patrick D. Spangler	Chief Financial Officer (Principal Financial and Accounting Officer)	December 30, 2004

/s/ WILLIAM W. BURKE William W. Burke	Director	December 30, 2004

/s/ HARRY L. ZIMMERMAN Harry L. Zimmerman	Director	December 30, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Empi Corp. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Austin, Texas, on December 30, 2004.

EMPI CORP.

By:	/s/ KENNETH W. DAVIDSON

Kenneth W. Davidson
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harry L. Zimmerman and Kenneth W. Davidson, and each or either one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ KENNETH W. DAVIDSON Kenneth W. Davidson	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	December 30, 2004

/s/ PATRICK D. SPANGLER Patrick D. Spangler	Chief Financial Officer (Principal Financial and Accounting Officer)	December 30, 2004

/s/ WILLIAM W. BURKE William W. Burke	Director	December 30, 2004

/s/ HARRY L. ZIMMERMAN Harry L. Zimmerman	Director	December 30, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Empi Sales Corp. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Austin, Texas, on December 30, 2004.

EMPI SALES CORP.

By:	/s/ KENNETH W. DAVIDSON

Kenneth W. Davidson
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harry L. Zimmerman and Kenneth W. Davidson, and each or either one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ KENNETH W. DAVIDSON Kenneth W. Davidson	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	December 30, 2004

/s/ PATRICK D. SPANGLER Patrick D. Spangler	Chief Financial Officer (Principal Financial and Accounting Officer)	December 30, 2004

/s/ WILLIAM W. BURKE William W. Burke	Director	December 30, 2004

/s/ HARRY L. ZIMMERMAN Harry L. Zimmerman	Director	December 30, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Encore Medical GP, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Austin, Texas, on December 30, 2004.

ENCORE MEDICAL G. P., INC.

By:	/s/ KENNETH W. DAVIDSON

Kenneth W. Davidson
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harry L. Zimmerman and Kenneth W. Davidson, and each or either one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ KENNETH W. DAVIDSON Kenneth W. Davidson	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	December 30, 2004

/s/ WILLIAM W. BURKE William W. Burke	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer), Director	December 30, 2004

/s/ HARRY L. ZIMMERMAN Harry L. Zimmerman	Director	December 30, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Encore Medical Asset Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Austin, Texas, on December 30, 2004.

ENCORE MEDICAL ASSET CORPORATION

By:	/s/ KENNETH W. DAVIDSON

Kenneth W. Davidson
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harry L. Zimmerman and Kenneth W. Davidson, and each or either one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ KENNETH W. DAVIDSON Kenneth W. Davidson	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	December 30, 2004

/s/ WILLIAM W. BURKE William W. Burke	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer), Director	December 30, 2004

/s/ HARRY L. ZIMMERMAN Harry L. Zimmerman	Director	December 30, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Encore Medical, L.P. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Austin, Texas, on December 30, 2004.

ENCORE MEDICAL, L.P.

By: Encore Medical G. P., Inc., its general partner

By:	/s/ KENNETH W. DAVIDSON

Kenneth W. Davidson
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harry L. Zimmerman and Kenneth W. Davidson, and each or either one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ KENNETH W. DAVIDSON Kenneth W. Davidson	Chairman of the Board and Chief Executive Officer (Principal Executive Officer) of Encore Medical G. P., Inc.	December 30, 2004

/s/ WILLIAM W. BURKE William W. Burke	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer), Director of Encore Medical G. P., Inc.	December 30, 2004

/s/ HARRY L. ZIMMERMAN Harry L. Zimmerman	Director of Encore Medical G. P., Inc.	December 30, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Encore Medical Partners, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Austin, Texas, on December 30, 2004.

ENCORE MEDICAL PARTNERS, INC.

By:	/s/ KENNETH W. DAVIDSON

Kenneth W. Davidson
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harry L. Zimmerman and Kenneth W. Davidson, and each or either one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ KENNETH W. DAVIDSON Kenneth W. Davidson	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	December 30, 2004

/s/ WILLIAM W. BURKE William W. Burke	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer), Director	December 30, 2004

/s/ HARRY L. ZIMMERMAN Harry L. Zimmerman	Director	December 30, 2004

EXHIBIT INDEX

Exhibit
No.	Description

2.1	Agreement and Plan of Merger dated August 8, 2004 among Encore Medical Corporation, Encore Medical Merger Sub, Inc., Empi, Inc., MPI Holdings, LLC, and principal shareholders of Empi, Inc. named therein(1)
3.1	Certificate of Incorporation of Encore Medical IHC, Inc., as amended*
3.2	Bylaws of Encore Medical IHC, Inc.*
4.1	Investors’ Rights Agreement between Encore and the Initiating Holders dated June 12, 2001(2)
4.2	Amendment No. 1 dated February 8, 2002 to Investors’ Rights Agreement between Encore and the Initiating Holders dated June 12, 2001(3)
4.3	Credit Agreement among Encore Medical IHC, Inc., Encore Medical Corporation, Bank of America, N.A., Banc of America Securities LLC, and a syndicate of banks, financial institutions and other institutional lenders party thereto, dated as of October 4, 2004(4)
4.4	Indenture dated October 4, 2004 among Encore Medical IHC, Inc., as issuer, its domestic subsidiaries and Encore Medical Corporation, as guarantors, and Wells Fargo Bank, N.A., as trustee(1)
4.5	Registration Rights Agreement dated October 4, 2004 among Encore Medical IHC, Inc., the signatories named therein as guarantors, Banc of America Securities LLC and First Albany Capital Inc.(1)
4.6	Investor Rights Agreement among Encore Medical Corporation and certain Empi principal shareholders dated October 4, 2004*
5.1	Opinion of Jackson Walker L.L.P. as to validity of notes*
12.1	Statements Regarding Computation of Ratios of Earnings to Fixed Charges*
21.1	Subsidiaries of Encore*
23.1	Consent of KPMG LLP*
23.2	Consent of Ernst & Young LLP*
23.3	Consent of Jackson Walker L.L.P. (included in Exhibit 5.1)*
24.1	Power of Attorney (included on signature pages of this registration statement)*
25.1	Statement of Eligibility of Trustee*
99.1	Form of Letter of Transmittal (included in this prospectus as Annex A)*

*	Filed herewith

(1)	Filed as an exhibit to Encore Medical Corporation’s Current Report on Form 8-K filed October 8, 2004 (No. 000-26538) and incorporated by reference herein

(2)	Filed as an exhibit to Encore Medical Corporation’s definitive proxy statement filed May 9, 2001 (No. 000-26538) and incorporated by reference herein

(3)	Filed as an exhibit to Encore Medical Corporation’s Current Report on Form 8-K filed February 25, 2002 (No. 000-26538) and incorporated by reference herein

(4)	Filed as an exhibit to Encore Medical Corporation’s Quarterly Report on Form 10-Q filed November 15, 2004 (No. 000-26538) and incorporated by reference herein